Exhibit 2.1

UNIT PURCHASE AND CONTRIBUTION AGREEMENT

BY AND AMONG

EXCO RESOURCES, INC.,

EXCO OPERATING COMPANY, LP,

EXCO/HGI JV ASSETS, LLC

AND

HGI ENERGY HOLDINGS, LLC

DATED AS OF NOVEMBER 5, 2012

ANNEXES:

Annex A	—	Adjustment Schedule

EXHIBITS:

Exhibit A-1(A)	—	Vernon Leases
Exhibit A-1(B)	—	ETX Leases
Exhibit A-1(C)	—	NLA Leases
Exhibit A-2	—	TX/LA Wells
Exhibit A-3	—	TX/LA Other Wells
Exhibit B-1	—	Sugg Ranch Leases
Exhibit B-2	—	Sugg Ranch Wells
Exhibit B-3	—	Sugg Ranch Other Wells
Exhibit C	—	Plat of Vernon Gathering System
Exhibit D	—	Vernon Surface Interests/ROWs
Exhibit E	—	Form of Sugg Ranch Assignment
Exhibit F	—	Form of TX/LA Assignment
Exhibit G	—	Form of Assignment of Vernon Membership Interests
Exhibit H	—	Form of Distribution Agreement
Exhibit I-1	—	Form of Initial Limited Partnership Agreement
Exhibit I-2	—	Form of Initial General Partner LLC Agreement
Exhibit J	—	Form of Amended and Restated Limited Liability Company Agreement (GP)
Exhibit K-1	—	Form of Assignment of MLP LLC Membership Interests
Exhibit K-2		Form of Contribution and Assignment of Common Units
Exhibit L	—	Form of Amended and Restated Limited Partnership Agreement
Exhibit M-1	—	Form of EOC Operating Agreement
Exhibit M-2	—	Form of EXCO Parent Operating Agreement
Exhibit N	—	Form of Administrative Services Agreement
Exhibit O	—	Form of Shared Assets/Use Agreement
Exhibit P	—	Form of Marketing Agreement

SCHEDULES:

Schedule 2.4	—	Allocated Values
Schedule 3.2	—	Future Locations/Future Wells
Schedule 5.1	—	EXCO Knowledge Individuals
Schedule 5.5	—	Conflicts (EXCO)
Schedule 5.7	—	Litigation
Schedule 5.8	—	Taxes
Schedule 5.9	—	Capital Commitments
Schedule 5.10	—	Compliance with Laws
Schedule 5.11	—	Material Contracts
Schedule 5.12	—	Payments for Production and Imbalances

Schedule 5.13A	—	Preferential Rights to Purchase
Schedule 5.13B	—	Consents
Schedule 5.13C	—	MUIs
Schedule 5.14	—	Royalties
Schedule 5.15	—	Payout Status
Schedule 5.16	—	Plugging and Abandonment
Schedule 5.17	—	Suspense Funds
Schedule 5.18	—	Environmental
Schedule 5.19	—	Bonds
Schedule 5.24	—	Indebtedness
Schedule 5.25	—	Bank Accounts/Powers of Attorney
Schedule 5.26	—	Absence of Changes
Schedule 5.28	—	Gathering System Title
Schedule 6.1	—	Investor Knowledge Individuals
Schedule 7.4	—	Operations
Schedule 9.3(e)	—	Certain Consents

v

UNIT PURCHASE AND CONTRIBUTION AGREEMENT

This Unit Purchase and Contribution Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of November 5, 2012 (the “Execution Date”), by and among EXCO RESOURCES, INC., a Texas corporation (“EXCO Parent”), EXCO OPERATING COMPANY, LP, a Delaware limited partnership (“EOC” and sometimes together with EXCO Parent, “EXCO”), EXCO/HGI JV ASSETS, LLC, a Delaware limited liability company (“MLP LLC”) and HGI ENERGY HOLDINGS, LLC, a Delaware limited liability company (“Investor”). EXCO Parent, EOC, MLP LLC and Investor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. In accordance with and subject to this Agreement and as part of the Reorganization (as hereinafter defined), EXCO Parent and EOC intend to contribute certain conventional oil and gas properties and associated assets to MLP LLC, and to effect the Reorganization (as hereinafter defined), such that, after the completion of the Reorganization, EXCO Holding MLP, Inc., a Texas corporation and a wholly owned subsidiary of EXCO Parent (“EXCO Holding”) will own all of the issued and outstanding membership interests of MLP LLC (the “MLP LLC Membership Interests”).

B. Immediately prior to Closing, EXCO Parent will cause EXCO Holding to form EXCO/HGI GP, LLC, a Delaware limited liability company (the “General Partner”), and thereafter, with the General Partner, EXCO/HGI Production Partners, LP, a Delaware limited partnership (the “Partnership”), to serve as the joint venture entity upon and following the Closing. Neither the General Partner nor the Partnership shall operate any business or own any material assets until and unless the Closing occurs.

C. At Closing, subject to the terms and conditions of this Agreement:

(i) EXCO Parent will cause EXCO Holding to (a) contribute and deliver all of the MLP LLC Membership Interests to the Partnership in exchange for the EXCO Issued Units (as hereinafter defined) and a cash amount equal to the Distribution Amount (as hereinafter defined) together with $980 as a return of the organizational limited partner contribution, and (b) contribute the EXCO Contributed Units (as hereinafter defined) to the General Partner pursuant to a Contribution and Assignment of Common Units (as hereinafter defined) in exchange for the EXCO GP LLC Units (as hereinafter defined);

(ii) Investor will (a) contribute cash in an amount equal to the Cash Contribution (as hereinafter defined) to the Partnership in exchange for the Investor Issued Units (as hereinafter defined) and (b) contribute the Investor Contributed Units (as hereinafter defined) to the General Partner pursuant to a Contribution and Assignment of Common Units in exchange for the Investor GP LLC Units (as hereinafter defined);

(iii) the EXCO Contributed Units and the Investor Contributed Units held by the General Partner will be automatically converted into a like number of Notional General Partner Units (as hereinafter defined) and IDRs (as hereinafter defined) representing a continuation of the 2% General Partner Interest.

D. Immediately after the Closing, the Partnership will be owned approximately 73.5% by Investor, 24.5% by EXCO Holding and 2% by the General Partner (along with owning the IDRs), and the General Partner will be owned 50% by Investor and 50% by EXCO Holding.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 10.5(c).

“Accounting Arbitrator” has the meaning set forth in Section 10.5(c).

“Actual Amount” has the meaning set forth in Annex A.

“Actual Knowledge” means information personally known by an individual identified in Schedule 5.1 or Schedule 6.1, as applicable.

“Adjusted Initial Draw Amount” means the Target Initial Draw Amount, as adjusted pursuant to Section 2.3.

“Administrative Services Agreement” means the Administrative Services Agreement in substantially the form attached as Exhibit N.

“Administrative Services Fee” has the meaning set forth in the Administrative Services Agreement.

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. For the avoidance of doubt and notwithstanding anything herein to the contrary, (a) each Partnership Entity shall be considered an Affiliate of EXCO Parent and its Affiliates prior to Closing and (b) no Partnership Entity shall be considered an Affiliate of Investor, EXCO or their respective Affiliates from and after Closing.

“Aggregate Defect Deductible” means $14,000,000.

“Agreed Reduction Amount” has the meaning set forth in Annex A.

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Allocable Amount” has the meaning set forth in Section 13.8.

“Allocated Value” has the meaning set forth in Section 2.4.

“Allocation Schedule” has the meaning set forth in Section 13.8.

“Asset Tax Records” means copies of books, records or documents relating to Taxes only to the extent imposed on the Assets or with respect to the Assets, excepting any documents and other materials that are subject to a valid legal privilege and also excepting the Excluded Assets.

“Assets” means the EOC Assets, the EXCO Parent Assets and the Gathering Assets, and “Asset” means any of the foregoing.

“Assignment of MLP LLC Membership Interests” means the Assignment of MLP LLC Membership Interests in substantially the form attached as Exhibit K-1.

“Assignments” means the (a) the Production Assets Assignments and (b) the Vernon Assignment.

“Assumed Obligations” means (a) all obligations and liabilities, known or unknown, to the extent attributable to the ownership, use or operation of the Production Assets during the period at or after the Effective Time; (b) all obligations to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Production Assets at or after the Effective Time, (c) all obligations to pay the proportionate share attributable to the Production Assets to perform all obligations applicable to or imposed on the lessee, owner or operator under the Subject Leases or under any Contracts included in the Production Assets, or as required by any Law, including the payment of all Taxes for which MLP LLC is responsible hereunder, in each case to the extent such obligations are attributable to the period at or after the Effective Time, and (d) all obligations and liabilities, known or unknown, regardless of whether such obligations or liabilities arose prior to, at or after the Effective Time, with respect to (i) furnishing makeup gas and settling Imbalances attributable to the Production Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) payment of the proportionate share attributable to the Production Assets to properly plug and abandon any and all Wells, including temporarily abandoned Wells, (iii) payment of the proportionate share attributable to the Production Assets to dismantle or decommission and remove any property of whatever kind related to or associated with operations and activities conducted by whomever on the Production Assets, and (iv) payment of the proportionate share attributable to the Production Assets to abandon, clean up, restore and remediate the premises covered by or related to the Production Assets in accordance with applicable agreements and Laws; but excluding, in all such instances, (x) the Excluded Liabilities, (y) the Pre-Effective Time Liabilities (other than those liabilities described in subsection (d) above, which liabilities for the avoidance of doubt are part of the “Assumed Obligations” hereunder) and (z) prior to the Cut-off Date, matters that are the bases for the downward adjustments set forth in Section 2.2(b), which will be exclusively settled and accounted for pursuant to the terms of Section 2.2(b), Section 2.2(c) and Section 10.5.

“Audited Financial Statements” has the meaning set forth in Section 7.10(a).

“Averaged Remedy Amount” has the meaning set forth in Annex A.

“BG Consent Properties” means those Leases described in Exhibit A-1(B) and Exhibit A 1(C) and related Assets, in each case, that are burdened by the BG JDA.

“BG JDA” means that certain Joint Development Agreement dated August 14, 2009, as amended, among BG US Production Company, LLC, EOC and EXCO Production Company, LP.

“BG Tax Partnership” means the tax partnership among the parties to the BG JDA affecting the BG Consent Properties.

“Business Day” means each calendar day except Saturdays, Sundays and federal holidays.

“Cash Adjustment Amount” has the meaning set forth in Section 2.2.

“Cash Contribution” means the Target Cash Contribution, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“Casualty Loss” has the meaning set forth in Section 3.8(a).

“Central Time” means the central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 12.3(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Certificate” means the certificate to be delivered at Closing by EXCO pursuant to Section 9.1(c) or by Investor pursuant to Section 9.2(c), as applicable.

“Closing Date” has the meaning set forth in Section 10.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated August 1, 2012 between Harbinger Group Inc. and EXCO Parent.

“Contracts” means any written or oral contract, agreement, agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement, excluding, however, (a) any Excluded Asset, (b) any Lease, easement, right-of-way, Permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in any of the Assets that constitute real or immovable property and (c) all master service agreements and services and supply agreements typically held by the operator of properties similar to the Properties.

“Contribution and Assignment of Common Units” means a Contribution and Assignment of Common Units in substantially the form attached as Exhibit K-2.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement or otherwise. The terms “Controls,” “Controlled by” and other derivatives shall be construed accordingly.

“Credit Agreement” means the credit agreement, loan agreement, revolver or term loan to be entered into by the Partnership and its lenders in accordance with the terms set forth in the Debt Commitment Letter.

“Cure Period” has the meaning set forth in Section 3.2(b).

“Current Tax Period” has the meaning set forth in Section 13.3.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Production Assets to another Person that are customarily obtained after the assignment of properties similar to the Production Assets.

“Cut-off Date” has the meaning set forth in Section 2.2.

“Damages” means the amount of any actual liability, loss, cost, expense, Taxes, claim, award or judgment incurred or suffered by any Person to be indemnified under this Agreement arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity.

“Debt Commitment Letter” means that certain Commitment Letter, by and among EXCO Parent, HGI, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., dated as of November 5, 2012.

“Dedicated Employee” has the meaning set forth in the Administrative Services Agreement.

“Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable Law) equal to 8% per annum.

“Defect Claim Date” has the meaning set forth in Section 3.2(a).

“Defensible Title” means that title of EXCO and/or MLP LLC with respect to the Production Assets that, except for and subject to the Permitted Encumbrances:

(a) with respect to a Subject Well (limited to any currently producing intervals with respect to a Well or the reservoirs set forth in Schedule 3.2 with respect to a Future Well, as applicable), entitles such Party to receive Hydrocarbons within, produced, saved and marketed from such Subject Well throughout the duration of the productive life of such Subject Well not less than the Net Revenue Interest shown in Schedule 2.4 or Schedule 3.2 (as applicable) for such Subject Well, except (i) for decreases in connection with those operations from and after the Execution Date in which such Party may be a nonconsenting co-owner, (ii) for decreases resulting from the establishment or amendment of pools or units from and after the Execution Date, (iii) for decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under-deliveries and (iv) as otherwise shown in Schedule 2.4, Schedule 3.2, Exhibit A-2, Exhibit B-2 or Exhibit B-3;

(b) with respect to a Subject Well (limited to any currently producing intervals with respect to a Well or the reservoirs set forth in Schedule 3.2 with respect to a Future Well, as applicable), obligates such Party to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Subject Well not greater than the Working Interest shown in Schedule 2.4 or Schedule 3.2 (as applicable) for such Subject Well, without increase throughout the productive life of such Subject Well, except (i) for increases that are accompanied by at least a proportionate increase in such Party’s Net Revenue Interest, (ii) for increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (iii) as otherwise shown in Schedule 2.4, Schedule 3.2, Exhibit A-2, Exhibit B-2 or Exhibit B-3; and

(c) is free and clear of liens, encumbrances, obligations or defects.

“Disposal Fee” has the meaning set forth in each of the Operating Agreements.

“Disputed Environmental Matters” has the meaning set forth in Section 4.2(a).

“Disputed Title Benefits” has the meaning set forth in Section 3.3(d).

“Disputed Title Defect” has the meaning set forth in Section 3.2(b).

“Disputed Title Matters” has the meaning set forth in Section 3.4(a).

“Distribution Agreement” means the Distribution Agreement in substantially the form attached as Exhibit H.

“Distribution Amount” means the Target Distribution Amount, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“DOJ” means the U.S. Department of Justice.

“Dollars” means U.S. Dollars.

“Effective Time” means 12:01 a.m. Central Time on July 1, 2012.

“Employee Benefit Plans” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as any stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan, deferred compensation plan and any bonus or incentive compensation plan.

“Employee Liabilities” means (without limiting the obligations of the Partnership Group under Article 4 of the Administrative Services Agreement and the provisions of Section 2.2(a)(iv) and Section 2.2(b)(v)) all liabilities caused by, arising out of, or resulting from any employee/employer relationships of EXCO or any of its Affiliates with any Employee, including (a) EXCO’s or its Affiliates’ employment relationship with the Employees, (b) EXCO’s or its Affiliates’ Employee Benefit Plans applicable to the Employees, (c) EXCO’s or its Affiliates’ responsibilities under ERISA respecting Employee Benefit Plans applicable to the Employees or (d) ERISA Affiliate Liabilities; excluding, for the avoidance of doubt, (i) liabilities arising from claims by any Employee (or such Employee’s spouse or other relatives) against a member of the Partnership Group relating to personal injury and/or death of an Employee or (ii) liabilities for which MLP LLC is liable under the Shared Asset/Use Agreement.

“Employees” means all employees of EXCO or any of its Affiliates employed (now or in the past), with respect to their period of employment (or their hiring or termination of employment) by EXCO or any such Affiliate.

“Enforceability Exceptions” has the meaning set forth in Section 5.4(a).

“Environmental Arbitration Decision” has the meaning set forth in Section 4.2(e).

“Environmental Arbitration Notice” has the meaning set forth in Section 4.2(b).

“Environmental Arbitrator” has the meaning set forth in Section 4.2(c).

“Environmental Defect” means (a) any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law attributable to the use, ownership or operation of the Assets, (b) a condition on or affecting an Asset that violates an Environmental Law, including the potential loss of the use of Assets or Production Assets on account of such violation of such Environmental Law, (c) a condition on or affecting an Asset with respect to which remedial or corrective action is required under an Environmental Law and (d) any other Environmental Liability.

“Environmental Defect Notice” has the meaning set forth in Section 4.1(a).

“Environmental Defect Property” has the meaning set forth in Section 4.1(a).

“Environmental Laws” means, as the same have been amended as of the Execution Date (but not otherwise), CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; all similar Laws as of the Execution Date of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment; and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or Remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.

“EOC” has the meaning set forth in the Preamble of this Agreement.

“EOC Assets” means, subject to the terms and conditions of this Agreement, and less and except the Excluded Assets, all of EOC’s right, title and interest in and to the following:

(a) (i) the Leases that are identified in Exhibit A-1(A), INSOFAR AND ONLY INSOFAR, as EOC’s interests in such Leases cover or relate to the Vernon Depths (EOC’s interests in such Leases as limited to such depths, the “Vernon Leases”); (ii) the Leases that are identified in Exhibit A-1(B), INSOFAR AND ONLY INSOFAR, as EOC’s interests in such Leases cover or relate to the ETX Depths (EOC’s interests in such Leases as limited to such depths, the “ETX Leases”); and (iii) the Leases that are identified in Exhibit A-1(C), INSOFAR AND ONLY INSOFAR, as EOC’s interests in such Leases cover or relate to NLA Depths (EOC’s interests in such Leases as limited to such depths, the “NLA Leases” and together with the Vernon Leases and the ETX Leases, “TX/LA Leases”);

(b) all unitization and pooling agreements, declarations and orders, and the units created thereby, in each case, to the extent relating to any of the TX/LA Leases and the production of Hydrocarbons therefrom (the “TX/LA Units”);

(c) (i) all oil, gas, water, carbon dioxide or injection wells located on the TX/LA Leases or the TX/LA Units and used, or held for use, primarily in connection with the production of Hydrocarbons from the TX/LA Leases, including the wells shown in Exhibit A-2 and (ii) those wells described in Exhibit A-3 (including such rights and interests as are owned by EOC and are necessary for the continued production of Hydrocarbons from the wells described in Exhibit A-3) (collectively, the “TX/LA Wells”);

(d) all flowlines, pipelines, gathering systems and appurtenances thereto located on the TX/LA Leases or TX/LA Units and used solely in connection with the ownership or operation of the TX/LA Wells or the production of Hydrocarbons therefrom (such assets, together with the assets described in subsection (e) below, the TX/LA Units, the TX/LA Leases and the TX/LA Wells, the “TX/LA Properties”);

(e) subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (d) above, concurrent rights with EOC in and to all flowlines, pipelines, gathering systems and appurtenances thereto located on the TX/LA Leases or TX/LA Units and used in connection with the ownership or operation of the TX/LA Wells or the production of Hydrocarbons therefrom;

(f) all Contracts to the extent applicable to the TX/LA Properties or the production of Hydrocarbons therefrom;

(g) all surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights used solely in connection with the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom;

(h) subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (g) above, concurrent rights with EOC in and to all surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights used in connection with the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom;

(i) to the extent owned by EOC, all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the TX/LA Properties (other than the TX/LA Wells) and used solely in connection with the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom;

(j) to the extent owned by EOC, but subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (i) above, concurrent rights with EOC in and to all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the TX/LA Properties and used in connection with the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom;

(k) all Leased Assets located on the TX/LA Properties and used solely in connection with the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom;

(l) subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (k) above, concurrent rights with EOC in and to all Leased Assets located on the TX/LA Properties and used in connection with the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom;

(m) all Hydrocarbons produced from or attributable to the TX/LA Leases, the TX/LA Units or the TX/LA Wells at and after the Effective Time;

(n) to the extent transferable without the payment of a fee or other penalty (unless Investor has agreed that MLP LLC should pay such fee or other penalty), all geophysical and other seismic data and related technical data and information (in each case) relating to the TX/LA Leases or TX/LA Units;

(o) subject to Section 3.8, all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries (including insurance proceeds), settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of EOC relating to the TX/LA Properties or any damage thereto or destruction thereof, in each case, to the extent relating to any Assumed Obligation; and

(p) all Records relating to the ownership or operation of the TX/LA Properties or the production of Hydrocarbons therefrom.

“EOC Operating Agreement” means the EOC Operating Agreement in substantially the form attached as Exhibit M-1.

“Equity Commitment Letter” has the meaning set forth in Section 6.8(a).

“Equity Financing” has the meaning set forth in Section 6.8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate Liability” means all liabilities (a) under Section 302 of ERISA, (b) under Title IV of ERISA, (c) under Sections 412 or 4971 of the Code, in the case of clauses (a), (b) and (c), that are imposed on EXCO Parent or any of its subsidiaries under or in respect of an Employee Benefit Plan solely by reason of the treatment of EXCO Parent or any of its subsidiaries as a single employer with another Person as a result of the application of Sections 414(b), (c), (m) or (o) of the Code or by reason of the treatment of EXCO Parent or any of its subsidiaries as under common control with another Person as a result of the application of Section 4001(b) of ERISA, and (d) in respect of a “multiemployer plan” (within the meaning of ERISA) that are imposed on EXCO Parent or any of its subsidiaries on a so-called “controlled group” basis, including under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 3.2(b).

“Escrow Amount” has the meaning set forth in Annex A.

“ETX Depths” means from the surface of the earth down to the stratigraphic equivalent of the base of the Cotton Valley formation at a measured depth of 9,650’, as identified by the Jonesville North A-17 well, API No. 42203343000000, recognizing that actual depth will vary across the lands covered by the ETX Leases.

“ETX Leases” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“Event” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Excess Reference Title Defect Amount” has the meaning set forth in Annex A.

“Excess Remedy Amount” has the meaning set forth in Annex A.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a) the amounts to which any EXCO Party is entitled pursuant to Section 8.3(b);

(b) the Excluded Records;

(c) all claims and causes of action of any EXCO Party arising under or with respect to any Contract relating to the Assets that are attributable to the period of time prior to the Effective Time (including claims for adjustments or refunds) to the extent relating to matters that are not Assumed Obligations;

(d) subject to Section 3.8, and except as otherwise expressly provided in the Administrative Services Agreement or herein, all rights and interests of any EXCO Party (i) under any policy or agreement of insurance, (ii) under any bond and (iii) to any insurance proceeds (except to the extent relating to the Assumed Obligations) or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of the Assets prior to the Effective Time;

(e) any Tax refunds of, Tax credits attributable to or Tax carry-forward amounts with respect to Taxes that are not Assumed Obligations;

(f) subject to the terms of the Shared Assets/Use Agreement, concurrent rights with MLP LLC in the Assets described in subsections (e), (h), (j) and (l) of the definitions of each of “EOC Assets” and “EXCO Parent Assets”;

(g) all geophysical and other seismic and related technical data and information relating to the Production Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Investor has agreed that the Partnership or MLP LLC should pay such fee or other penalty);

(h) subject to the terms of the Administrative Services Agreement, all proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i) all data relating to the Assets that cannot be disclosed to MLP LLC, the Partnership or Investor as a result of confidentiality arrangements under agreements with Third Parties (provided that EXCO has used its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction);

(j) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 3.2(c)(ii), Section 3.6, Section 3.7, Section 3.8, Section 4.1(c)(ii) or Section 7.4;

(k) subject to the terms of the EOC Operating Agreement and the EXCO Parent Operating Agreement, all salt water disposal wells and water gathering systems owned by EXCO or any of its Affiliates and all easements and other surface rights relating solely thereto, in each case to the extent relating to water produced from Wells located on Leases other than the Vernon Leases;

(l) to the extent used or held for use in connection with the Assets or operations with respect thereto, (A) all field and other offices of EXCO or any Affiliate of EXCO and all computers, equipment, furniture and other personal property (to the extent not relating specifically to any Assets or customarily located on the Production Assets) located within such offices, and (B) all vehicles held by EXCO or its Affiliates; and

(m) all yards and warehouses of EXCO or any Affiliate of EXCO relating to the Properties or operations with respect thereto and all property held within such yards or warehouses.

“Excluded Asset Retained Liability” means all obligations and liabilities, known or unknown, relating to, arising out of or resulting from any Excluded Asset (provided, that for purposes of the indemnity in Section 12.2(b)(iii), the term “Excluded Assets” as used in this definition shall be deemed to exclude the assets described in subsections (a), (e), (f), and (k) of the definition of Excluded Assets).

“Excluded Liabilities” means all obligations and liabilities, known or unknown, relating to, arising out of or resulting from (i) the Existing Litigation, (ii) Employee Liabilities, (iii) Offsite Environmental Liabilities, (iv) Indebtedness of EXCO Parent or its Affiliates (other than Indebtedness created by Partnership or its Affiliates at Closing as contemplated by this Agreement or following the Closing), (iv) the Excluded Asset Retained Liability or (v) any personal injury or death occurring or attributable to the Production Assets prior to the Effective Time.

“Excluded Records” means (a) all corporate, financial and legal records of any EXCO Party that relate to its business generally (whether or not relating to the Assets), (b) any records to the extent disclosure or transfer is restricted by any Third Party license or other Contract or applicable Law and such restriction is not waived by the applicable holder thereof, (c) computer software, (d) all legal records and legal files of any EXCO Party that do not relate to the Assets or that are protected by attorney-client work product or similar privilege (other than copies of (i) title opinions and (ii) Contracts), (e) personnel records, (f) records relating to the dispositions of the Assets, including bids received from and records of negotiations with Third Parties, the liabilities with respect to which are not Assumed Obligations, (g) books, records or documents relating to Taxes that are not Assumed Obligations and (h) any records with respect to the other Excluded Assets.

“EXCO” has the meaning set forth in the Preamble of this Agreement.

“EXCO Contributed Units” means the Target EXCO Contributed Units, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“EXCO Existing Debt” means the (a) Credit Agreement, dated April 30, 2010, among EXCO Parent, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as the same may be amended, restated, modified or supplemented from time to time, and (b) Indenture, dated as of September 15, 2010, among EXCO Parent, the subsidiary guarantors named therein, Wilmington Trust Company, as trustee, and the other lenders named therein, as the same may be amended, restated, modified or supplemented from time to time.

“EXCO Fundamental Representations” means the representations and warranties set forth in Section 5.2, Section 5.3, Section 5.4 and Section 5.22.

“EXCO GP LLC Units” means the Target EXCO GP LLC Units, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“EXCO Group” means EXCO Parent, its Affiliates (including EOC) and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“EXCO Holding” has the meaning set forth in the Recitals to this Agreement.

“EXCO Issued Units” means the Target EXCO Units, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“EXCO Parent” has the meaning set forth in the Preamble of this Agreement.

“EXCO Parent Assets” means, subject to the terms and conditions of this Agreement, and less and except the Excluded Assets, all of EXCO Parent’s right, title and interest in and to the following:

(a) the Leases that are identified in Exhibit B-1, INSOFAR AND ONLY INSOFAR, as EXCO Parent’s interests in such Leases cover or relate to depths from the surface of the earth down to the stratigraphic equivalent of the base of the Canyon Sands formation as shown in the Halliburton Triple Combo Log Gamma Ray Curve for the Sugg 13-1 Well (API No. 422-353-4547), located 835’ FSL and 1796’ FEL of Section 13, Block H of the TCRR Co. Survey, Irion County, Texas, at 7872’ measured depth (EXCO Parent’s interests in such Leases as limited to such depths, the “Sugg Ranch Leases”);

(b) all unitization and pooling agreements, declarations, orders, and the units created thereby, in each case, to the extent relating to any of the Sugg Ranch Leases and to the production of Hydrocarbons therefrom (the “Sugg Ranch Units”);

(c) (i) all oil, gas, water, carbon dioxide, or injection wells located on the Sugg Ranch Leases or the Sugg Ranch Units and used, or held for use, primarily in connection with the production of Hydrocarbons from the Sugg Ranch Leases, including the wells shown in Exhibit B-2 and (ii) those wells described in Exhibit B-3 (including such rights and interests as are owned by EXCO Parent and are necessary to the continued production of Hydrocarbons from the wells described in Exhibit B-3) (collectively, the “Sugg Ranch Wells”);

(d) all flowlines, pipelines, gathering systems and appurtenances thereto located on the Sugg Ranch Leases or Sugg Ranch Units and used solely in connection with the ownership or operation of the Sugg Ranch Wells or the production of Hydrocarbons therefrom (such assets, together with the assets described in subsection (e) below, the Sugg Ranch Units, the Sugg Ranch Leases and the Sugg Ranch Wells, the “Sugg Ranch Properties”);

(e) subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (d) above, concurrent rights with EXCO Parent in and to all flowlines, pipelines, gathering systems and appurtenances thereto located on the Sugg Ranch Leases or Sugg Ranch Units and used in connection with the ownership or operation of the Sugg Ranch Wells or the production of Hydrocarbons therefrom;

(f) all Contracts to the extent applicable to the Sugg Ranch Properties or the production of Hydrocarbons therefrom;

(g) all surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights used solely in connection with, the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons therefrom;

(h) subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (g) above, concurrent rights with EXCO Parent in and to all surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights used in connection with, the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons therefrom;

(i) to the extent owned by EXCO Parent, all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Sugg Ranch Properties (other than the Sugg Ranch Wells) and used solely in connection with the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons from the Sugg Ranch Properties;

(j) to the extent owned by EXCO Parent, but subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (i) above, concurrent rights with EXCO Parent in and to all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Sugg Ranch Properties and used in connection with the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons from the Sugg Ranch Properties;

(k) all Leased Assets located on the Sugg Ranch Properties and used solely in connection with the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons therefrom;

(l) subject to the terms of the Shared Assets/Use Agreement and excluding the assets described in subsection (k) above, concurrent rights with EXCO Parent in and to all Leased Assets located on the Sugg Ranch Properties and used in connection with the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons therefrom;

(m) all Hydrocarbons produced from or attributable to the Sugg Ranch Leases, the Sugg Ranch Units or the Sugg Ranch Wells at and after the Effective Time;

(n) to the extent transferable without the payment of a fee or other penalty (unless Investor has agreed that MLP LLC should pay such fee or other penalty), all geophysical and other seismic data and related technical data and information (in each case) relating to the Sugg Ranch Leases or Sugg Ranch Units;

(o) subject to Section 3.8, all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries (including insurance proceeds), settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of EXCO Parent relating to the Sugg Ranch Properties or any damage to or destruction thereof in each case, to the extent relating to any Assumed Obligation; and

(p) all Records relating to the ownership or operation of the Sugg Ranch Properties or the production of Hydrocarbons therefrom.

“EXCO Parent Operating Agreement” means the EXCO Parent Operating Agreement in substantially the form attached as Exhibit M-2.

“EXCO Party” means EXCO Parent or EOC, as applicable.

“EXCO Transfer” means a sale, assignment, conveyance or transfer by EXCO or an Affiliate of EXCO of, or an agreement by EXCO to sell, assign, convey or transfer all or any portion of its interest in any Asset that constitutes real or immovable property or a Well.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Existing Litigation” means the litigation set forth in Schedule 5.7.

“Final Disputed Environmental Matters” has the meaning set forth in Section 4.2(b).

“Final Disputed Title Matters” has the meaning set forth in Section 3.4(b).

“Final Settlement Statement” has the meaning set forth in Section 10.5(b).

“Final Statement Date” has the meaning set forth in Section 10.5(b).

“Final Statement Review Period” has the meaning set forth in Section 10.5(b).

“FTC” means the Federal Trade Commission.

“Future Well” means a well to be drilled in the future on a Future Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the Effective Time.

“Future Well Location” means each drilling location identified in Schedule 3.2, subject to any depth restriction set forth in such Schedule 3.2 with respect to such location.

“GAAP” means U.S. generally accepted accounting principles.

“Gathering Assets” means, subject to the terms and conditions of this Agreement, all of Vernon’s right, title and interest in and to the following:

(a) the gas gathering system depicted on the plat attached as Exhibit C (such assets, the “Vernon Gathering System”);

(b) all treatment facilities held by Vernon (the “Vernon Facilities”);

(c) all surface fee interests, easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights used or held for use primarily in connection with, the ownership or operation of the Vernon Gathering System or the Vernon Facilities, including those identified in Exhibit D (the “Vernon Real Property Interests”);

(d) all Contracts to the extent applicable to the Vernon Gathering System or the Vernon Facilities;

(e) to the extent owned by Vernon, all flowlines, pipelines, equipment, machinery, tools, fixtures and other tangible personal property and appurtenances relating to the Vernon Gathering System or the Vernon Facilities;

(f) all Leased Assets relating to the Vernon Gathering System or the Vernon Facilities; and

(g) all Records relating to the ownership or operation of the Vernon Gathering System or the Vernon Facilities.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of EXCO/HGI GP, LLC in substantially the form attached as Exhibit J.

“GP LLC Units” means “Units” as such term is defined in the GP LLC Agreement.

“Guarantee” has the meaning set forth in Section 6.8(d).

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any NORM).

“HGI” has the meaning set forth in Section 6.8.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“IDR” means the Incentive Distribution Rights as defined in the Partnership Agreement.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of an EXCO Party or MLP LLC therein and the shares of production from the relevant Well to which such EXCO Party or MLP LLC was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to an EXCO Party or MLP LLC and the Hydrocarbons actually delivered on behalf of such EXCO Party or MLP LLC at that point.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by debentures, notes or similar debt instruments, (c) all obligations of such Person under capitalized leases, (d) all letters of credit issued for the account of such Person, (e) all obligations of such Person under conditional sale, title retention or similar arrangements or other obligations to pay in respect of the balance deferred and unpaid of the purchase price of any property, (f) all obligations in respect of currency, commodity or interest rate swap, hedge or similar protection devices, (g) all guarantees of or by such Person of any of the items described in clauses (a) through (f) hereof, and (h) any amendment, renewal, extension or replacement of any of the foregoing.

“Indemnified Person” has the meaning set forth in Section 12.3(a).

“Indemnifying Person” has the meaning set forth in Section 12.3(a).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 4.3(b).

“Individual Title Defect Threshold” has the meaning set forth in Section 3.5(b)(i).

“Initial General Partner LLC Agreement” means the initial Limited Liability Company Agreement of EXCO/HGI GP, LLC.

“Initial Partnership Agreement” means the initial Limited Partnership Agreement of EXCO/HGI Production Partners, LP in substantially the form attached as Exhibit I.

“Investor” has the meaning set forth in the Preamble of this Agreement.

“Investor Contributed Units” means the Target Investor Contributed Units, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“Investor Fundamental Representations” means the representations and warranties set forth in Section 6.2, Section 6.3, and Section 6.4.

“Investor GP LLC Units” means the Target Investor GP LLC Units, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“Investor Group” Harbinger Group Inc., Investor, and its and their respective Affiliates, officers, directors, members, managers, employees, agents, advisors and other Representatives.

“Investor Issued Units” means the Target Investor Units, as adjusted in accordance with Section 2.2(c) and Section 2.3.

“Key Dedicated Employee” has the meaning set forth in the Administrative Services Agreement.

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, vehicles, office leases, furniture, office equipment and related peripheral equipment, computers, field equipment and related assets that are subject to or currently leased by an EXCO Party, and used, or held for use, in connection with the operation of, or the production of Hydrocarbons from, the Properties.

“Leases” means oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place.

“Lien” means a lien, mortgage, deed of trust, security interest, charge or pledge, in each case, securing an obligation to pay Indebtedness.

“Marketing Agreement” means the Marketing Agreement in substantially the form attached as Exhibit P.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) that would or would reasonably be expected to have a material adverse effect on (a) the ability of any EXCO Party or MLP LLC to timely consummate the transactions contemplated by this Agreement or (b) the value, ownership, operation or physical condition of the Assets, taken as a whole; provided, however, for purposes of this clause (b), that none of the following Events shall be deemed to constitute a Material Adverse Effect: (i) Events resulting from changes or effects generally affecting the international, national, regional or local economic, market, financial, credit or political conditions in the area in which the Assets are located, the United States or worldwide or any terrorism or outbreak of hostilities or war, (ii) Events generally affecting the international, national, regional or local energy industry, (iii) Events that affect the Hydrocarbon exploration, production, gathering, transportation or processing industries generally, (iv) reclassifications or recalculations of reserves in the ordinary course of business, (v) changes in the prices of Hydrocarbons, (vi) natural declines in well performance, (vii) orders or actions of any Governmental Body or changes in Law or changes in GAAP, (viii) actions taken or omitted to be taken or contributed to, by or with the consent of Investor, (ix) Events that are cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Article 11, (x) Events for which an adjustment is provided for under Section 2.2 or Section 2.3 that, after giving effect to such adjustment, would not otherwise materially affect the Assets or the Partnership Entities and (xi) changes in the value of EXCO Parent’s securities resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, other than, in the case of clauses (i) through (iii), and (vii), as may disproportionately impact any EXCO Party or MLP LLC relative to other companies or joint ventures in the same industry.

“Material Contract” has the meaning set forth in Section 5.11(a).

“MLP LLC” has the meaning set forth in the Preamble of this Agreement.

“MLP LLC Membership Interests” has the meaning set forth in the Recitals of this Agreement.

“MUI” has the meaning set forth in Section 3.7(a).

“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to all Hydrocarbons produced, saved and sold from or allocated to a Subject Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NLA Depths” means from the surface of the earth down to the stratigraphic equivalent of the base of the Cotton Valley formation at a measured depth of 9,650’, as identified by the Jonesville North A-17 well, API No. 42203343000000, recognizing that actual depth will vary across the lands covered by the NLA Leases.

“NLA Leases” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“NORM” means naturally occurring radioactive material.

“Notional General Partner Units” has the meaning set forth in the Partnership Agreement.

“Offsite Environmental Liabilities” means all liabilities caused by, arising out of or resulting from the disposal or transportation, (in each case) to a location not on the Assets or lands pooled therewith, of any Hazardous Substances from those Assets operated by any EXCO Party or Vernon, which disposal or transportation is in violation of any Environmental Law and is attributable to the period of time from and after the acquisition of such Assets by such Person up to the Effective Time.

“Operating Agreements” means the EOC Operating Agreement and the EXCO Parent Operating Agreement.

“Other Adjustments Statement” has the meaning set forth in Section 10.5(a).

“Owing Party” has the meaning set forth in Section 11.4(e).

“Partnership” has the meaning set forth in the Recitals of this Agreement.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of EXCO/HGI Production Partners, LP in substantially the form attached as Exhibit L.

“Partnership Approval” means an action taken to cause the General Partner to cause the Partnership to take the required action.

“Partnership Entities” means the General Partner, the Partnership and the Partnership Subsidiaries.

“Partnership Group” means the each of the Partnership Entities, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Partnership Subsidiaries” means each of MLP LLC and Vernon.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(a) the terms and conditions of the Subject Leases and all royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce EXCO’s or MLP LLC’s Net Revenue Interest below that shown in Schedule 2.4 or Schedule 3.2 (as applicable);

(b) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce EXCO’s or MLP LLC’s Net Revenue Interest below that shown in Schedule 2.4 or Schedule 3.2 (as applicable) or increase the applicable EXCO’s or MLP LLC’s Working Interest above that shown in Schedule 2.4 or Schedule 3.2 (as applicable), without a proportionate increase in the Net Revenue Interest of EXCO or MLP LLC, as applicable;

(c) preferential rights to purchase, Third Party consents to assignment and similar transfer restrictions; provided that, with respect to transfers or assignments to the applicable EXCO Party or its predecessors prior to the Reorganization, (i) all applicable preferential rights have expired without exercise or were waived; and (ii) all consents constituting Specified Consent Requirements were obtained;

(d) liens for Taxes or assessments not yet delinquent or if delinquent, being contested in good faith in the ordinary course of business by appropriate actions;

(e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(f) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or assignment of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance, including Customary Post-Closing Consents;

(g) excepting circumstances where such rights have already been triggered, customary rights of reassignment arising upon final intention to abandon or release any Asset;

(h) easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not prevent or adversely affect operations as currently conducted on the Assets;

(i) calls on production under existing Contracts;

(j) gas balancing and other production balancing obligations and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation Contracts;

(k) all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or Permit issued by any Governmental Body;

(l) any lien, charge or other encumbrance on or affecting the Assets that is waived or deemed waived (by the express terms of this Agreement) by Investor at or prior to Closing or that is discharged by an EXCO Party at or prior to Closing;

(m) liens of landowners that (i) do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned); and (ii) secure amounts not yet delinquent;

(n) the Material Contracts set forth in Schedule 5.11, to the extent that the net cumulative effect of such instruments does not reduce EXCO’s or MLP LLC’s Net Revenue Interest below that shown in Schedule 2.4 or Schedule 3.2 (as applicable) or increase EXCO’s or MLP LLC’s Working Interest above that shown in Schedule 2.4 or Schedule 3.2 (as applicable), without a proportionate increase in the Net Revenue Interest of EXCO or MLP LLC, as applicable;

(o) the terms and conditions of the Vernon Real Property Interests;

(p) any other liens, charges, encumbrances, defects or irregularities that (i) do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and (ii) do not reduce EXCO’s or MLP LLC’s Net Revenue Interest below that shown in Schedule 2.4 or Schedule 3.2 (as applicable) or increase EXCO’s or MLP LLC’s Working Interest above that shown in Schedule 2.4 or Schedule 3.2 (as applicable), without a proportionate increase in the Net Revenue Interest of EXCO or MLP LLC, as applicable.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527—05, or any similar environmental assessment.

“Phase II Environmental Site Assessment” means a further assessment regarding a recognized environmental condition identified in Investor’s Phase I Environmental Site Assessment.

“Pre-Effective Time Liabilities” means all liabilities relating to EXCO’s and its Affiliates’ ownership and operation of the Production Assets prior to the Effective Time.

“Preliminary Settlement Statement” has the meaning set forth in Section 10.5(a).

“Production Assets” means the EOC Assets and the EXCO Parent Assets.

“Production Assets Assignments” means the Sugg Ranch Assignment and the TX/LA Assignment.

“Production Burdens” means all royalties, overriding royalties and other burdens on production with respect to the Subject Leases. For the avoidance of doubt, in no event shall Production Burdens include Excluded Liabilities.

“Production Taxes” means severance, production and similar Taxes (including any interest, penalties or additional amounts that may be imposed with respect thereto) based on the quantity or value of the production of Hydrocarbons from the Production Assets.

“Properties” means the Sugg Ranch Properties and the TX/LA Properties and “Property” means a Sugg Ranch Property or a TX/LA Property, as applicable.

“Property Costs” means (a) all operating and production expenses (including costs of insurance; title examination and curative actions, excluding such examinations and actions in connection with any Title Defect; Property Taxes, Production Taxes and Sales/Use Taxes; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Production Assets in the ordinary course of business, and (b) overhead costs charged to the Production Assets under the applicable operating agreement, but excluding (in all cases) costs and expenses attributable to (i) obligations to pay owners of any Production Burden revenues or proceeds attributable to sales of Hydrocarbons relating to the Production Assets, including those held in suspense, (ii) Damages for personal injury or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of any Law (or private rights of action under any Law), (iii) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (iv) Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws, (v) obligations with respect to Imbalances, and (vi) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (i) through (v), whether such claims are made pursuant to Contract or otherwise. For the avoidance of doubt, in no event shall Property Costs include Excluded Liabilities.

“Property Taxes” means ad valorem, property and similar Taxes (including any interest, penalties or additional amounts that may be imposed with respect thereto) attributable to the ownership or operation of the Assets.

“Public Announcement Restrictions” has the meaning set forth in Section 7.3.

“Records” means copies of all files, records, maps, information, and data, whether written or electronically stored, relating to the Assets, including: (a) land and title records (including abstracts of title, title opinions, and title curative documents); (b) contract files; (c) correspondence; (d) operations, environmental, production, and accounting records; (e)

production, facility and well records and data; and (f) Asset Tax Records; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Assets and any information that cannot, without unreasonable effort or expense that Investor does not agree for MLP LLC to undertake or pay, as applicable, be separated from any files, records, maps, information and data related to the Excluded Assets.

“Reference Title Defect Amount” means, with respect to any Title Defect, the average of (A) Investor’s estimated Title Defect Amount with respect to such Title Defect as set out in the Title Defect Notice with respect to such Title Defect and (B) EXCO Parent’s estimated Title Defect Amount with respect to such Title Defect, which EXCO Parent estimate shall be delivered in writing by EXCO Parent to Investor together with the computation and information upon which EXCO Parent’s estimate is based, including any analysis by any title attorney or examiner hired by EXCO Parent.

“Reduction Amount” has the meaning set forth in Annex A.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among the Partnership, Investor and EXCO Holding, contemplated to be executed and delivered by the parties thereto at the Closing.

“Related Agreements” means each of the agreements, documents and instruments attached as Exhibits to this Agreement and all other agreements, documents and instruments contemplated to be executed and delivered by a Party in connection with the Reorganization, at the Closing, at a contribution of Production Assets following the Closing or otherwise pursuant to this Agreement.

“Remediation” (and variants of such term) means, with respect to an Environmental Defect, the implementation and completion of any investigation, remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Defect.

“Remedy” (and variants of such term) means, (a) with respect to an Environmental Defect, Remediation or other activities to cure any violation of Environmental Law and (b) with respect to a Title Defect, the implementation and completion of any activity to cure or remedy such Title Defect.

“Remedy Amount” means, with respect to an Environmental Defect, the present value as of the Closing Date of the cost (net to the interest of the applicable EXCO Party or Vernon, as applicable, prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remedy of such Environmental Defect that is reasonably available.

“Remedy Deadline” has the meaning set forth in Section 3.2(b).

“Remedy Notice” means a notice given by EXCO Parent to Investor at or prior to Closing reflecting that EXCO Parent intends to attempt to Remedy a Title Defect during the Cure Period.

“Reorganization” has the meaning set forth in Section 8.1(a).

“Reorganization Corporate Documents” means the Initial General Partner LLC Agreement, the Initial Partnership Agreement and the Distribution Agreement.

“Representatives” means (a) employees, officers, directors and counsel of a Party or any of its Affiliates or (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above.

“Required Financial Statements” has the meaning set forth in Section 7.10(a).

“Sales/Use Taxes” means sales and use and similar Taxes (including any interest, penalties or additional amounts that may be imposed with respect thereto) attributable to the ownership or operation of the Assets or imposed on the Partnership or the Partnership Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.21.

“Shared Assets/Use Agreement” means the Shared Asset/Use Agreement in substantially the form attached as Exhibit O.

“Shared Employees” has the meaning set forth in the Administrative Services Agreement.

“Shortfall Reference Title Defect Amount” has the meaning set forth in Annex A.

“Shortfall Remedy Amount” has the meaning set forth in Annex A.

“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment of an interest in a Subject Lease or other Asset that provides that (a) any purported assignment in the absence of such consent first having been obtained is void, (b) the Person holding the right may terminate the affected Subject Lease or other instrument creating the applicable EXCO Party’s or Vernon’s rights in the affected Asset, or (c) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security or the performance of other material obligations by the assignee that would not be required in the absence of the assignment of the affected Subject Lease or other Property.

“Subject Leases” means the Sugg Ranch Leases and the TX/LA Leases.

“Subject Wells” means the Wells and the Future Wells and “Subject Well” means a Well or a Future Well, as applicable.

“Sugg Ranch Assignment” means the Assignment and Bill of Sale in substantially the form attached as Exhibit E.

“Sugg Ranch Leases” has the meaning set forth in the definition of “EXCO Parent Assets” in this Section 1.1.

“Sugg Ranch Properties” has the meaning set forth in the definition of “EXCO Parent Assets” in this Section 1.1.

“Sugg Ranch Units” has the meaning set forth in the definition of “EXCO Parent Assets” in this Section 1.1.

“Sugg Ranch Wells” has the meaning set forth in the definition of “EXCO Parent Assets” in this Section 1.1.

“SW System” has the meaning set forth in each of the Operating Agreements.

“Target Cash Contribution” means $372,500,000.

“Target Distribution Amount” means $597,500,000.

“Target EXCO Contributed Units” means 500,000 Common Units.

“Target EXCO GP LLC Units” means 500,000 GP LLC Units.

“Target EXCO Units” means 12,750,000 Common Units.

“Target Initial Draw Amount” means $225,000,000.

“Target Investor Contributed Units” means 500,000 Common Units.

“Target Investor GP LLC Units” means 500,000 GP LLC Units.

“Target Investor Units” means 37,250,000 Common Units.

“Tax Purposes” has the meaning set forth in Section 13.7.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto.

“Termination Date” has the meaning set forth in Section 11.1.

“Termination Fee” means $60,000,000.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 12.3(b).

“Title Arbitration Decision” has the meaning set forth in Section 3.4(e).

“Title Arbitration Notice” has the meaning set forth in Section 3.4(b).

“Title Arbitrator” has the meaning set forth in Section 3.4(c).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of an EXCO Party or MLP LLC in any Subject Well above that shown in Schedule 2.4 or Schedule 3.2 (as applicable) without a greater than proportionate increase in such Party’s Working Interest above that shown in Schedule 2.4 or Schedule 3.2 (as applicable) or (b) decrease the Working Interest of an EXCO Party or MLP LLC in any Subject Well below that shown in Schedule 2.4 or Schedule 3.2 (as applicable) without a decrease in such EXCO Party’s or MLP LLC’s Net Revenue Interest in such Subject Well.

“Title Benefit Amount” means, with respect to any Title Benefit, the value of such Title Benefit as determined pursuant to Section 3.3(c).

“Title Benefit Notice” has the meaning set forth in Section 3.3(a).

“Title Benefit Property” has the meaning set forth in Section 3.3(a).

“Title Defect” means any lien, charge, encumbrance, obligation, defect or other similar matter that, if not cured, causes none of EOC, EXCO Parent or MLP LLC to have Defensible Title in and to any Production Asset as of the Effective Time and as of the Closing (or, if later, the time of contribution); provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Investor provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects based on a gap in EXCO’s or MLP LLC’s chain of title in the state’s records as to state leases, or in the county records as to other leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be provided within two Business Days after the delivery of a Title Defect Notice with respect to such defects;

(d) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, unless Investor provides affirmative evidence that causes Investor to reasonably believe the cessation of production, insufficient production or failure to conduct operations would give rise to a right to terminate the Subject Lease in question, which evidence shall be provided within two Business Days after the delivery of a Title Defect Notice with respect to such defects;

(e) defects based on references to lack of information (unless such information (i) is not reflected in the records of the applicable county or parish and (ii) is not in EXCO’s files or records made available to Investor);

(f) defects that have been cured by applicable Laws of limitations or prescription;

(g) defects arising out of lack of corporate or other entity authorization unless Investor provides affirmative evidence that causes Investor to reasonably believe such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant property; and

(h) in the case of a Future Well, defects based on any permits, easements, rights-of-way, unit designations, or production and drilling units having not yet obtained, formed or created.

“Title Defect Amount” means, with respect to any Title Defect, the value of such Title Defect as determined pursuant to Section 3.2(d).

“Title Defect Escrow Account” has the meaning set forth in Section 3.2(b).

“Title Defect Notice” has the meaning set forth in Section 3.2(a).

“Title Defect Property” has the meaning set forth in Section 3.2(a).

“Transaction Items” has the meaning set forth in Section 2.3.

“TX/LA Assignment” means the Assignment and Bill of Sale in substantially the form attached hereto as Exhibit F.

“TX/LA Leases” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“TX/LA Properties” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“TX/LA Units” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“TX/LA Wells” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“Vernon” means Vernon Gathering, LLC, a Delaware limited liability company.

“Vernon Assignment” means the Assignment of Vernon Membership Interests in substantially the form attached as Exhibit G.

“Vernon Closing Date Working Capital” means, as of the Closing Date, the current assets minus the current liabilities of Vernon, determined in accordance with GAAP, as adjusted to (a) exclude deferred Taxes (whether assets or liabilities) and (b) to give effect to the exclusion of the Excluded Assets and to the exclusion of the Excluded Liabilities. For the avoidance of doubt, “Vernon Closing Date Working Capital” shall include the fair market value of all Imbalances of Vernon at the Closing Date.

“Vernon Depths” means from the surface of the earth down to the stratigraphic equivalent of the base of the Cotton Valley formation as shown in the Schlumberger Platform Express Final Composite Gamma Ray Log for the Davis Bros. 29-5 Well (API No. 1704920418), located 650’ FSL and 850’ FEL of Section 29, T16N, R2W, Jackson Parish, Louisiana, at 15,331’ measured depth (including the Bossier sands contained within such depths).

“Vernon Effective Date Working Capital” means $1,088,868.

“Vernon Facilities” has the meaning set forth in the definition of “Gathering Assets” in this Section 1.1.

“Vernon Gathering System” has the meaning set forth in the definition of “Gathering Assets” in this Section 1.1.

“Vernon Leases” has the meaning set forth in the definition of “EOC Assets” in this Section 1.1.

“Vernon Membership Interests” means all of the issued and outstanding membership interests in Vernon.

“Vernon Real Property Interests” has the meaning set forth in the definition of “Gathering Assets” in this Section 1.1.

“Vernon Working Capital Adjustment” means the difference between the Vernon Closing Date Working Capital and the Vernon Effective Date Working Capital.

“Wells” means the Sugg Ranch Wells and the TX/LA Wells.

“WI Owner” has the meaning set forth in Section 3.7(a).

“Working Interest,” with respect to any Person, means the interest of such Person in and to a Subject Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Subject Well, but without regard to the effect of any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties and other burdens upon, measured by or payable out of production.

Section 1.2 References and Rules of Construction.

(a) All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection” and “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein shall have the meaning given to it under GAAP as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or, except as otherwise expressly provided herein, as hereafter amended.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be set forth on a Schedule for informational purposes only.

ARTICLE 2

CONTRIBUTION; AND ADJUSTMENTS

Section 2.1 Contribution of Cash and Equity Interests. At the Closing, upon the terms and subject to the conditions of this Agreement, the following shall occur concurrently, with each conditioned on the other:

(a) EXCO Holding, Investor and the General Partner shall enter into the GP LLC Agreement;

(b) the General Partner, EXCO Holding and Investor shall execute and deliver the Partnership Agreement;

(c) EXCO Holding shall contribute and deliver to the Partnership all of the MLP LLC Membership Interests, free and clear of any liens or encumbrances (but subject to the terms of the organizational documents of MLP LLC) in return for (i) the EXCO Issued Units and (ii) a cash amount equal to the Distribution Amount;

(d) Investor shall contribute to the Partnership the Cash Contribution, in exchange for the Investor Issued Units;

(e) EXCO Holding shall contribute and deliver to the General Partner the EXCO Contributed Units in exchange for the EXCO GP LLC Units

(f) Investor shall contribute and deliver to the General Partner the Investor Contributed Units in exchange for the Investor GP LLC Units;

(g) the EXCO Contributed Units and the Investor Contributed Units held by the General Partner shall automatically be converted into a like number of Notional General Partner Units and IDRs representing a continuation of the 2% General Partner Interest;

(h) EXCO Holding and Investor shall cause the General Partner to cause the Partnership to enter into the Credit Agreement and to incur under the Credit Agreement the Adjusted Initial Draw Amount; and

(i) EXCO Holding and Investor shall cause the General Partner to cause the Partnership to distribute to EXCO Holding the Distribution Amount in cash together with $980 as a return of the organizational limited partner contribution.

To the extent actions are required to be undertaken by EXCO Holding in this Section 2.1, EXCO Parent shall cause EXCO Holding to take such action at the time required to do so.

Section 2.2 Cash Adjustment Amount . All adjustments pursuant to Section 2.2(a) and Section 2.2(b) shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied (y) without duplication (in this Agreement or otherwise) and (z) with respect to those matters set forth in Section 2.2(a) and Section 2.2(b) identified on or before the 180th day after Closing (the “Cut-off Date”). Each adjustment described in Section 2.2(a) and Section 2.2(b) shall be allocated among the Assets in accordance with Section 2.4 and Schedule 3.2 (as applicable). The net adjustment resulting from Section 2.2(a) and Section 2.2(b) made to an initial amount of zero is referred to herein as the “Cash Adjustment Amount” (and shall be expressed as a positive number, if positive, and as a negative number, if negative).

(a) The Cash Adjustment Amount shall be increased by the following amounts (without duplication) in the aggregate:

(i) an amount equal to all Property Costs and all Production Burdens paid by any EXCO Party or its Affiliates attributable to the ownership and operation of the Production Assets and that are incurred at or after the Effective Time, but excluding any amounts previously reimbursed to any EXCO Party pursuant to Section 8.3;

(ii) an amount equal to, to the extent that such amounts have been received by any of the Partnership Entities and not remitted or paid to any EXCO Party or its Affiliate, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties prior to the Effective Time, net of expenses (other than Property Costs or expenses relating to liabilities that are not Assumed Obligations), (B) all other income, proceeds, receipts and credits earned with respect to the Production Assets prior to the Effective Time (including, to the extent that any EXCO Party actually paid such amounts on behalf of such Third Parties in such Party’s role as operator of the Production Assets, proceeds from cash calls and billings and other funds received for the account of Third Parties with respect to any of the Production Assets operated by such Party for all periods prior to the date on which such Party’s resignation as operator becomes effective) net of expenses (other than Property Costs or expenses relating to liabilities that are not Assumed Obligations) and (C) any other amounts to which any EXCO Party is entitled pursuant to Section 8.3;

(iii) the amount of all prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred, prepaid Taxes, and scheduled payments) paid by any EXCO Party or its Affiliates with respect to the ownership or operation of the Production Assets after the Effective Time (excluding expenses relating to liabilities that are not Assumed Obligations);

(iv) to the extent that proceeds for such volumes have not been received by any EXCO Party, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Production Assets multiplied by the contract price therefor on the Effective Time;

(v) to the extent that any EXCO Party is underproduced as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 5.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances multiplied by a price of $2.50 per MMBtu;

(vi) the Vernon Working Capital Adjustment, if greater than zero; and

(vii) an amount equal to (A) the Administrative Services Fee (together with sales and use Taxes relating to the services thereunder, if applicable) that would have been payable from the Effective Time up to the Closing Date if the Administrative Services Agreement had been in effect during such period of time, (B) the Disposal Fee that would have been payable from the Effective Time up to the Closing Date if the Operating Agreements had been in effect during such period of time, and (C) any “loss” that would have been payable under Section 4.2(c) of each of the Operating Agreements for the period of time from the Effective Time up to the Closing Date if the Operating Agreements had been in effect during such period of time.

(b) The Cash Adjustment Amount shall be decreased by the following amounts (without duplication):

(i) all Property Costs and Production Burdens paid by any of the Partnership Entities attributable to the ownership and operation of the Production Assets and that are incurred prior to the Effective Time, but excluding any amounts previously reimbursed to any Partnership Entity pursuant to Section 8.3;

(ii) to the extent that such amounts have been received by any EXCO Party and not remitted or paid to any of the Partnership Entities, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties at or after the Effective Time, net of expenses (other than Property Costs or expenses relating to liabilities that are not Assumed Obligations), (B) all proceeds attributable to the sale of any of the Productions Assets from and after the Execution Date up to the Closing, net of any expenses, (C) all other net income, proceeds, receipts and credits earned with respect to the Production Assets at and after the Effective Time (excluding, to the extent that any EXCO Party actually paid such amounts on behalf of such Third Parties in such Party’s role as operator of the Production Assets, all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Production Assets operated by such Party for all periods prior to the date on which such Party’s resignation as operator of becomes effective) and (D) any other amounts to which MLP LLC is entitled pursuant to Section 8.3;

(iii) to the extent that any EXCO Party is overproduced as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 5.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances multiplied by a price of $2.50 per MMBtu;

(iv) all funds held in suspense by any EXCO Party with respect to the operation, ownership, production and developments of the Assets, including those amounts set forth in Schedule 5.17;

(v) any “profit” that would have been payable under Section 4.2(c) of each of the Operating Agreements for the period of time from the Effective Time up to the Closing Date if the Operating Agreements had been in effect during such period of time; and

(vi) (A) the absolute value of the Vernon Working Capital Adjustment, if less than zero and (B) to the extent not accounted for in the Vernon Working Capital Adjustment, all proceeds attributable to the sale of any of the Gathering Assets from and after the Execution Date up to the Closing, net of any expenses.

(c) At Closing,

(i) prior to the contribution of the EXCO Contributed Units and the Investor Contributed Units to the General Partner:

(A) the Target Cash Contribution and the Target Distribution Amount shall each be increased by 74.5% of the Cash Adjustment Amount (if positive) or decreased by 74.5% of the absolute value of the Cash Adjustment Amount (if negative);

(B) the Target Investor Units shall be increased (if the Cash Adjustment Amount is positive) or decreased (if the Cash Adjustment Amount is negative), as applicable, by the quotient of (x) the product of (A) 74.5% multiplied by (B) the absolute value of the Cash Adjustment Amount divided by (y) $10.00;

(C) the Target EXCO Units shall be increased (if the Cash Adjustment Amount is positive) or decreased (if the Cash Adjustment Amount is negative), as applicable, by the quotient of (x) the product of (A) 25.5% multiplied by (B) the absolute value of the Cash Adjustment Amount divided by (y) $10.00;

(D) the Target Investor Contributed Units and the Target EXCO Contributed Units shall each be increased (if the Cash Adjustment Amount is positive) or decreased (if the Cash Adjustment Amount is negative), as applicable, by the product of (1) the sum of the increase (or decrease) in Target Investor Units and Target EXCO Units pursuant to Section 2.2(c)(i)(B) and Section 2.2(c)(i)(C) multiplied by (2) 1%;

(ii) in connection with the contribution of the EXCO Contributed Units and the Investor Contributed Units to the General Partner, the Target EXCO GP LLC Units and the Target Investor GP LLC Units shall each be increased or decreased, as applicable, by an amount equal to the increase (or decrease) to the Target Investor Contributed Units and the Target EXCO Contributed Units pursuant to Section 2.2(c)(i)(D).

in each case, based upon the Cash Adjustment Amount as set forth in the Preliminary Settlement Statement.

Section 2.3 Other Adjustments . Pursuant to Article 3, Article 4 and Section 7.4, at Closing and, if applicable, following the resolution of any Title Defect or Environmental Defect or the later contribution of any Assets excluded at Closing, each of the Target Cash Contribution, the Target Distribution Amount, the Target EXCO Units, the Target Investor Units, the Target Initial Draw Amount, the Target EXCO Contributed Units, the Target Investor Contributed Units, the Target EXCO GP LLC Units and the Target Investor GP LLC Units (collectively, the

“Transaction Items”) will be adjusted in accordance with Annex A. Based upon such adjustments, each Party shall take such actions, and shall exercise (or cause their respective Affiliates to exercise) their powers under the relevant Related Agreements to cause the members of the Partnership Group to take such actions, as are required pursuant to Annex A in accordance with the terms thereof.

Section 2.4 Allocated Values . The “Allocated Values” for the Assets (which are provided for, and allocated among, each of the Subject Wells and Vernon’s Assets) are set forth in Schedule 2.4 and Schedule 3.2. The Parties have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but no Party makes any representation or warranty as to the accuracy of such values.

ARTICLE 3

TITLE MATTERS

Section 3.1 EXCO’s Title . Except for the special warranty of title set forth in the Production Assets Assignments, and for the express representations and warranties set forth in Section 5.28, no EXCO Party makes any warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets; and Investor hereby acknowledges and agrees that, other than a breach of the special warranty of title set forth in the Production Assets Assignments or a breach of the representations and warranties in Section 5.28, and subject to Section 3.5, the sole remedy of Investor, or any of the Partnership Entities for any defect of title with respect to the Assets, including any Title Defect, shall be as set forth in Section 3.2.

Section 3.2 Title Defects.

(a) To assert a claim of a Title Defect, Investor must deliver a claim notice to EXCO Parent (a “Title Defect Notice”) after the discovery thereof no later than 5:00 p.m. Central Time on January 7, 2013 (such cut-off time and date, the “Defect Claim Date”). To be effective, each Title Defect Notice shall be in writing and (i) include a description of the alleged Title Defect that is reasonably sufficient for EXCO Parent to determine the basis of the alleged Title Defect, (ii) identify the Subject Well(s) or other Production Asset(s) adversely affected by the Title Defect (each a “Title Defect Property”), (iii) set forth the Allocated Value of each Title Defect Property, and (iv) specify the Investor’s estimate of the Title Defect Amount with respect to each alleged Title Defect and the computations and information upon which Investor’s belief is based, including any analysis by any title attorney or examiner hired by Investor. Investor shall furnish to EXCO Parent copies of all documents upon which Investor relies for its assertion of a Title Defect, including, at a minimum, supporting documents in Investor’s possession reasonably necessary for EXCO Parent (as well as any title attorney or examiner hired by EXCO Parent) to verify the existence of the alleged Title Defect. Investor shall also on or before the Defect Claim Date use its good faith efforts to furnish EXCO Parent with written notice of any Title Defect or Title Benefit that is discovered by Investor or any of its Representatives while conducting Investor’s due diligence with respect to the Production Assets prior to the Defect Claim Date.

(b) Upon EXCO Parent’s delivery of a Remedy Notice to Investor prior to Closing, EXCO Parent shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove (or cause to be cured or removed) on or before the 90th day after the Closing Date (the “Cure Period”) any Title Defects for which EXCO Parent has received a Title Defect Notice from Investor prior to the Defect Claim Date. With respect to any Title Defect (i) for which EXCO Parent has provided a Remedy Notice to Investor prior to or on the Closing Date which is not cured by EXCO Parent prior to Closing or (ii) for which EXCO Parent disputes the existence of a Title Defect or disputes the Title Defect Amount with respect to a Title Defect where the Parties have agreed on the remedy set forth in Section 3.2(c)(i) with respect thereto (in each case, a “Disputed Title Defect”), then, subject to the Individual Title Defect Threshold and the Aggregate Defect Deductible, at or substantially concurrent with Closing, an Escrow Amount determined in accordance with Section V.a of Annex A, computed using the Reference Title Defect Amount applicable to such Title Defect, shall be deposited in accordance with Section V.a of Annex A into an escrow account with an escrow agent mutually agreeable to Investor and EXCO Parent (such escrow agent, the “Escrow Agent” and such account, the “Title Defect Escrow Account”), and the Transaction Items shall be adjusted accordingly in accordance with Section V.a of Annex A. If any Title Defect with respect to which EXCO Parent has provided a Remedy Notice to Investor, and with respect to which the Escrow Amount relating thereto has been deposited into the Title Defect Escrow Account is cured prior to the expiration of the Cure Period, then the Parties shall effect the actions required by Section V.b of Annex A in respect of such Title Defect. If any Title Defect with respect to which EXCO Parent has provided a Remedy Notice to Investor is not cured by EXCO Parent within the Cure Period, then, on or before the fifth day after the expiration of the Cure Period (the “Remedy Deadline”), or if later on or before the fifth day after the final determination of the applicable Title Defect Amount pursuant to Section 3.4, the Parties shall effect the actions required by Section V.c, Section V.d or Section V.e of Annex A, as applicable, with respect to such Title Defect. Notwithstanding the foregoing, any disputes with respect to (x) the proper and adequate cure for any such Title Defect, (y) any Title Defect Amount or (z) whether the alleged Title Defect constitutes a Title Defect, shall be finally and exclusively resolved in accordance with the provisions of Section 3.4, and the Parties shall effect the actions required by Section V of Annex A in accordance with the determination of the Title Arbitrator pursuant to Section 3.4. An election by EXCO Parent to attempt to cure a Title Defect shall be without prejudice to its rights under Section 3.4 and shall not constitute an admission against interest or a waiver of EXCO Parent’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Any Disputed Title Defects (including disputes with respect to whether any Disputed Title Defect has been cured) that have not been waived or otherwise resolved by EXCO Parent and Investor prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 3.4.

(c) In the event that any Title Defect is not either waived by Investor or cured (as agreed by the Parties), in each case prior to the Closing, EXCO Parent and Investor shall mutually agree upon one of the following remedies (subject to the Individual Title Defect Threshold and the Aggregate Defect Deductible):

(i) make an adjustment to the Transaction Items pursuant to (x) Section II.a of Annex A if the Title Defect Amount applicable to such Title Defect is agreed by the Parties or (y) Section V.a of Annex A if the Title Defect Amount applicable to such Title Defect is disputed by the Parties;

(ii) have the applicable EXCO Party retain the entirety of the Title Defect Property (and any Assets solely related to such Title Defect Property) that is adversely affected by such Title Defect in which event the Transaction Items shall be adjusted pursuant to Section II.a of Annex A, based on the Allocated Value of such Title Defect Property and such Title Defect Property (and any Assets solely related to such Title Defect Property) shall no longer be included within the definition of Assets or Production Assets (or EXCO Parent Assets or EOC Assets, as applicable) for any purpose under this Agreement and such Title Defect Property (and any Assets solely related to such Asset) shall become an Excluded Asset hereunder and the Assumed Obligations shall not include liabilities or obligations relating to such Excluded Asset; or

(iii) have EXCO Parent indemnify MLP LLC, pursuant to a written indemnity agreement, in form and substance reasonably satisfactory to Investor, for any and all Damages arising out of or resulting from such Title Defect.

With respect to any Title Defect, if Investor and EXCO Parent cannot agree upon the remedy for such Title Defect under Section 3.2(c)(i), Section 3.2(c)(ii) or Section 3.2(c)(iii) above prior to the Closing, then Investor and EXCO Parent shall be deemed to have chosen the remedy under Section 3.2(c)(ii) with respect to such Title Defect.

(d) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Investor and EXCO Parent agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the applicable EXCO Party’s interest in the affected Title Defect Property;

(iii) if the Title Defect reflects a discrepancy (with a proportional decrease in the Working Interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Schedule 2.4 or Schedule 3.2 (as applicable), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule 2.4 or Schedule 3.2 (as applicable);

(iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the reasonable cost and expense of curing or remediating, as applicable, such Title Defect, and such other factors as are necessary to make a proper evaluation;

(v) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Investor otherwise receives credit in the calculation of the adjustments to the Transaction Items pursuant to Section 2.3;

(vi) notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property; and

(vii) if the Parties agree on the remedy set forth in Section 3.2(c)(i) but the Parties do not agree by the scheduled Closing with respect to any Title Defect Amounts relating thereto, then the provisions of Section 3.2 and Section 3.4 shall apply.

Section 3.3 Title Benefits.

(a) In addition to any Title Benefits reported by Investor pursuant to Section 3.2, EXCO Parent has the right, but not the obligation, to deliver to Investor on or before the Defect Claim Date with respect to each Title Benefit discovered by EXCO Parent a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Subject Well affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) EXCO Parent’s estimate of the Title Benefit Amount attributable to the Title Benefit and the computations and information upon which EXCO Parent’s belief is based on or before the Defect Claim Date with respect to each Title Benefit discovered by EXCO Parent. EXCO Parent shall deliver to Investor copies of all documents upon which EXCO Parent relies for its assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Investor (as well as any title attorney or examiner hired by Investor) to verify the existence of the alleged Title Benefit.

(b) With respect to each Title Benefit Property affected by any Title Benefits reported under Section 3.2(a) or Section 3.3(a), the Title Benefit Amount attributable to such Title Benefit shall be used to reduce the amount of the aggregate Title Defect Amounts and Remedy Amounts attributable to Title Defects and Environmental Defects properly and timely raised by Investor after taking into account the Individual Title Defect Threshold and the Individual Environmental Defect Threshold, as applicable.

(c) The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Investor and EXCO Parent agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit reflects a difference (with a proportional increase in the Working Interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Schedule 2.4 or Schedule 3.2 (as applicable), then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule 2.4 or Schedule 3.2 (as applicable); and

(iii) if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsection (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property and such other factors as are necessary to make a proper evaluation.

(d) If the Parties cannot reach an agreement on alleged Title Benefits or Title Benefit Amounts (in each case, a “Disputed Title Benefit”) by the scheduled Closing, then (i) the average of EXCO’s and Investor’s good faith estimate of such disputed Title Benefit Amount shall be used in calculating the reduction to the Title Defect Amounts and Remedy Amounts pursuant to Section 3.3(b) to the extent applicable, and (ii) the provisions of Section 3.4 shall apply.

Section 3.4 Title Disputes.

(a) If, after the Remedy Deadline, the Parties are unable to agree on any Disputed Title Defects or Disputed Title Benefits (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 3.4. Investor shall provide to EXCO Parent by not later than the tenth Business Day following the Remedy Deadline a written description meeting the requirements of Section 3.2(a) or Section 3.3(a), as applicable, together with supporting documentation, of the Disputed Title Matters. By not later than ten Business Days after EXCO Parent’s receipt of Investor’s written description of the Disputed Title Matters, EXCO Parent shall provide to Investor a written response setting forth EXCO Parent’s position with respect to the Disputed Title Matters together with supporting documentation.

(b) By not later than ten Business Days after Investor’s receipt of EXCO Parent’s written response to Investor’s written description of the Disputed Title Matters and supporting documentation, either EXCO or Investor may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent that such rules do not conflict with the terms of this Section 3.4, by written notice (the “Title Arbitration Notice”) to the other Party of any Disputed Title Matters not otherwise resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”).

(c) The arbitration shall be held before a one member arbitration panel (the “Title Arbitrator”), determined as follows. The Title Arbitrator shall be an attorney with at least 15 years’ experience examining oil and gas titles in the State of Texas. Within two Business Days following the receipt by EXCO or Investor of the Title Arbitration Notice from the other Party, EXCO Parent and Investor shall each exchange lists of three acceptable, qualified arbitrators. Within two Business Days following the exchange of lists of acceptable arbitrators, the Parties shall select by mutual agreement the Title Arbitrator from their original lists of three acceptable arbitrators. If no such agreement is reached within five Business Days following the delivery of Title Arbitration Notice, the Houston, Texas office of the AAA shall select an arbitrator from the original lists provided by the Parties to serve as the Title Arbitrator.

(d) Within two Business Days following the selection of the Title Arbitrator, the following initial information shall be submitted to the Title Arbitrator (with copies to the other Parties): (i) EXCO Parent shall submit a copy of this Agreement, with specific reference to this Section 3.4 and the other applicable provisions of this Article 3; (ii) Investor shall submit a copy of Investor’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to EXCO Parent; (iii) EXCO Parent shall submit a copy of EXCO Parent’s written response to Investor’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Investor; and (iv) EXCO Parent shall submit a copy of the Title Arbitration Notice. The Parties may then supplement such initial information with one final supplement and/or response to the other Party’s position with respect to the Final Disputed Title Matters submitted to the Title Arbitrator within three Business Days after all of such initial information has been submitted. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Investor nor EXCO Parent shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

(e) The Title Arbitrator shall make its determination by written decision within 20 Business Days following his/her selection pursuant to Section 3.4(c) (the “Title Arbitration Decision”). The Title Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making his/her determination, the Title Arbitrator shall be bound by the provisions of this Article 3. The Title Arbitrator may consult with and engage disinterested Third Parties (including Louisiana counsel if any Final Disputed

Title Matter relates to properties located in Louisiana) to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed

Title Matters. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.

(f) The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(g) The fees, costs and expenses of the Title Arbitrator, shall be allocated between EXCO Parent, on the one hand, and Investor, on the other hand, based upon the percentage which the portion of the Disputed Title Matters not awarded to such Party bears to the amount actually contested by such Party. For example, if Investor claims that the appropriate adjustments are $1,000 greater than the amount determined by EXCO Parent and if the Title Arbitrator ultimately resolves the Disputed Title Matters by awarding to Investor $300 of the $1,000 contested, then the fees, costs and expenses of the Title Arbitrator will be allocated 30% (i.e., 300 ÷ 1,000) to EXCO Parent and 70% (i.e., 700 ÷ 1,000) to Investor. Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.

(h) The Parties shall implement the Title Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, EXCO Parent shall remedy, at its sole election, such Title Defects pursuant to Section 3.2(c) in a manner reasonably satisfactory to Investor within ten Business Days following EXCO Parent’s receipt of the Title Arbitration Decision (with any amounts owed, as a result of such election, to be made and accounted for at the times set forth in Section 10.5(b)), (ii) in the case of disputed Title Defect Amounts or where an alleged Title Defect is determined to be a Title Defect and remains uncured ten Business Days following EXCO Parent’s receipt of the Title Arbitration Decision, any amounts determined to be owed by either Party shall be accounted for in accordance Section V.c, Section V.d or Section V.e of Annex A, as applicable, and the Parties shall effect the actions required thereby in connection therewith. Any alleged Title Defects determined not to be Title Defects or alleged Title Benefits determined not to be Title Benefits (in each case) under the Title Arbitration Decision shall be final and binding as not being Title Defects or Title Benefits, as applicable.

(i) Any dispute over the interpretation or application of this Section 3.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.

Section 3.5 Limitations on Applicability.

(a) The right of Investor or EXCO Parent to assert a Title Defect or Title Benefit, respectively, under this Article 3 shall terminate on the Defect Claim Date, except that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title

Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Investor’s or EXCO Parent’s rights under this Article 3 with respect to any alleged Title Defect or Title Benefit properly reported in accordance with Section 3.4 on or before the Defect Claim Date. Thereafter, except pursuant to the special warranty of title set forth in the Production Assets Assignments, Investor (on its own behalf and on behalf of the Partnership Entities) shall be deemed to have waived any Title Defect of which Investor has not provided notice prior to the Defect Claim Date. Notwithstanding the foregoing, if a Title Defect under this Article 3 results from any matter that could also result in the breach of any representation or warranty of EXCO Parent as set forth in Article 5 or a breach of any EXCO Party’s special warranty of title set forth in the Production Assets Assignments and (in either case) (i) Investor has Actual Knowledge of such matter prior to the Defect Claim Date after consultation with its consultants and counsel engaged by Investor to conduct title due diligence or (ii) the Title Defect was apparent from a recorded instrument to which EXCO or its Affiliate is or was a party which was recorded prior to the Effective Time, then, other than a Title Defect consisting of an EXCO Transfer or Lien arising by through or under EXCO or an Affiliate of EXCO, Investor shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 3 and, for the avoidance of doubt, Investor and the Partnership Entities shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty or as a claim against any EXCO Party’s special warranty of title provided in the Production Assets Assignments.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Transaction Items or other remedies available in respect of Title Defects under this Article 3 (i) for any Title Defect Amount with respect to an individual Title Defect if such amount does not exceed $25,000 (each, an “Individual Title Defect Threshold”); and (ii) with respect to any Title Defect Amount that exceeds the Individual Title Defect Threshold unless (A) the amount of (1) the sum of (x) all of the Title Defect Amounts of such Title Defects that exceed the Individual Title Defect Threshold (for the avoidance of doubt, including the portion of such Title Defect Amounts that is less than the Individual Title Defect Threshold), excluding any Title Defect Amounts attributable to Title Defects cured by EXCO Parent or waived by Investor, plus (y) the Remedy Amounts of all Environmental Defects, in the aggregate, excluding any individual Environmental Defect for which the Remedy Amount does not exceed the Individual Environmental Threshold and excluding any Environmental Defects cured by EXCO Parent or waived by Investor, minus (2) all Title Benefit Amounts attributable to Title Benefits, exceeds (B) the Aggregate Defect Deductible after which point, subject to the Individual Title Defect Threshold, Investor shall be entitled to adjustments to the Transaction Items or other remedies chosen by Investor and EXCO Parent in accordance with Section 3.2(c) only with respect to Title Defect Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts exceed the Aggregate Defect Deductible. If any Asset is excluded pursuant to Section 3.2(c), the Title Defect Amount relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

Section 3.6 Consents to Assignment and Preferential Rights to Purchase.

(a) Promptly after the Execution Date, EXCO Parent shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth in Schedule 5.13B (including the Specified Consent Requirements that are set forth in Schedule 5.13B) requesting consents to the Production Assets Assignments and, if applicable, the transactions contemplated hereby, and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth in Schedule 5.13A in compliance with the terms of such rights and requesting waivers of such rights. EXCO Parent shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that EXCO Parent shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Investor shall cooperate with EXCO Parent in seeking to obtain such consents to assignment and waivers of preferential rights, provided that Investor shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement (including all thresholds, deductibles and other amounts except for the cash consideration), including the successful Closing of this Agreement pursuant to Article 8 as to those Assets for which preferential purchase rights have not been exercised; provided, however, that the exercise of such preferential purchase rights will be for cash consideration only (based on the Allocated Value) and no partnership with the holder of such right will be formed pursuant hereto. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 2.2(a) and Section 2.2(b). If, prior to the Closing Date, any Party discovers any required consents or preferential rights to purchase (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 3.6(a), then, without limiting any rights for indemnification pursuant to Section 12.2(b)(ii) on account of a breach of EXCO’s representations set forth in Section 5.13, (A) the Party making such discovery shall provide the other Party with written notification of such consents or preferential rights, as applicable, (B) EXCO Parent, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of the required consents requesting consents to the Production Assets Assignments and, if applicable, the transactions contemplated hereby, and notices to the holders of preferential rights to purchase in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 3.6 shall apply to the Assets subject to such consents or preferential rights to purchase, as applicable.

(b) No Asset for which a Specified Consent Requirement has not been satisfied shall be included in any of the Production Assets Assignments. In cases in which the Asset subject to such a requirement is a Contract and MLP LLC is assigned the other Assets to which the Contract relates, but the Contract is not transferred to MLP LLC due to the unwaived Specified Consent Requirement, then, to the extent practicable, (i) EXCO Parent shall continue after Closing to use commercially reasonable efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to MLP LLC upon receipt of the Specified Consent Requirement, (ii) the Contract shall be held by the applicable EXCO Party for the benefit of MLP LLC until the Specified Consent Requirement is satisfied or the Contract has terminated, and (iii) MLP LLC shall pay all amounts due thereunder, perform all obligations thereunder and, subject to the rights of MLP LLC under the Related Agreements, indemnify the EXCO Parties and their Affiliates against any Damages incurred or suffered by any such EXCO Party or Affiliate as a consequence of an EXCO Party remaining a party to such Contract (in each case, except to the extent any such Damages resulted from the gross negligence or willful misconduct of any EXCO Party or its Representatives and subject to the same requirements and procedures applicable to Article 7 of the Administrative Services Agreement, applied mutatis mutandis) until the Specified Consent Requirement is satisfied or the Contract has terminated. In cases in which the Asset subject to such a Specified Consent Requirement is a Property or other real property interest and such consent is not satisfied by Closing, the affected Asset (and any Assets solely related to such Asset) shall not be transferred pursuant to the Production Assets Assignments, and the Transaction Items shall be appropriately adjusted in accordance with Section III.a of Annex A based upon the Allocated Value of such Asset. In such event, unless and until such Assets are thereafter transferred to MLP LLC as provided in Section 3.6(c) and subject to the foregoing provisions (including MLP LLC’s indemnification obligations under this Section 3.6(b), which provisions shall control in event of any conflict with the other provisions of this Agreement), such excluded Assets (and any Assets solely related to such Assets), shall no longer be included within the definition of Assets or Production Assets (or EXCO Parent Assets or EOC Assets, as applicable) for any purpose under this Agreement and shall become an Excluded Asset hereunder, and the Assumed Obligations shall not include liabilities or obligations relating to such Excluded Assets.

(c) If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Transaction Items is made under Section 2.3 is subsequently satisfied prior to the fifth Business Day prior to Final Statement Date, a separate closing shall be held within five Business Days thereof at which (i) the applicable EXCO Party shall contribute and convey the affected Assets to MLP LLC in accordance with this Agreement, and (ii) the Parties shall take the actions required by Section III.b of Annex A on the account of such contribution of such Assets.

(d) If such consent requirement is not satisfied by the date of delivery of the final settlement statement, the EXCO Parties shall have no further obligation to contribute and convey such Assets to MLP LLC, and such Assets (and any Assets solely related to such Assets) shall be deemed to be deleted from the Exhibits and Schedules to this Agreement for all purposes. For any required consent that is not a Specified Consent Requirement, notwithstanding anything herein to the contrary, but subject to the rights for indemnification pursuant to Section 12.2(b) on account of a breach of EXCO’s representations set forth in Section 5.13, MLP LLC shall be responsible from and after the Closing for any and all liabilities arising from the failure to obtain such consent except to the extent that the failure to obtain such consent results from the breach by any of the EXCO Parties of its covenants set forth in this Section 3.6.

(e) If any preferential right to purchase any Assets is exercised prior to the Reorganization or the Closing (as applicable), the Transaction Items shall be adjusted in accordance with Section III.a of Annex A based upon the Allocated Value of such Assets, and the affected Assets (and any Assets solely related to such Assets) shall be deemed to be deleted from Exhibits and Schedules to this Agreement for all purposes. The applicable EXCO Party shall retain the consideration paid by the Third Party. Should a Third Party fail to exercise its preferential right to purchase as to any portion of the Assets prior to the Reorganization or the Closing (as applicable) and the time for exercise or waiver has not yet expired, the affected Assets (and any Assets solely related to such Assets) shall not be transferred to MLP LLC pursuant to the Production Assets Assignments and the Transaction Items shall be adjusted in accordance with Section III.a of Annex A based upon the Allocated Value of such Assets. In the event that such Third Party exercises its preferential right to purchase following the Closing, the EXCO Parties shall have no further obligation to contribute and convey such Assets to MLP LLC, and such Assets shall be deemed to be deleted from the Exhibits and Schedules to this Agreement for all purposes and shall constitute Excluded Assets hereunder. If, on the other hand, the applicable preferential purchase rights are waived or expire (including based on the failure of a Third Party holder of an exercised preferential purchase right to consummate the purchase of the affected Assets) on the fifth Business Day prior to the Final Statement Date, then a separate closing shall be held within five Business Days thereof at which (i) the applicable EXCO Party shall contribute and convey such affected Assets to MLP LLC in accordance with this Agreement and (ii) the Parties shall take the actions required by Section III.b of Annex A on the account of such contribution of such Assets. With respect to any Assets excluded from the transactions contemplated hereby pursuant to this Section 3.6(e) (unless and until such Assets are thereafter transferred to MLP LLC as provided in this this Section 3.6(e)), such excluded Assets shall constitute Excluded Assets hereunder and, for the avoidance of doubt, the Assumed Obligations shall not include liabilities and obligations relating to such Excluded Assets.

Section 3.7 Maintenance of Uniform Interest Waivers.

(a) Promptly after the Execution Date, EXCO Parent shall prepare and send notices to the Working Interests owners (the “WI Owners”) that are parties with an EXCO Party to one or more of those joint operating agreements affecting the Properties that contain a maintenance of uniform interest provision (“MUI”) and that are set forth in Schedule 5.13C. EXCO Parent shall use commercially reasonable efforts to cause waivers of such MUIs to be obtained and delivered prior to undertaking the Reorganization, provided that EXCO Parent shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain such waivers. Investor shall cooperate with EXCO Parent in seeking to obtain such waivers of the MUIs; provided that Investor shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain such waivers. If, prior to the Closing Date, any Party discovers any joint operating agreements affecting the Properties and containing a MUI for which notices have not been delivered pursuant to the first sentence of this Section 3.7(a), then, without limiting the rights for indemnification pursuant to Section 12.2(b)(ii) on account of a breach of EXCO’s representations set forth in Section 5.13, (i) the Party making such discovery shall provide the other Party with written notification of such MUIs, (ii) EXCO Parent, following delivery or receipt of such written notification, will promptly send notices to the WI Owners that are subject to such MUIs requesting waivers of such MUIs, and (iii) the terms and conditions of this Section 3.7 shall apply to the Assets subject to such MUIs.

(b) Unless the Parties otherwise agree in writing, no Asset for which less than all of the waivers of the MUI affecting such Asset from the applicable WI Owners subject thereto have been received shall be included in any of the Production Assets Assignments. Unless the Parties otherwise agree in writing, if any such waivers of an MUI affecting an Assets are not obtained, then the Asset affected thereby (and any Assets solely related thereto) shall not be transferred pursuant to the Production Assets Assignments and the Transaction Items shall be adjusted in accordance with Section III.a of Annex A. If all of the waivers of such MUI are subsequently obtained prior to the fifth Business Day prior to the Final Statement Date, a separate closing shall be held within five Business Days thereof at which (i) the applicable EXCO Party shall contribute and convey such Assets to MLP LLC in accordance with this Agreement and (ii) the Parties shall take the actions required by Section III.b of Annex A on account of the such contribution of such Assets. If all of such waivers are not obtained by the Final Statement Date, then the EXCO Parties shall have no further obligation to contribute and convey such Assets to MLP LLC, and such Assets shall be deemed to be deleted from the Exhibits and Schedules to this Agreement for all purposes. With respect to any Assets excluded from the transactions contemplated hereby pursuant to this Section 3.7 (unless and until such Assets are thereafter transferred to MLP LLC as provided in this Section 3.7(b)), such excluded Assets shall constitute Excluded Assets hereunder and, for the avoidance of doubt, the Assumed Obligations shall not include liabilities and obligations relating to such Excluded Assets.

Section 3.8 Casualty or Condemnation Loss.

(a) If, after the Execution Date, but prior to the Reorganization, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”) and the loss as a result of the aggregate of all such Casualty Losses exceeds $5,000,000, then to the extent Closing occurs (subject to the other terms and conditions of this Agreement, including that the conditions set forth in Sections 9.1(f) and 9.2(f) being satisfied or waived by the applicable Party), Investor and EXCO Parent shall mutually agree to either (i) have EXCO Parent cause the Assets adversely affected by any such Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at EXCO Parent’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify the Partnership Entities against any costs or expenses that any such Person reasonably incurs to repair or restore the Assets subject to any such Casualty Loss or (iii) to the extent such Assets are not material to the operation or value of the other Assets, exclude the affected Assets (and any Assets solely related to such Assets) from this Agreement and adjust the Transaction Items in accordance with Section II.a of Annex A based upon the Allocated Value of such Assets. In each case, EXCO Parent shall retain all rights to insurance, unpaid awards, condemnation payments and other rights and claims (including those rights and claims held by Vernon) against Third Parties with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

(b) If, after the Execution Date, but prior to the Reorganization, any Casualty Loss occurs, and the loss as a result of the aggregate of all such Casualty Losses is $5,000,000 or less, then (subject to the other terms and conditions of this Agreement, including that the conditions set forth in Sections 9.1(f) and 9.2(f) being satisfied or waived by the applicable Party) Investor shall nevertheless be required to close and EXCO Parent shall, at Closing, pay to MLP LLC all sums paid to EXCO Parent or its Affiliates (other than Vernon) by Third Parties by reason of such individual Casualty Loss and (i) EXCO Parent, on behalf of itself and its Affiliates (other than Vernon), shall assign, transfer and set over to MLP LLC or subrogate MLP LLC to all of such Person’s right, title and interest (if any) in unpaid awards, condemnation payments and other rights and claims against Third Parties (other than Persons within the EXCO Group) arising out of the Casualty Loss, and (ii) Vernon shall be permitted to retain all sums paid to it and all such rights and claims in the case of a Casualty Loss attributable to Vernon’s assets.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Environmental Defects.

(a) To assert a claim of an Environmental Defect, Investor must deliver a claim notice to EXCO Parent (a “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than the Defect Claim Date. Investor shall also, from time to time prior to the Defect Claim Date, use its good faith efforts to furnish EXCO Parent with written notice of any Environmental Defect that is discovered by Investor or any of its Representatives while conducting Investor’s due diligence with respect to the Assets prior to the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and (i) include a description of the alleged Environmental Defect that is reasonably sufficient for EXCO Parent to determine the basis of the alleged Environmental Defect, (ii) identify the Asset adversely affected by the Environmental Defect (a “Environmental Defect Property”), (iii) set forth the Allocated Value of each Environmental Defect Property, and (iv) specify Investor’s estimate of the Remedy Amount with respect to the alleged Environmental Defect and the computations and information upon which Investor’s belief is based, including any analysis by any environmental consultant hired by Investor. Investor shall furnish to EXCO Parent copies of all documents upon which Investor relies for its assertion of an Environmental Defect, including, at a minimum, supporting documents in Investor’s possession reasonably necessary for EXCO Parent (as well as any Environmental attorney or examiner hired by EXCO Parent) to verify the existence of the alleged Environmental Defect.

(b) EXCO Parent shall have the right, but not the obligation, to attempt, at its sole cost, to Remedy (or cause to be Remedied) on or before the Closing Date any Environmental Defects for which EXCO Parent has received an Environmental Defect Notice from Investor prior to the Defect Claim Date.

(c) In the event that any Environmental Defect is not waived by Investor or Remedied prior to Closing, or any dispute exists as to whether an Environmental Defect exists or a Remedy has been effected, EXCO Parent and Investor shall mutually agree upon one of the following actions (subject to the Individual Environmental Defect Threshold and the Aggregate Defect Deductible):

(i) make an adjustment to the Transaction Items pursuant to (x) Section II.a of Annex A if the Remedy Amount applicable to such Environmental Defect is agreed by the Parties or (y) Section IV.a of Annex A if the Remedy Amount applicable to such Environmental Defect is disputed by the Parties;

(ii) have the applicable EXCO Party retain the entirety of the Environmental Defect Property (and any other Assets solely related to such Environmental Defect Property) that is adversely affected by such Environmental Defect in which event the Transaction Items shall be adjusted in accordance with Section II.a of Annex A based upon the Allocated Value of such Environmental Defect Property and such Environmental Defect Property (and any other Assets solely related to such Environmental Defect Property) shall no longer be included within the definition of Assets or Production Assets (or EXCO Parent Assets or EOC Assets, as applicable) for any purpose under this Agreement and shall become an Excluded Asset hereunder, and the Assumed Obligations shall not include liabilities or obligations relating to such Excluded Assets; or

(iii) have EXCO Parent indemnify MLP LLC, pursuant to a written indemnity agreement, in form and substance reasonably satisfactory to Investor, for any and all Damages arising out of or resulting from such Environmental Defect.

With respect to any Environmental Defect, if Investor and EXCO Parent cannot agree upon the remedy for such Environmental Defect under Section 4.1(c)(i), Section 4.1(c)(ii) or Section 4.1(c)(iii) above prior to Closing, then Investor and EXCO Parent shall be deemed to have chosen the remedy under Section 4.1(c)(ii) with respect to such Environmental Defect.

Section 4.2 Environmental Disputes.

(a) The Parties shall attempt to agree on all Environmental Defects and Remedy Amounts prior to Closing. If the Parties are unable to agree on the existence of any Environmental Defect that is not excluded pursuant to Section 4.1(c)(ii) or if the Parties are unable to agree on any Remedy Amounts for which an adjustment is to be made to the Transaction Items pursuant to Section 4.1(c)(i), (in each case) by the scheduled Closing, then the average of EXCO’s and Investor’s good faith estimate of the Remedy Amount relating thereto shall be used to determine the adjustments to the Transaction Items pursuant to Section IV.a of Annex A. If, after the Closing, the Parties are unable to agree on an alleged Environmental Defect or the Remedy Amount (the “Disputed Environmental Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this

Section 4.2. Investor shall provide to EXCO Parent by not later than the tenth Business Day following the Closing a written description meeting the requirements of Section 4.1(a), together with all supporting documentation, of the Disputed Environmental Matters. By not later than ten Business Days after EXCO Parent’s receipt of Investor’s written description of the Disputed Environmental Matters, EXCO Parent shall provide to Investor a written response setting forth EXCO Parent’s position with respect to the Disputed Environmental Matters, together with all supporting documentation.

(b) By not later than 15 Business Days after Investor’s receipt of EXCO Parent’s written response and supporting documentation to Investor’s written description of the Disputed Environmental Matters, either EXCO or Investor may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent that such rules do not conflict with the terms of this Section 4.2, by written notice (the “Environmental Arbitration Notice”) to the other Party of any Disputed Environmental Matters not otherwise resolved or waived that are to be resolved by arbitration (“Final Disputed Environmental Matters”).

(c) The arbitration shall be held before a one member arbitration panel (the “Environmental Arbitrator”), determined as follows. The Environmental Arbitrator shall be an attorney with at least 15 years’ experience in environmental law in the State of Texas. Within two Business Days following the receipt by EXCO or Investor of the Environmental Arbitration Notice from the other Party, EXCO Parent and Investor shall each exchange lists of three acceptable, qualified arbitrators. Within two Business Days following the exchange of lists of acceptable arbitrators, the Parties shall select by mutual agreement the Environmental Arbitrator from their original lists of three acceptable arbitrators. If no such agreement is reached within five Business Days following the delivery of Environmental Arbitration Notice, the Houston, Texas office of the AAA shall select an arbitrator from the original lists provided by the Parties to serve as the Environmental Arbitrator.

(d) Within two Business Days following the selection of the Environmental Arbitrator, the following initial information shall be submitted to the Environmental Arbitrator (with copies to the other Parties): (i) EXCO Parent shall submit a copy of this Agreement, with specific reference to this Section 4.2 and the other applicable provisions of this Article 4, (ii) Investor shall submit a copy of Investor’s written description of the Final Disputed Environmental Matters, together with the supporting documents that were provided to EXCO Parent, (iii) EXCO Parent shall submit a copy of EXCO Parent’s written response to Investor’s written description of the Final Disputed Environmental Matters, together with the supporting documents that were provided to Investor and (iv) EXCO Parent shall submit a copy of the Environmental Arbitration Notice. The Parties may then supplement such initial information with one final supplement and/or response to the other Party’s position with respect to the Final Disputed Environmental Matters submitted to the Environmental Arbitrator within three Business Days after all of such initial information has been submitted. The Environmental Arbitrator shall resolve the Final Disputed Environmental Matters based only on the foregoing submissions. Neither Investor nor EXCO Parent shall have the right to submit additional documentation to the Environmental Arbitrator nor to demand discovery on the other Party.

(e) The Environmental Arbitrator shall make its determination by written decision within 20 Business Days following his/her selection pursuant to Section 4.2(c) (the “Environmental Arbitration Decision”). The Environmental Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making his/her determination, the Environmental Arbitrator shall be bound by the provisions of this Article 4. The Environmental Arbitrator may consult with and engage disinterested Third Parties (including Louisiana counsel if any Final Disputed Environmental Matter relates to properties located in Louisiana) to advise the Environmental Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Environmental Matters. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.

(f) The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remedy Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(g) The fees, costs and expenses of the Environmental Arbitrator, shall be allocated between EXCO Parent, on the one hand, and Investor, on the other hand, based upon the percentage which the portion of the disputed matters not awarded to such Party bears to the amount actually contested by such Party. Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.

(h) The Parties shall implement the Environmental Arbitration Decision with respect to which the Parties chose the remedy set forth in Section 4.1(c)(i) by taking the actions required by Section IV.b, Section IV.c or Section IV.d, of Annex A, as applicable, based upon the finally determined Remedy Amount (or, if the alleged Environmental Defect is determined not to have been an Environmental Defect, based upon a Remedy Amount of $0).

(i) Any dispute over the interpretation or application of this Section 4.2 shall be decided by the Environmental Arbitrator with reference to the Laws of the State of Texas.

Section 4.3 Limitations on Applicability.

(a) The right of Investor to assert an Environmental Defect under this Article 4 shall terminate on the Defect Claim Date, except that until the alleged Environmental Defect or Remedy Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Investor’s rights under this Article 4 with respect to any alleged Environmental Defect properly reported in accordance with Section 4.1 on or before the Defect Claim Date. Except for Investor’s rights for any breach by EXCO of Section 5.18, Investor (on its own behalf and on behalf of the Partnership Entities) shall be deemed to have waived any Environmental Defect of which Investor has not provided notice prior to the Defect Claim Date.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Transaction Items or other remedies available in respect of Environmental Defects under this Article 4 (i) for any Remedy Amount with respect to an individual Environmental Defect Property if such amount does not exceed $75,000 (each, an “Individual Environmental Defect Threshold”); and (ii) with respect to any Remedy Amount that exceeds the Individual Environmental Defect Threshold unless (A) the amount of (1) the sum of (x) all of the Remedy Amounts of such Environmental Defects that exceed the Individual Environmental Defect Threshold (for the avoidance of doubt, including the portion of such Remedy Amounts that is less than the Individual Environmental Defect Threshold), excluding any Remedy Amounts attributable to Environmental Defects cured by EXCO Parent or waived by Investor, plus (y) the Title Defect Amounts of all Title Defects, in the aggregate, excluding any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and excluding any Title Defects cured by EXCO Parent or waived by Investor, minus (2) all Title Benefit Amounts attributable to Title Benefits, exceeds (B) the Aggregate Defect Deductible after which point, subject to the Individual Environmental Defect Threshold, Investor shall be entitled to the adjustments to the Transaction Items or other remedies chosen by Investor and EXCO Parent in accordance with Section 4.1(c) only with respect to Remedy Amounts in excess of such Aggregate Defect Deductible and only to the extent that Remedy Amounts exceed the Aggregate Defect Deductible. If any Asset is excluded pursuant to Section 4.1(c)(ii), the Remedy Amount relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

(c) Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 14.15, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF EXCO

Section 5.1 Generally.

(a) Any representation or warranty qualified to the “knowledge of EXCO” or “to EXCO’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1.

(b) Subject to the foregoing provisions of this Section 5.1 and the other terms and conditions of this Agreement, EXCO represents and warrants to Investor, MLP LLC and the Partnership the matters set forth in Sections 5.2 through 5.28 as of the Execution Date.

Section 5.2 Existence and Qualification . EXCO Parent is a corporation, validly existing and in good standing under the Laws of the State of Texas and is duly qualified to do business in the State of Louisiana. EOC is a limited partnership, validly existing and in good standing (to the extent applicable) under the Laws of the State of Delaware and is duly qualified to do business in the States of Texas and Louisiana. MLP LLC is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and is (or will be prior to the Reorganization) duly qualified to do business in the States of Texas and Louisiana. Vernon is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in the State of Louisiana.

Section 5.3 Power . Each EXCO Party has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement. MLP LLC has the requisite power to consummate the Reorganization and the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

(a) The execution, delivery and performance of this Agreement and all Related Agreements required to be executed and delivered by any EXCO Party at Closing, and the performance by such EXCO Party of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited partnership (as applicable) action on the part of such EXCO Party. This Agreement has been duly executed and delivered by each EXCO Party (and upon Closing, all Related Agreements required hereunder to be executed and delivered by such EXCO Party at Closing will be duly executed and delivered by such EXCO Party) and this Agreement constitutes, and at the Closing such Related Agreements will constitute, the valid and binding obligations of such EXCO Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (such exceptions, the “Enforceability Exceptions”).

(b) The execution, delivery and performance of this Agreement and all Related Agreements required to be executed and delivered by MLP LLC at Closing, and the performance by MLP LLC of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of MLP LLC. This Agreement has been duly executed and delivered by MLP LLC (and upon Closing, all Related Agreements required hereunder to be executed and delivered by MLP LLC at Closing will be duly executed and delivered by MLP LLC) and this Agreement constitutes, and at the Closing such Related Agreements will constitute, the valid and binding obligations of MLP LLC, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts.

(a) Except as set forth on Schedule 5.5, assuming (i) the receipt of all consents set forth on Schedule 5.13A and Customary Post-Closing Consents, (ii) the waiver of all preferential purchase rights set forth on Schedule 5.13B, and (iii) compliance with all MUIs set forth on Schedule 5.13C and assuming compliance by Investor with its obligations under the HSR Act, if applicable, the execution, delivery and performance by each EXCO Party of this Agreement and the Related Agreements required to be executed and delivered by any EXCO Party at Closing, and the transactions contemplated by this Agreement and such Related Agreements, will not (A) violate any provision of the organizational documents of such EXCO Party, (B) result in default of (with due notice or lapse of time or both), the creation of any lien or encumbrance under or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license or agreement to which such EXCO Party is a party or that affects the Assets, (C) violate any judgment, order, ruling or decree applicable to such EXCO Party as a party in interest, or (D) violate any Laws applicable to EXCO or any of the Assets, except any matters described in subsection (B) above which would not have, individually or in the aggregate, a Material Adverse Effect (as compared to the value, ownership, operations or physical condition of the Assets at the Effective Time).

(b) Except as set forth on Schedule 5.5, assuming (i) the receipt of all consents set forth on Schedule 5.13A and Customary Post-Closing Consents, (ii) the waiver of all preferential purchase rights set forth on Schedule 5.13B, and (iii) compliance with all MUIs set forth on Schedule 5.13C and assuming compliance by Investor with its obligations under the HSR Act, if applicable, the execution, delivery and performance by MLP LLC of this Agreement and, upon Closing, the Related Agreements required to be executed and delivered by MLP LLC prior to the Closing, and the transactions contemplated by this Agreement and such Related Agreements, will not (i) violate any provision of the organizational documents of MLP LLC, (ii) result in default of (with due notice or lapse of time or both), the creation of any lien or encumbrance under or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license or agreement to which MLP LLC is a party or that affects the Assets, (iii) violate any judgment, order, ruling or decree applicable to MLP LLC as a party in interest, or (iv) violate any Laws applicable to MLP LLC or any of the Assets, except any matters described in subsections (ii) above which would not have, individually or in the aggregate, a Material Adverse Effect (as compared to the value, ownership, operations or physical condition of the Assets at the Effective Time).

Section 5.6 Liability for Brokers’ Fees . Neither Investor nor any of the Partnership Entities shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of EXCO Parent or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation . Except as set forth in Schedule 5.7, there are no actions, suits or proceedings pending, or to EXCO’s knowledge, threatened in writing, by or before any Governmental Body or arbitrator (a) with respect to any EXCO Party or the Partnership Subsidiaries (in each case) in connection with the Assets or (b) that would reasonably be expected to materially impair the ability of any EXCO Party or the Partnership Subsidiaries to perform its obligations under this Agreement or any Related Agreement required to be executed and delivered by any EXCO Party at Closing. Neither any EXCO Party nor any Partnership Subsidiary is subject to any outstanding settlement or other similar agreement or order of any Governmental Body with respect to the ownership or operation of the Assets that is or would reasonably be expected to be material.

Section 5.8 Taxes and Assessments . Except as set forth in Schedule 5.8:

(a) all Taxes owed by the Partnership Subsidiaries or with respect to the Assets that have become due and payable have been timely and properly paid; and there are no liens for Taxes on the equity interests of any Partnership Subsidiary or any of the Assets, except for liens under clause (d) of the definition of Permitted Encumbrances;

(b) all Tax Returns required to be filed with respect to the Partnership Subsidiaries or with respect to the Assets have been filed, and all such Tax Returns were correct and complete in all material respects;

(c) no action, suit, Governmental Body proceeding or audit is now in progress or pending against the Partnership Subsidiaries or any EXCO Party with respect to any Assets, and neither any Partnership Subsidiary nor any EXCO Party has received written notice of any pending claim against it from any applicable Governmental Body for assessment of any Taxes;

(d) neither any Partnership Subsidiary nor any EXCO Party has granted an extension of waiver of the statute of limitations applicable to any Tax Return with respect to the Partnership Subsidiaries or the Assets, which period has not yet expired;

(e) neither any Partnership Subsidiary nor any EXCO Party is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the Assets;

(f) each Partnership Subsidiary is a disregarded entity for U.S. federal income tax purposes, and no entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) has been filed with respect to either Partnership Subsidiary to treat such entity as an association taxable as a corporation for U.S. federal income tax purposes; and

(g) except for the BG Tax Partnership, none of the Assets are subject to a tax partnership for federal tax purposes.

Section 5.9 Capital Commitments . Except as set forth in Schedule 5.9, as of the Effective Time, there were no outstanding AFEs or other similar capital commitments to Third Parties that were binding on the Assets or the Partnership Subsidiaries and could reasonably be expected to require expenditures by the owner of such Assets on and after the Effective Time in excess of $100,000 either individually or, in the case of any Well in the aggregate, with respect to such Well.

Section 5.10 Compliance with Laws. To EXCO’s knowledge, except as set forth on Schedule 5.10, (a) with respect to Assets operated by any EXCO Party or Vernon, such Person’s operation of such Assets is in compliance with all applicable Laws in all respects, and (b) with respect to Assets operated by Third Parties, such Third Party’s operation of such Assets is in compliance with all applicable Laws in all respects. Neither any EXCO Party nor Vernon has received any written notice from any Governmental Body or other Person regarding any actual or alleged violation of any applicable Law with respect to such Person’s ownership or operation of the Assets. This Section 5.10 does not address any matters with respect to Environmental Laws or Taxes, such matters being addressed exclusively in Section 5.18 and Section 5.8, respectively.

Section 5.11 Contracts.

(a) Schedule 5.11 sets forth a list of all Contracts of the type described below (x) to which an EXCO Party or Partnership Subsidiary is a party or is bound (in each case) as of Execution Date, (y) by which any Asset is bound as of the Execution Date, and (z) that will be binding on any of the Partnership Entities after the Closing (collectively, the “Material Contracts”):

(i) any Contract that can reasonably be expected to result in aggregate expenditures by an EXCO Party or Partnership Subsidiary of more than $100,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such agreement (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to an EXCO Party or Partnership Subsidiary of more than $100,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such agreement (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any oil or gas purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on 60 days or less notice;

(iv) any indenture, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract;

(v) any Contract that constitutes a lease under which an EXCO Party or Partnership Subsidiary is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Person without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $100,000;

(vi) any Contract that constitutes a non-competition agreement or any Contract that purports to restrict, limit or prohibit the manner in which, or the locations in which, an EXCO Party or Partnership Subsidiary conducts business, including area of mutual interest agreements;

(vii) any futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities;

(viii) any such Contract that contains calls upon or options to purchase production or is a dedication of the Hydrocarbons;

(ix) any such Contract that constitutes a partnership agreement, joint venture agreement or similar agreements (in each case, excluding any tax partnership);

(x) any such Contract that is executory that constitutes a pending farmout agreement, exploration agreement, participation agreement or other similar agreement where the primary obligation thereunder has not fully been performed;

(xi) any such Contract that constitutes a joint operating agreement;

(xii) any Contract with an EXCO Party or a Partnership Subsidiary, on the one hand, and EXCO or any Affiliate of EXCO, on the other hand, in respect of any of the Assets; and

(xiii) any Contract that has a term in excess of two years and is not terminable without penalty on 90 days’ notice or less.

(b) EXCO Parent has made available to Investor complete copies of the Material Contracts and all amendments thereto. All Material Contracts are valid and binding upon the applicable EXCO Party or Partnership Subsidiary party thereto or bound thereby, and to EXCO’s knowledge, in full force and effect and (subject to the Enforceability Exceptions) enforceable against the other parties thereto, except such failures to be valid, binding, in full force and effect or enforceable as would not have, individually or in the aggregate, a Material Adverse Effect. Neither any EXCO Party nor Partnership Subsidiary is in any default in any material respect under any of the Material Contracts and, except as would not have a Material Adverse Effect, to EXCO’s knowledge, no other party to any such Material Contract is in default thereunder.

Section 5.12 Payments for Production. Except as set forth in Schedule 5.12, no EXCO Party or Partnership Subsidiary is obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the Net Revenue Interest figures set forth in Schedule 2.4 or Schedule 3.2), gas balancing arrangements and non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery. Except as set forth in Schedule 5.12, there are no Imbalances attributable to the Assets.

Section 5.13 Consents; Preferential Purchase Rights and MUIs. Except as set forth in Schedule 5.13A, none of the Assets, or any portion thereof, is subject to any preferential right to purchase that may be applicable to the transactions contemplated by this Agreement (including the Reorganization). None of the Assets, or any portion thereof, is subject to any consent to assign (including Specified Consent Requirements) that may be applicable to the transactions contemplated by this Agreement (including the Reorganization), except (a) as set forth in Schedule 5.13B, (b) for Customary Post-Closing Consents and (c) in the case of any consent that is not a Specified Consent Requirement, as would not be material. Except as set forth in Schedule 5.13C, none of the Assets, or any portion thereof, is subject to any MUI that may be applicable to the transactions contemplated by this Agreement (including the Reorganization).

Section 5.14 Royalties. Except as described on Schedule 5.14 and for such items that are being held in suspense as permitted pursuant to applicable Law or Contract, each EXCO Party has paid in all material respects all royalties, overriding royalties and other burdens on production due by such Person with respect the Production Assets.

Section 5.15 Payout Status. To EXCO’s knowledge, Schedule 5.15 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Subject Lease by its terms).

Section 5.16 Plugging and Abandonment. Except as set forth on Schedule 5.16, since the Effective Time up to the Execution Date, no notices, demands or proposals are currently outstanding (whether made by any EXCO Party, Partnership Subsidiary, Governmental Bodies or by any Third Party) to plug or abandon any of the wells comprising part of the Assets.

Section 5.17 Suspense Funds. Except as set forth in Schedule 5.17, as of September 30, 2012, no EXCO Party or Partnership Subsidiary holds any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Properties other than amounts less than the statutory minimum amount that such Party is permitted to accumulate prior to payment.

Section 5.18 Environmental. With respect to the Assets, no EXCO Party or Partnership Subsidiary has not entered into and is not subject to any agreements, consents, orders, decrees, judgments or other directives of any Governmental Body in existence as of the date of this Agreement based on any Environmental Laws that relate to the future use of any Assets and that require any Remediation or other material change in the present conditions of any of the Assets. Except (a) as set forth in Schedule 5.18, and (b) as would not have a Material Adverse Effect, to EXCO’s knowledge, the Assets are, as of the Execution Date, in compliance in all material respects with applicable Environmental Laws. To EXCO’s knowledge, all necessary Permits required under Environmental Laws with regard to the ownership or operation of the Assets, as of the Execution Date, have been obtained and maintained in effect and no material violations exist in respect of such Permits. No EXCO Party or any of its Affiliates (including Vernon) has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that would constitute a violation of any Environmental Law. There are no actions, suits or proceedings pending, or to EXCO’s knowledge, threatened in writing, by or before any Governmental Body or arbitrator with respect to any EXCO Party, their Affiliates or the Partnership Subsidiaries (in each case) alleging any violations or remediation obligations under any Environmental Laws in connection with the Assets. All material reports, studies, written notices from environmental Governmental Bodies, tests, analyses and other material documents specifically addressing environmental matters related to the ownership or operation of Assets, which are in an EXCO Party’s possession, have been made available to Investor.

Section 5.19 Bonds. Schedule 5.19 lists all bonds, letters of credit and other similar credit support instruments maintained by an EXCO Party or Vernon with respect to the Assets, true and complete copies of which have been made available to Investor.

Section 5.20 Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to EXCO’s knowledge, threatened against any EXCO Party and neither EXCO nor any of its Affiliates is insolvent or generally not paying its debts as they become due.

Section 5.21 Securities Law Compliance. EXCO Parent is acquiring the Common Units and the membership interests in the General Partner for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities Laws. EXCO Parent is an “accredited investor” within the meaning of Regulation D of the Securities Act.

Section 5.22 Capitalization.

(a) EXCO Parent has made available to Investor true and complete copies of the organizational documents and governing agreements of the Partnership Subsidiaries each as in effect as of the Execution Date;

(b) the MLP LLC Membership Interests and the Vernon Membership Interests constitute all of the issued and outstanding equity interests in MLP LLC and Vernon, respectively;

(c) (i) as of the Execution Date EOC holds of record and beneficially all the MLP LLC Membership Interests and the Vernon Membership Interests, (in each case) free and clear of all encumbrances except for the limited liability company agreements of MLP LLC or Vernon (as applicable) and encumbrances granted pursuant to the EXCO Existing Debt; and (ii) following the Reorganization and immediately prior to the Closing, EXCO Holding will hold of record and beneficially all of the MLP LLC Membership Interests, free and clear of all encumbrances, except for the limited liability company agreement of MLP LLC and encumbrances granted pursuant to the EXCO Existing Debt, if any;

(d) following the Reorganization but prior to Closing, MLP LLC will hold of record and beneficially own all of the Vernon Membership Interests free and clear of all encumbrances, except for the limited liability company agreement of Vernon and encumbrances granted pursuant to the EXCO Existing Debt, if any, (which encumbrances shall be released at or prior to Closing);

(e) the MLP LLC Membership Interests and the Vernon Membership Interests are duly authorized, validly issued and outstanding, fully paid and not issued in violation of any preemptive rights;

(f) other than pursuant to this Agreement, neither MLP LLC nor Vernon has any outstanding convertible security, call, preemptive right, option, warrant, purchase right or other contract or commitment that would, directly or indirectly, require such entity to sell, issue or otherwise dispose of any equity interest of such entity and none of such Persons has granted any right to any distribution, carried interest, economic interest, preferred return or other right similar to the rights enjoyed by or accruing to a holder of equity interests with respect to such Person; and

(g) other than pursuant to this Agreement and the limited liability company agreement of each of MLP LLC and Vernon, there are no member agreements, voting agreements, management agreements, proxies or other similar agreements or understandings, whether written or oral, with respect to any equity interest in MLP LLC or Vernon.

Section 5.23 Subsidiaries.

(a) Prior to the Reorganization, (i) neither MLP LLC nor the Partnership has any subsidiaries or direct or indirect equity interest in any Person and (ii) the General Partner has no subsidiaries or direct or indirect equity interest in any Person other than the Partnership. Vernon has no subsidiaries or direct or indirect equity interest in any Person.

(b) MLP LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the Closing, MLP LLC has not engaged in any activities other than those contemplated by this Agreement. Prior to the Reorganization, MLP LLC will not be a party to any contracts other than this Agreement or the Related Agreements. MLP LLC has never had any employees; and prior to the Reorganization has not incurred (and will not incur) any liabilities other than pursuant to this Agreement or the Related Agreements (or those incidental to its formation or existence).

Section 5.24 Indebtedness. Except (a) as set forth in Schedule 5.24, (b) for intercompany Indebtedness to be settled pursuant to Section 7.5 and (c) with respect to EXCO Existing Debt to be terminated as to the Partnership Subsidiaries and Vernon at or prior to Closing, neither MLP LLC nor Vernon has any Indebtedness from or to any other Person, and no guarantees for the benefit of any Person.

Section 5.25 Bank Accounts; Powers of Attorney. Schedule 5.25 sets forth a true and complete list of (a) all bank accounts and investment accounts maintained by (i) MLP LLC as of the Execution Date and (ii) Vernon, along with a list of Persons authorized to sign with respect to such accounts and (b) all valid powers of attorney issued by MLP LLC and Vernon that remain in effect.

Section 5.26 Current Business; Absence of Changes.

(a) Prior to the Reorganization, MLP LLC has not owned any assets or engaged in any material business activities. Vernon has not engaged in any material business activity other than the ownership, development, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, gathering systems, pipelines and treatment and processing facilities, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, and the provision of compression services in connection therewith.

(b) Since the Effective Time up to the date of this Agreement, except as set forth in Schedule 5.26, each of the EXCO Parties has (i) conducted its business relating to the Assets in the ordinary course consistent with past practice and (ii) not taken any action or failed to take any action that, if taken after the Execution Date would have required the consent of Investor under Section 7.4(ii), Section 7.4(iii)(C), 7.4(v), 7.4(vi), 7.4(xii), 7.4(xiii) or Section 7.4(x).

Section 5.27 Regulatory Matters. Vernon (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended; (b) has not operated, or provided services, in a manner that subjects it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938, (ii) as a common carrier pipeline under the Interstate Commerce Act, or (iii) as an intrastate pipeline under the Natural Gas Policy Act of 1978; and (c) is not an intrastate pipeline regulated by the Federal Energy Regulatory Commission under section 311 of the Natural Gas Policy Act of 1978.

Section 5.28 Gathering System Title. Except at set forth on Schedule 5.28: (a) no part of the Vernon Gathering System or Vernon Facilities is located on lands that are not subject to either a Permit held by Vernon permitting the location of such Assets on the lands covered by the Permit or a Vernon Real Property Interest included in the Gathering Assets; (b) Vernon is not in material breach and, to EXCO’s knowledge, no counterparty is in material breach under any instrument under which Vernon holds title to any Vernon Real Property Interest; and (c) Vernon holds title to all material Vernon Real Property Interests and the Vernon Gathering System, free and clear of all liens and encumbrances other than the Permitted Encumbrances.

Section 5.29 Sufficiency of Assets. The Assets, taken together with the rights under, and services provided pursuant to, the EOC Operating Agreement, the EXCO Parent Operating Agreement, the Administrative Services Agreement, the Shared Assets/Use Agreement and the Marketing Agreement (and assuming that MLP LLC is elected as operator of Production Assets formerly operated by EXCO Parent or one its Affiliates and MLP LLC complies with its obligations in Section 8.4), constitute all of the assets and rights necessary for MLP LLC and Vernon to continue to operate the Assets (including all of the Wells) in substantially the same manner (subject to the terms of the foregoing agreements) as such Assets were operated prior to the Effective Time. There are no assets owned or leased by the EXCO Parties or their Affiliates that will be retained after the Closing Date that are necessary for the operation of the Assets as conducted as of the Effective Time, other than (a) Excluded Assets covered under the Shared Assets/Use Agreement and the SW Systems covered under the Operating Agreements, (b) assets described in subsections (l) and (m) of the definition of Excluded Assets and (c) contractual rights to services or goods generally available from Third Parties. Notwithstanding the foregoing, nothing in this Section 5.29 shall constitute a representation or warranty as to title to, or ownership of, any of the Assets.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Section 6.1 Generally

(d) Any representation or warranty qualified to the “knowledge of Investor” or “to Investor’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 6.1.

(b) Subject to the foregoing provisions of this Section 6.1 and the other terms and conditions of this Agreement, Investor represents and warrants to the EXCO Parties and MLP LLC the matters set forth in Section 6.2 through Section 6.12 as of the Execution Date.

Section 6.2 Existence and Qualification. Investor is a limited liability company, validly existing, and in good standing under the Laws of the State of Delaware.

Section 6.3 Power. Investor has the requisite power to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

Section 6.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement and all Related Agreements required to be executed and delivered by Investor at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Investor. This Agreement has been duly executed and delivered by Investor (and upon Closing, all Related Agreements required hereunder to be executed and delivered by Investor at Closing will be duly executed and delivered by Investor) and this Agreement constitutes, and at the Closing such Related Agreements will constitute, the valid and binding obligations of Investor, enforceable in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions.

Section 6.5 No Conflicts. The execution, delivery and performance by Investor of this Agreement, and the transactions contemplated by this Agreement and such Related Agreements, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited liability company or other organizational documents of Investor, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Investor is a party, (c) violate any judgment, order, ruling, or regulation applicable to Investor as a party in interest, or (d) violate any Laws applicable to Investor or any of its assets, except any matters described in subsections (b) above which would not have a material adverse effect on Investor. or its ability to consummate the transactions contemplated hereby.

Section 6.6 Liability for Brokers’ Fees. None of EXCO or any Partnership Entity or their respective Affiliates shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Investor or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.7 Litigation. There are no actions, suits or proceedings pending, or to Investor’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Investor that are reasonably likely to materially impair Investor’s ability to perform its obligations under this Agreement or any Related Agreement required to be executed and delivered by Investor at Closing.

Section 6.8 Financing.

(a) Investor has delivered to EXCO a correct and complete copy of an executed commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from Harbinger Group Inc. (“HGI”) pursuant to which HGI has committed, subject to the terms and conditions therein, to invest the amount set forth therein (the “Equity Financing”) in Investor.

(b) As of the date hereof, the Equity Commitment Letter has not been, and prior to the Closing Date the Equity Commitment Letter will not be, without the consent of EXCO Parent, amended or modified in any material respect. Assuming the conditions set forth in Section 9.2 are satisfied (other than those conditions that by their nature are to be satisfied at Closing but subject to those conditions being capable of being satisfied), the net proceeds contemplated by the Equity Commitment Letter will, together with available cash of Investor, if any, on the Closing Date, in the aggregate be sufficient for Investor to pay the Cash Contribution and all fees, costs and expenses required to be paid by Investor in connection with the transactions contemplated by this Agreement.

(c) The Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Investor and HGI, except as such enforceability may be limited by and subject to the Enforceability Exceptions. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Investor on the terms therein, and there are no other conditions related to the funding of the full amount of the Equity Financing.

(d) Investor has also delivered to EXCO a duly executed guarantee of HGI with respect to the obligations of Investor hereunder as set forth therein (the “Guarantee”). The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of HGI, subject to the Enforceability Exceptions, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the HGI under such Guarantee.

Section 6.9 Securities Law Compliance. Investor is acquiring the Common Units and the membership interests in the General Partner for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. Investor is an “accredited investor” within the meaning of Regulation D of the Securities Act.

Section 6.10 Independent Evaluation.

(a) Investor is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.

(b) Investor is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent and sophisticated investor would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c) In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, except for the express representations and warranties of EXCO Parent and EOC in this Agreement and the Related Agreements, Investor has relied solely on the basis of its own independent due diligence investigation of the Assets.

Section 6.11 Consents, Approvals or Waivers. Investor’s execution, delivery and performance of this Agreement (and any Related Agreement required to be executed and delivered by Investor at Closing) is not and will not be subject to any consent, approval or waiver from any Governmental Body or other Third Party, except consents, approvals of assignments or waivers by Governmental Bodies that are customarily obtained after Closing.

Section 6.12 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Investor.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Between the Execution Date and the Closing Date, EXCO will give, and cause Vernon to give, Investor and Investor’s Representatives access, at Investor’s sole cost, risk and expense, to the Assets (and to personnel and Representatives of EXCO and Vernon responsible for the Assets) and access to and the right to copy, at Investor’s sole cost and expense, the Records in the possession of EXCO or its Affiliates, in each case, for the purpose of conducting a reasonable due diligence review of the Assets and for transition and integration planning, but only to the extent that EXCO and Vernon may do so without violating any obligations to any Third Party (provided that EXCO Parent shall use its commercially reasonable efforts to obtain all necessary waivers and consents from any applicable Third Party to permit such access). Investor and its Representatives shall be entitled to conduct (i) a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, and (ii) to the extent deemed appropriate by Investor in its reasonable opinion, a Phase II Environmental Site

Assessment of the Assets, subject to, prior to performing such assessment, (A) receipt of EXCO Parent’s written permission to perform such Phase II Environmental Site Assessment and (B) written protocol with EXCO Parent for the conduct of any such Phase II Environmental Site Assessment. Otherwise, Investor and its Representatives shall not conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets prior to Closing. Investor shall abide by EXCO’s, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., access agreements or liability releases, required by Third Party operators with respect to Investor’s access to any of the Assets) while conducting its due diligence evaluation of the Assets, to the extent such rules, regulations and policies were made available to Investor. Any conclusions made from any examination done by Investor shall result from Investor’s own independent review and judgment, including as informed by the work of Investor’s Representatives. In the event EXCO does not grant to Investor permission to conduct a Phase II Environmental Site Assessment of any Asset, Investor may deem such Asset as having an Environmental Defect and exclude the entire Asset in accordance with Article 4 as an Environmental Defect Property without specifying any other Environmental Defect in such Environmental Defect Notice.

(b) The access granted to Investor and its Representatives under this Section 7.1 shall be limited to EXCO Parent’s normal business hours, and Investor’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the Assets. Investor shall coordinate its access rights of the Assets with EXCO Parent and any applicable Third Party operator to reasonably minimize any inconvenience to or interruption of the conduct of business by EXCO or such operator. Investor shall provide EXCO Parent with at least 48 hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a description of the activities Investor intends to undertake.

(c) Investor acknowledges that, pursuant to its right of access to the Assets, Investor will become privy to confidential and other information of EXCO and its Affiliates and that such confidential information (which includes Investor’s conclusions with respect to its evaluations) shall be held confidential by Investor in accordance with the terms of the Confidentiality Agreement.

(d) In connection with the rights of access, examination and inspection granted to Investor and its Representatives under this Section 7.1, INVESTOR HEREBY INDEMNIFIES, DEFENDS AND HOLDS HARMLESS THE PARTNERSHIP, MLP LLC, EACH MEMBER OF THE EXCO GROUP AND ALL THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF ANY OF SUCH PERSON’S RULES, REGULATIONS, OR OPERATING POLICIES, TO THE EXTENT ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY INVESTOR WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR

RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY ANY SUCH INDEMNIFIED PERSON (EXCEPT TO THE EXTENT THAT SUCH LIABILITIES ARISE OR RESULT FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

Section 7.2 Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Without limited the foregoing, if Investor determines that a filing under the HSR Act is required, then, within ten Business Days following the Execution Date, Investor will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Each of the Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall cooperate with each other and shall promptly furnish all information to the other Parties that is necessary in connection with Investor’s compliance with the HSR Act. Investor shall keep the other Parties fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. The Parties shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 7.2 shall be borne by Investor.

Section 7.3 Public Announcements. No Party, nor any Affiliate or Representative thereof, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (b) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (c) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (a) and (b) of this Section 7.3, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 7.4 Operation of Business. Except (a) as otherwise expressly contemplated by this Agreement (including actions effecting the Reorganization and those required pursuant to Section 8.1, Section 8.4 and Section 8.5), (b) as to the operations covered by the AFEs described in Schedule 5.9 and Schedule 5.26, (c) as to the matters set forth in Schedule 7.4 or (d) as otherwise previously approved by Investor in writing, from and after the Execution Date until the Closing Date, EXCO will or will cause Vernon, MLP LLC and their respective Affiliates who operate the Assets to:

(i) conduct its business related to the Assets in the ordinary course consistent with such Person’s past practices;

(ii) not (A) propose any new operations with respect to the Assets and (B) commit to any new operation reasonably anticipated to require future capital expenditures by the owner of the Assets in excess of $100,000;

(iii) not (A) (1) voluntarily terminate, (2) materially amend, (3) voluntarily extend, or (4) willfully violate, breach or default under, any Material Contract; (B) enter into any Contract that would be a Material Contract if in existence on the Execution Date; and (C) waive any material rights under any Material Contract;

(iv) maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;

(v) not transfer, sell, hypothecate, encumber or otherwise dispose of any Asset, except for (i) sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices or (ii) equipment with a value, individually or in the aggregate, not in excess of $100,000;

(vi) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with GAAP and the usual accounting practices of EXCO Parent;

(vii) give written notice to Investor as soon as is practicable (but within 5 Business Days) of any written notice received or given by any such Person with respect to (A) any alleged material breach of any Subject Lease or Material Contract, (B) any new written claim for damages or any new suit, action or litigation against EXCO Parent or any of its Affiliates with respect to the Assets, or (iii) any material damage to or destruction of any of the Assets; and

(viii) with respect to Vernon and MLP LLC, not (A) amend any such Person’s limited liability company agreement or other organizational documents; (B) merge, reorganize, consolidate, convert to another form of entity, change its jurisdiction of organization, name or principal office, file for bankruptcy, dissolve or liquidate; (C) issue, transfer or redeem or otherwise acquire (or split, combine or reclassify) any of its own equity interests, or issue any subscription, option, warrant or right with respect to its equity interests, or any securities convertible or exchangeable for such equity interests, or declare or pay any dividend or other distribution or payment to EXCO Parent or any of its Affiliates, other than dividends and distributions of cash (which shall be accounted for in the adjustments to the Cash Contribution) and the Excluded Assets; provided, that Vernon and MLP LLC shall be expressly permitted to continue paying EXCO Parent and its Affiliates for goods acquired from them and services rendered by them in the ordinary course of business consistent with past practice either (1) at cost paid to unaffiliated Third Parties or (2) pursuant to and in accordance with Material Contracts; (D) incur, assume or guaranty any Indebtedness other than any guaranty issued in connection with the EXCO Existing Debt (which Indebtedness shall be released or terminated at or prior to Closing); (E) lend money to any Person or make an equity investment in any Person; (F) make any change in its method of accounting or accounting practice or policy, other than changes required by GAAP; (G) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or business entity; or (H) employ any Person;

(ix) use commercially reasonable efforts to maintain all material Permits and other authorizations of Governmental Bodies necessary for the ownership and operation of the Assets;

(x) not waive, compromise or settle any action, suit or proceeding that could reasonably be expected to adversely affect the ownership, operation or value of any Asset;

(xi) not give to any Third Party any new material consent to assign right or preference right (in each case) with respect to the transfer of any Asset;

(xii) not voluntarily resign as operator with respect to any Asset currently operated by any EXCO Party, except in connection with the disposition of such Asset pursuant to the exercise of any preference right set forth on Schedule 5.13A or the transactions contemplated by this Agreement; or

(xiii) except as is contemplated by the Administrative Services Agreement or this Agreement, not increase the costs of, any services provided by any EXCO Party or any of their Affiliates in respect of the Assets;

(xiv) not make any Tax elections that would affect either the Assets or the Partnership Entities; and

(xv) not agree to take any of the actions prohibited in Section 7.4(c)(ii), Section 7.4(c)(iii), Section 7.4(c)(v), Section 7.4(c)(viii), Section 7.4(c)(x), Section 7.4(c)(xi), Section 7.4(c)(xii), Section 7.4(c)(xiii) and Section 7.4(c)(xiv).

provided that, in the case of operations described in Section 7.4(c)(ii) which are undertaken to avoid any penalty provision of any applicable agreement or are proposed by Third Parties relating to drilling, sidetracking, deepening, reworking or other similar operations with respect to an existing or prospective well, if Investor rejects the proposal for EXCO or its Affiliates to participate in such operation within the time period permitted under this Section 7.4, the applicable EXCO Party or its Affiliate may commit to the operation and the Asset affected thereby (together with all Assets, solely related thereto) may be excluded from the transactions contemplated hereby at the option of the Investor, in which case, the Transaction Items shall be adjusted pursuant to Section II.a of Annex A based upon the Allocated Value of such Assets, respectively, and such excluded Assets shall become Excluded Assets for all purposes hereunder and the Assumed Obligations shall not include liabilities and obligations relating to such Excluded Assets. Investor acknowledges that the EXCO Parties own undivided interests in certain of the Production Assets with respect to which they are not the operator, and Investor agrees that the acts or omissions of the other Working Interests owners (including the operators) who are not any of such Persons or Affiliates of such Persons and which none of such Persons or its Affiliates have the contractual right to control shall not constitute a breach of the provisions of this Section 7.4, nor shall any action required by a vote of Working Interest owners in and of itself constitute such a breach so long as each such Person has voted its interest in a manner that complies with the provisions of this Section 7.4.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to all of the following individuals, each of whom shall have the sole full authority to grant or deny such requests for approval on behalf of Investor:

Omar Asali

Fax: 212-906-8559

Email: OAsali@Harbingergroupinc.com

Bill Drew

Fax: 212-906-8559

Email: BDrew@Harbingergroupinc.com

Carl Giesler, Jr.

Fax: 212-906-8559

Email: CGiesler@Harbingergroupinc.com

Ehsan Zargar

Fax: 212-906-8559

Email: ezargar@harbingergroupinc.com

Investor’s approval of any action restricted by this Section 7.4 shall be considered granted within ten days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable operating agreement and such shorter time is specified in EXCO’s notice) after Investor’s receipt of EXCO’s written notice requesting such consent, unless Investor notifies EXCO to the contrary during that period. For purposes of clause (i) of this Section 7.4 only, in the event of an emergency that EXCO Parent believes in good faith presents a likelihood of property or environmental damage and/or risk to human safety, EXCO Parent and its Affiliates may take such action as a prudent operator would take and EXCO Parent shall notify Investor of such action promptly thereafter.

Section 7.5 Intercompany Indebtedness. At or prior to Closing, EXCO Parent and its Affiliates shall settle, and shall cause Vernon to capitalize, all Indebtedness for borrowed money between Vernon and EXCO Parent or any of its other Affiliates, so that as of Closing, Vernon shall have no Indebtedness for borrowed money to EXCO Parent or any of its other Affiliates. At or prior to Closing, all other Indebtedness between EXCO Parent or any of its other Affiliates to or from Vernon shall be settled by cash payment to or from EXCO Parent or the applicable other Affiliate of EXCO Parent.

Section 7.6 Notification of Breaches Between the Execution Date and the Closing Date:

(a) Investor shall use its good faith efforts to notify EXCO Parent promptly after Investor obtains Actual Knowledge that any representation or warranty of MLP LLC or EXCO contained in this Agreement is untrue in any material respect or that any covenant or agreement to be performed or observed by any such Person pursuant to this Agreement prior to or on the Closing Date has not been so performed or observed in any material respect in breach of this Agreement.

(b) EXCO Parent shall use its good faith efforts to notify Investor promptly after MLP LLC or EXCO obtains Actual Knowledge that any representation or warranty of Investor contained in this Agreement is untrue in any material respect or that any covenant or agreement to be performed or observed by Investor pursuant to this Agreement prior to or on the Closing Date has not been so performed or observed in any material respect in breach of this Agreement.

Section 7.7 Intentionally Omitted.

Section 7.8 Employee Matters. From and after the Execution Date up to the Closing, (a) EXCO will consult in good faith with Investor prior to terminating the employment of any (i) EXCO employee expected to serve as an officer of the General Partner or (ii) initial Dedicated Employee or Key Dedicated Employee (as initially identified in the form of Administrative Services Agreement) or hiring any replacement for any such Person and (b) EXCO will not, without the prior written consent of Investor, amend, supplement or otherwise modify the employment or compensation arrangements of any Dedicated Employee or Key Dedicated Employee, other than in the ordinary course of business consistent with its past practice. All such decisions with respect to employees who will be Shared Employees after Closing, including any EXCO employee expected to serve as an officer of the General Partner, shall be made by EXCO consistent with past practice. In addition, after the Execution Date and prior to Closing, Investor and EXCO shall cooperate to create, and at Closing EXCO shall implement, an incentive plan for certain Dedicated Employees, pursuant to which such Dedicated Employees will be entitled to receive cash payments based upon the financial performance of the IDRs or on such other terms as mutually agreed by EXCO and Investor.

Section 7.9 Partnership Credit Agreement. Promptly following the Execution Date, the Parties shall use their commercially reasonable efforts to enter into the Credit Agreement and on the terms, and subject to the conditions, set forth in the Debt Commitment Letter(s).

Section 7.10 Financial Statements.

(a) Prior to or promptly after the date of this Agreement, EXCO Parent shall engage its audit team of KPMG, LLP to perform audits and reviews of the historical financial information (including revenues and expenses) attributable to the Assets in order to prepare such historical financial statements, and shall provide Investor with such other financial statements and other financial information relating to the Assets requested by Investor in order to prepare pro forma financial statements required to be filed by Harbinger Group Inc. with the SEC under Items 2.01 and 9.01 of Form 8-K in connection with the Closing, including any “Statements of Revenues and Expenses” in lieu thereof approved by the SEC (such applicable financial statements, the “Required Financial Statements”). EXCO Parent shall use its commercially reasonable efforts to facilitate KPMG, LLP to issue unqualified opinions with respect to such historical Required Financial Statements (such Required Financial Statements and related audit opinions being hereinafter referred to as the “Audited Financial Statements”) and provide its written consent for the use of its audit reports with respect to the Audited Financial Statements in reports filed by Investor or any of its Affiliates under the Exchange Act or the Securities Act, as needed. EXCO Parent shall cooperate with Investor and make available, during normal business hours, to Investor and its representatives prior to and following the Closing Date any and all existing information and documents related to the revenues and expenses and other financial information attributable to the Assets and in possession of EXCO Parent that Investor may reasonably require to comply with Investor’s financial reporting requirements and audits, including filings required by the SEC under the Exchange Act or Securities Act. EXCO Parent will also use its commercially reasonable efforts to assist Investor in connection with preparation of the necessary correspondence with the staff of the SEC to obtain approvals for the use of the Statements of Revenues and Expenses in lieu of carve-out financial statements as the Required Financial Statements. EXCO Parent shall use its commercially reasonable efforts to take (i) such actions as may be necessary to facilitate the completion of such audit and delivery of the Required Financial Statements to Investor and its Affiliates as soon as reasonably practicable, and (ii) to cause KPMG, LLP to provide the final Required Financial Statements no later than the Closing Date. EXCO Parent shall keep Investor regularly informed regarding the progress of the preparation of such Required Financial Statements and also shall, upon request, provide Investor with copies of drafts of the Audited Financial Statements and related audit opinions provided to EXCO Parent by KPMG, LLP and, if so requested by Investor, will instruct KPMG, LLP to provide Investor with such copies.

(b) Investor shall reimburse EXCO Parent for 66-2/3% of all fees and expenses charged by KPMG, LLP pursuant to such engagement in connection with the audits of the Audited Financial Statements, provided that Investor’s reimbursement obligation shall not exceed $83,334 (as such amount is 66-2/3% of $125,000) without Investor’s prior written consent.

Section 7.11 Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents and take all other commercially reasonable actions as are reasonably requested by any of the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8

REORGANIZATION

Section 8.1 Reorganization.

(a) Reorganization. Immediately prior to Closing and pursuant to the Assignments, the Reorganization Corporate Documents and, to the extent necessary, other documents, in each case, in forms approved by Investor (which forms shall have been delivered to Investor not later than ten days prior to Closing, and the approval of which by Investor will not be unreasonably withheld, conditioned or delayed), EXCO will cause the following to occur in the order specified (the “Reorganization”):

(i) EOC will cause MLP LLC to become qualified to do business in Texas and Louisiana;

(ii) EOC will contribute to MLP LLC the EOC Assets and the Vernon Membership Interests pursuant to the applicable Assignments;

(iii) EXCO Parent will form EXCO Holding;

(iv) pursuant to the Distribution Agreement:

(A) EOC will distribute to its parents, EXCO GP Partners Old, LP and EXCO Partners OLP GP, LLC, all of the MLP LLC Membership Interests;

(B) EXCO Partners OLP GP, LLC, will distribute to its parent, EXCO GP Partners Old, LP, the MLP LLC Membership Interests interest acquired by it from EOC;

(C) EXCO GP Partners Old, LP will distribute to its parents, EXCO Parent and EXCO Partners GP, LLC, all of the MLP LLC Membership Interests; and

(D) EXCO Partners GP, LLC will distribute to its parent, EXCO Parent, the MLP LLC Membership Interests acquired by it from EXCO GP Partners Old, LP.

(v) EXCO Parent will contribute to its subsidiary, MLP LLC, all of the EXCO Parent Assets pursuant to the applicable Assignment;

(vi) Pursuant to the Distribution Agreement, EXCO Parent will contribute all of the MLP LLC Membership Interests acquired by it from EXCO Partners GP, LLC to EXCO Holding;

(vii) EXCO Holding, as the organizational member, will form the General Partner pursuant to the Initial General Partner LLC Agreement; and

(viii) EXCO Holding, as the initial limited partner, and the General Partner, as the general partner, will form the Partnership pursuant to the Initial Partnership Agreement.

(b) Filing of Production Assets Assignments. As soon as practicable following the Reorganization, EXCO Parent, at the sole cost and expense of MLP LLC, shall cause counterparts of the Production Assets Assignments to be recorded in all appropriate jurisdictions and offices.

(c) Letters-in-Lieu. As soon as practicable following the Reorganization, EXCO Parent shall deliver, on forms reasonably acceptable to Investor, transfer orders or letters in lieu thereof directing all purchasers of production from the Production Assets to make payment to MLP LLC of the proceeds attributable to production from the Production Assets from and after the Effective Time.

Section 8.2 Excluded Assets and Excluded Liabilities. In the Reorganization, MLP LLC shall not assume any Excluded Liabilities or Pre-Effective Time Liabilities (other than those liabilities assumed by MLP LLC under subsection (d) of the definition of Assumed Obligations). As between EOC and EXCO Parent, in connection with the Reorganization, (a) EOC shall retain the Excluded Liabilities and exclude the Excluded Assets (in each case) to the extent related to the EOC Assets and (b) EXCO Parent shall retain the Excluded Liabilities and exclude the Excluded Assets (in each case) to the extent related to the EXCO Parent Assets.

Section 8.3 Proration of Production Assets Costs and Revenues.

(a) Subject to the other terms and conditions of this Agreement, regardless of when possession of the Production Assets is transferred from the applicable EXCO Party to MLP LLC prior to the Closing, certain financial benefits and burdens of the Production Assets shall be transferred effective as of the Effective Time, as described in this Section 8.3. Each EXCO Party agrees that MLP LLC shall be entitled, without duplication, to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Production Assets at and after the Effective Time (provided that, notwithstanding the preceding, the applicable EXCO Party shall be entitled to all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Production Assets operated by any EXCO Party for all periods prior to the date on which such EXCO Party’s resignation as operator of such Production Assets becomes effective; but only to the extent that such proceeds and funds are used by an EXCO Party to pay for expenditures on behalf of such Third Parties in such EXCO Party’s role as operator of any Production Assets), and MLP LLC shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.

(b) The EXCO Parties shall be entitled, without duplication, to all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Production Assets prior to the Effective Time (and to proceeds from cash calls and billings and other funds received for the account of Third Parties for all periods prior to the date on which any EXCO Party’s resignation as operator becomes effective, as described in subsection (a) above; but only to the extent that such proceeds and funds are used by such EXCO Party to pay for expenditures on behalf of such Third Parties in such EXCO Party’s role as operator of any Production Assets), and the EXCO Parties shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

(c) Should MLP LLC receive after the Closing any proceeds or other income to which any EXCO Party is entitled under Section 8.3(b), MLP LLC shall fully disclose, account for and promptly remit the same to such EXCO Party. If, after Closing, any EXCO Party receives any proceeds or other income with respect to the Production Assets to which such EXCO Party is not entitled pursuant to Section 8.3(b), such EXCO Party shall fully disclose, account for, and promptly remit the same to MLP LLC.

(d) Should any of the Partnership Entities pay after Closing any Property Costs for which any EXCO Party is responsible under Section 8.3(b), such EXCO Party shall reimburse such Partnership Entity promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should any EXCO Party pay after Closing any Property Costs for which such EXCO Party is not responsible under Section 8.3(b), MLP LLC shall reimburse such EXCO Party promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(e) No EXCO Party shall have any further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Production Assets and other income earned with respect to the Production Assets and no further responsibility for Property Costs incurred with respect to the Production Assets following the final determination of the Cash Adjustment Amount in accordance with Section 10.5(b) and the payments of any amounts owning in accordance with Section 10.5(d).

(f) Consistent with Section 13.3 (as applicable), Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time, except that Production Taxes shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before and at or after, the Effective Time, and Sales/Use Taxes shall be allocated according to the date the transaction resulting in the Sales/Use Tax liability occurs. In each case, MLP LLC shall be responsible for the portion allocated to the period at and after the Effective Time and the EXCO Parties shall be responsible for the portion allocated to the period before the Effective Time.

(g) For purposes of allocating production (and accounts receivable with respect thereto) under this Section 8.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Subject Leases and the Wells when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Subject Leases and the Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. EXCO Parent shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. EXCO Parent shall provide to Investor evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Production Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the Cash Adjustment Amount pursuant to Section 2.2(a) and Section 2.2(b). The terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Subject Lease or Well, in accordance with EXCO Parent’s customary historic practice consistently applied.

(h) After Closing, EXCO Parent shall handle all joint interest audits and other audits of Property Costs covering the period for which MLP LLC is in part responsible under Section 8.3, provided that EXCO Parent shall not agree to any adjustments to previously assessed costs for which MLP LLC is liable, or any compromise of any audit claims to which MLP LLC would be entitled, without the prior written consent of Investor. EXCO Parent shall provide Investor with a copy of all applicable audit reports and written audit agreements received by EXCO Parent or its Affiliates and relating to periods for which MLP LLC is partially responsible.

Section 8.4 Operatorship. As soon as is practicable following the Reorganization, EXCO Parent shall use its use its commercially reasonable efforts to take all necessary action to cause MLP LLC to become qualified to act as an operator (subject to the Operating Agreements) of those Production Assets formerly operated by EXCO Parent or one of its Affiliates. EXCO Parent shall send (or cause its applicable Affiliate to send) notices to co-owners of those Properties that EXCO Parent or its Affiliates currently operates indicating that EXCO Parent or its applicable Affiliate is resigning as operator, effective upon the completion of the Reorganization, and recommending that MLP LLC be elected successor operator. Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

Section 8.5 Replacement of Bonds, Letters of Credit and Guaranties. The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by any EXCO Party or its Affiliates with Governmental Bodies or co-owners that relate to the Assets and are set forth on Schedule 5.19 will be transferred to MLP LLC. As soon as practicable following the Reorganization, EXCO Parent and, upon Closing, MLP LLC shall obtain, or cause to be obtained, in the name of MLP LLC and at MLP LLC’s sole cost and expense, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by any EXCO Party or its Affiliates.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.1 Conditions to Closing of EXCO and MLP LLC. The obligations of EXCO and MLP LLC to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by EXCO) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Investor set forth in Article 6 shall be true and correct, in all material respects, as of the Execution Date and (without regard to the reference to the Execution Date in Section 6.1(b)) as of the Closing Date as though made on and as of the Closing Date;

(b) Performance. Investor shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Closing Certificate. Investor shall have executed and delivered a certificate from an officer of Investor certifying on behalf of Investor that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled by Investor;

(d) No Action. (i) No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, (ii) no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body and (iii) no suit, action or other proceeding by any Third Party (other than a Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, and which would reasonably be expected to result in a material and adverse effect on the Assets, taken as a whole, the Partnership Group, or the ability of any Party to comply with its obligations under this Agreement and the Related Agreements, taken as a whole, shall be pending before any Governmental Body;

(e) Consents. All consents and approvals (i) of any Governmental Body (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby (including for the transfer of the Production Assets from EXCO to MLP LLC and the transfer of the Vernon Membership Interests from EOC to MLP LLC, each as contemplated under this Agreement), except for Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted and (ii) set forth on Schedule 9.1(e) shall have been obtained and shall be in full force and effect and not revoked;

(f) Title Defects, Environmental Defects and Excluded Assets. The sum of (i) all Title Defect Amounts (or, to the extent applicable in lieu thereof, Reference Title Defect Amounts) which would adjust the Transaction Items as of Closing (taking into account any off-setting Title Benefits but excluding any Title Defect Amounts attributable to Title Defects cured by EXCO prior to Closing), (ii) all Remedy Amounts (or, to the extent applicable in lieu thereof, Averaged Remedy Amounts) which would adjust the Transaction Items as of Closing (excluding any Remedy Amounts attributable to Environmental Defects cured by EXCO prior to Closing) and (iii) the Allocated Values of all of the Assets excluded pursuant to Article 3, Article 4 or Section 7.4, shall not, in the aggregate, exceed $70,000,000;

(g) Deliveries. Investor shall deliver (or be ready, willing and able to deliver at Closing) duly executed counterparts of the documents to be delivered by Investor under Section 10.3;

(h) Credit Agreement. The lenders under the Credit Agreement shall be ready, willing and able to close the Credit Agreement with the Partnership and MLP LLC on the terms set forth in the Debt Commitment Letter contemporaneously with Closing and fund the Adjusted Initial Draw Amount; and

(i) Insurance. EXCO shall have obtained and there shall be in place, and the Partnership Group shall have obtained (including endorsements of MLP LLC under policies of EXCO), as applicable, the insurance set forth in the Administrative Services Agreement.

Section 9.2 Conditions to Closing of Investor. The obligations of Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Investor) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of EXCO set forth in Article 5 shall be true and correct, in all material respects, as of the Execution Date and (without regard to the reference to the Execution Date in Section 5.1(b)) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct, in all material respects, on and as of such specified date and except to the extent that such representation or warranty (i) is qualified in terms of Material Adverse Effect or materiality or (ii) relates to EXCO Fundamental Representations, in which case each such representation or warranty need be true and correct in all respects); and the representations and warranties in Section 5.8(c) shall be true and correct as of the Closing Date;

(b) Performance. Each EXCO Party shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Person under this Agreement prior to or on the Closing Date;

(c) Closing Certificate. Each EXCO Party shall have executed and delivered a certificate from an officer of such Person certifying on behalf of such Person that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled by such Person;

(d) No Action. (i) No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, (ii) no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body and (iii) no suit, action or other proceeding by any Third Party (other than a Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, and which would reasonably be expected to result in a material and adverse effect on the Assets, taken as a whole, the Partnership Group, or the ability of any Party to comply with its obligations under this Agreement and the Related Agreements, taken as a whole, shall be pending before any Governmental Body;

(e) Consents. All consents and approvals (i) of any Governmental Body (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby (including for the transfer of the Production Assets from EXCO to MLP LLC and the transfer of the Vernon Membership Interests from EOC to MLP LLC, each as contemplated under this Agreement), except for Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted and (ii) set forth on Schedule 9.1(e) shall have been obtained and shall be in full force and effect and not revoked;

(f) Title Defects, Environmental Defects and Excluded Assets. The sum of (i) all Title Defect Amounts (or, to the extent applicable in lieu thereof, Reference Title Defect Amounts) which would adjust the Transaction Items as of Closing (taking into account any off-setting Title Benefits but excluding any Title Defect Amounts attributable to Title Defects cured by EXCO prior to Closing), (ii) all Remedy Amounts (or, to the extent applicable in lieu thereof, Averaged Remedy Amounts) which would adjust the Transaction Items as of Closing (excluding any Remedy Amounts attributable to Environmental Defects cured by EXCO prior to Closing) and (iii) the Allocated Values of all of the Assets excluded pursuant to Article 3, Article 4 or Section 7.4, shall not, in the aggregate, exceed $70,000,000.

(g) Reorganization. The Reorganization shall have occurred;

(h) Deliveries. EXCO shall deliver (or be ready, willing and able to deliver at Closing) and cause MLP LLC to deliver (or be ready, willing and able to deliver at Closing) duly executed counterparts of the documents to be delivered by EXCO and MLP LLC under Section 10.2;

(i) Credit Agreement. The lenders under the Credit Agreement shall be ready, willing and able to close the Credit Agreement with the Partnership and MLP LLC on the terms set forth in the Debt Commitment Letter contemporaneously with Closing and to fund the Adjusted Initial Draw Amount;

(j) Insurance. EXCO shall have obtained and there shall be in place, and the Partnership Group shall have obtained (including endorsements of MLP LLC under policies of EXCO), as applicable, the insurance set forth in the Administrative Services Agreement.

(k) EXCO Existing Debt. All liens on the Assets securing the EXCO Existing Debt and all obligations of any Partnership Entities under the EXCO Existing Debt shall have been released (or the lenders of such EXCO Existing Debt shall be ready, willing and able to release such liens and obligations concurrent with the funding under the Credit Agreement and Investor shall have received customary assurance that such release will be effective at such time); and

(l) Financial Statements. Investor shall have received the Required Financial Statements.

ARTICLE 10

CLOSING

Section 10.1 Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Investor and EXCO Parent, take place at the offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, TX 77002, at 10:00 a.m., Central Time, on January 23, 2013 or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, within five Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under Article 11. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 10.2 Obligations of EXCO at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the substantially simultaneous performance by Investor of its obligations pursuant to Section 10.3, EXCO Parent shall:

(a) cause to be delivered a recordable release of any pledges, trusts, mortgages, financing statements, fixture filings and security agreements made by EXCO or its Affiliates relating to the EXCO Existing Debt and affecting the Assets, the Vernon Membership Interests or the MLP LLC Membership Interests;

(b) cause to be delivered the resignations of all of the officers and managers and terminations of all outstanding powers of attorney of Vernon and MLP LLC, effective upon the consummation of the Closing, unless EXCO Parent and Investor otherwise agree in writing;

(c) cause EXCO Holding to execute and deliver the GP LLC Agreement;

(d) following the execution and delivery of the documents described in subsections (a) through (c) above, cause EXCO Holding to execute and deliver the Partnership Agreement;

(e) following the execution and delivery of the documents described in subsections (a) through (d) above, cause EXCO Holding to execute and deliver:

(i) the Contribution and Assignment of Common Units;

(ii) a statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that the applicable transferor of the Assets for U.S. federal income tax purposes is not a foreign person within the meaning of Section 1445 of the Code;

(iii) the Assignment of MLP LLC Membership Interests; and

(iv) the Registration Rights Agreement;

(f) cause EOC to execute and deliver:

(i) an acknowledgement of the Preliminary Settlement Statement;

(ii) an acknowledgement of the Other Adjustments Statement;

(iii) the EOC Operating Agreement;

(iv) the Marketing Agreement; and

(v) the Shared Assets/Use Agreement;

(g) execute and deliver:

(i) an acknowledgement of the Preliminary Settlement Statement;

(ii) an acknowledgement of the Other Adjustments Statement;

(iii) the EXCO Parent Operating Agreement

(iv) the Administrative Services Agreement; and

(v) the Shared Assets/Use Agreement; and

(h) execute and deliver, cause EOC or EXCO Holding to execute and deliver and cause EXCO Holding to cause any required Partnership Approval to cause the General Partner, the Partnership and/or MLP LLC to execute and deliver, all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Investor.

Section 10.3 Obligations of Investor at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the substantially simultaneous performance by EXCO Parent of its obligations pursuant to Section 10.2, Investor shall:

(a) execute and deliver the GP LLC Agreement;

(b) following the execution and delivery of the document described in subsection (a) above, execute and deliver the Partnership Agreement;

(c) transmit a wire transfer of the Cash Contribution (determined in accordance with the Preliminary Settlement Statement) in immediately available funds to the Partnership to the accounts designated not less than five Business Days prior to Closing by the Parties for the Partnership;

(d) execute and deliver (i) the Contribution and Assignment of Common Units; (ii) an acknowledgement of receipt of the Preliminary Settlement Statement; and (iii) an acknowledgement of receipt of the Other Adjustments Statement;

(e) execute and deliver the Registration Rights Agreement; and

(f) execute and deliver, and cause any required Partnership Approval to cause the General Partner, the Partnership and MLP LLC to execute and deliver, all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by EXCO.

Section 10.4 Obligations of Investor and EXCO Parent at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the substantially simultaneous performance by EXCO Parent of its obligations pursuant to Section 10.2 and to the substantially simultaneous performance by Investor of its obligations pursuant to Section 10.3, Investor shall, and EXCO Parent shall cause EXCO Holding to:

(a) cause the General Partner to execute and deliver

(i) the Partnership Agreement;

(ii) the Administrative Services Agreement; and

(iii) the Contribution and Assignment of Common Units;

(b) cause the General Partner to cause the Partnership to:

(i) execute and deliver the Assignment of MLP LLC Membership Interests;

(ii) enter into the Credit Agreement;

(iii) make an initial borrowing under the Credit Agreement in an amount equal to the Adjusted Initial Draw Amount;

(iv) cause the Distribution Amount to be distributed to EXCO Holding;

(v) execute and deliver the Administrative Services Agreement; and

(vi) execute and deliver the Registration Rights Agreement.

(c) cause the Partnership Approval to cause MLP LLC to execute and deliver:

(i) the EOC Operating Agreement;

(ii) the EXCO Parent Operating Agreement;

(iii) the Administrative Services Agreement;

(iv) the Marketing Agreement;

(v) the Shared Assets/Use Agreement; and

(vi) the Assignment of MLP LLC Membership Interests.

(d) cause the Partnership Approval to cause MLP LLC to cause Vernon to execute and deliver the Administrative Services Agreement.

Section 10.5 Cash Contribution Adjustments and Post-Closing Cash Contribution Adjustments.

(a) Not later than three Business Days prior to the Closing Date, EXCO Parent shall prepare and deliver to Investor, using and based upon the best information available to EXCO Parent, a preliminary settlement statement setting forth EXCO Parent’s good faith estimate of the Cash Adjustment Amount and the adjustments made to the Transaction Items with respect thereto pursuant to Section 2.2(c) (the “Preliminary Settlement Statement”). EXCO Parent shall promptly provide Investor with all reasonable supporting documentation for the calculations set forth in the Preliminary Settlement Statement as Investor shall reasonably request. No later than three Business Days prior to the Closing Date, Investor and EXCO Parent shall jointly prepare a statement setting forth such Parties’ good faith determination of all adjustments to the Transaction Items to be made as of Closing pursuant to Section 2.3 (the “Other Adjustments Statement”).

(b) Unless otherwise agreed by the Parties, no later than the 90th day following the Closing Date (the “Final Statement Date”), EXCO Parent shall prepare and deliver to Investor a statement setting forth the final calculation of the Cash Adjustment Amount and showing the adjustments made to the Target Cash Contribution with respect thereto pursuant to Section 2.2(a) and Section 2.2(b), based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time, and giving effect to such amounts attributable to Assets excluded and/or contributed pursuant to Article 3 and Article 4 (the “Final Settlement Statement”). EXCO shall supply reasonable documentation available to support any credit, charge, receipt or other item included in the Final Settlement Statement, including the Vernon Working Capital. Following delivery of the Final Settlement Statement, EXCO Parent shall provide the Investor with such information, and access to those employees of EXCO Parent and its subsidiaries, as the Investor reasonably requests in connection with the Investor’s review and examination of such statement. Investor, on behalf of the Partnership Entities shall deliver to EXCO Parent a written report containing any changes that such Persons propose be made to the Final Settlement Statement no later than the 60th day following the Investor’s receipt thereof. EXCO Parent and Investor shall undertake to agree on the Final Settlement Statement no later than 90 days following the Investor’s receipt of the Final Settlement Statement (the “Final Statement Review Period”). To the extent any Title Defect Amounts, Title Benefit Amounts or Remedy Amounts are conclusively determined after the Final Statement Date (including the determination of any Title Arbitrator or Environmental Arbitrator) and such related Assets have been contributed or are to be contributed pursuant to Article 3 or Article 4 prior to the end of the Final Statement Review Period, the Parties shall update the Final Settlement Statement to give effect to such adjustments.

(c) In the event that the Parties cannot reach agreement within the Final Statement Review Period, any Party may refer the remaining matters in dispute to the Houston, Texas office of Ernst & Young LLP or such other Person as may be selected pursuant to this Section 10.5(c) (the “Accounting Arbitrator”) for review and final determination by arbitration. Should Ernst & Young LLP fail or refuse to agree to serve as Accounting Arbitrator within ten days after receipt of a written request from any Party to serve, the Parties shall request another nationally recognized accounting firm to serve as Accounting Arbitrator. Should such selected firm fail or refuse to agree to serve as Accounting Arbitrator within ten days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within five days after the end of that ten day period, or should no replacement Accounting Arbitrator agree to serve within 30 days after the original written request pursuant to this Section, the Accounting Arbitrator shall be a nationally recognized accounting firm appointed by the Houston office of the American Arbitration Association (the “AAA”). The Accounting Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. In determining the proper amount of any adjustment to the Cash Adjustment Amount, the Accounting Arbitrator shall not increase the Cash Adjustment Amount more than the increase proposed by EXCO Parent nor decrease the Cash Adjustment Amount more than the decrease proposed by Investor, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties with respect to the Final Settlement Statement and may not award damages or penalties to the Parties with respect to any matter. Investor and EXCO Parent shall each bear its own legal fees and other costs of presenting its case. The fees, costs and expenses of the Accounting Arbitrator, shall be allocated between EXCO Parent, on the one hand, and the Investor, on the other hand, based upon the percentage which the portion of the disputed matters not awarded to such Party bears to the amount actually contested by such Party.

(d) Within five Business Days after the date on which the Cash Adjustment Amount is finally determined in accordance with Section 10.5(b) or Section 10.5(c), as applicable, (A) Investor shall pay to EXCO Parent 74.5% of the amount by which the final Cash Adjustment Amount exceeds the Cash Adjustment Amount used to determine the Cash Contribution at Closing or (B) EXCO Parent shall pay to the Investor 74.5% of the amount by which the Cash Adjustment Amount used to determine Cash Contribution at Closing exceeds the final Cash Adjustment Amount, as applicable.

(e) All payments made or to be made under this Agreement shall be made by electronic transfer of immediately available funds to the accounts designated in writing by the applicable recipient.

(f) In the event that any assets are contributed to MLP LLC pursuant to Article 3 or Article 4 following the Final Statement Date which assets, if included in the Assets at Closing, would have resulted in changes to the Cash Adjustment Amount, the Parties shall repeat the procedures above, applied mutatis mutandis (but with such shorter time periods as the parties may agree) in order to give effect to the intent of this Section 10.5. Such procedure shall be replicated no more than once every 90 days (or such shorter period as the Parties may agree).

ARTICLE 11

TERMINATION; REMEDIES

Section 11.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of EXCO Parent and Investor;

(b) by either EXCO Parent or Investor if Closing has not occurred on or before the date that is the earlier of (i) March 5, 2013 and (ii) the expiration of the Debt Commitment Letter (the “Termination Date”); provided that neither EXCO Parent, on the one hand, nor Investor, on the other hand, shall be entitled to terminate this Agreement under this Section 11.1(b) if the Closing has failed to occur because such Party willfully failed to perform or observe in any material respect its covenants or agreements hereunder,

(c) by either EXCO Parent or Investor if consummation of the Closing would violate any nonappealable final order, decree or judgment of any Governmental Body having competent jurisdiction;

(d) by Investor if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of EXCO contained in Article 5 or (ii) EXCO has breached or violated any covenant contained in this Agreement, in each case, which breach, inaccuracy or violation (A) would or would reasonably be expected to result in the failure to satisfy a condition set forth in Section 9.2 and (B) cannot be or has not been cured by the date which is the earlier of (i) the Termination Date and (2) 30 days after Investor notifies EXCO Parent of such breach, inaccuracy or violation; provided, that Investor shall have no right to terminate this Agreement pursuant to this Section 11.1(d) if

Investor is then in breach of any of its representations or warranties in this Agreement, or has materially failed to perform any of covenants or agreements in this Agreement, in each case which breach or failure to perform would result in the failure to satisfy a condition set forth in Section 9.1;

(e) by EXCO Parent if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Investor contained in Article 6 or (ii) Investor has breached or violated any covenant contained in this Agreement, in each case, which breach, inaccuracy or violation (A) would or would reasonably be expected to result in the failure to satisfy a condition set forth in Section 9.1 and (B) cannot be or has not been cured by the date which is the earlier of (1) the Termination Date and (2) 30 days after EXCO Parent notifies Investor of such breach, inaccuracy or violation; provided, that EXCO Parent shall have no right to terminate this Agreement pursuant to this Section 11.1(e) if EXCO Parent is then in breach of any of its representations or warranties in this Agreement, or has materially failed to perform any of covenants or agreements in this Agreement, in each case which breach or failure to perform would result in the failure to satisfy a condition set forth in Section 9.2;

(f) by either EXCO Parent or Investor if the sum of (i) all Title Defect Amounts (or, to the extent applicable in lieu thereof, Reference Title Defect Amounts) which would adjust the Transaction Items as of Closing (taking into account any off-setting Title Benefits but excluding any Title Defect Amounts attributable to Title Defects cured by EXCO prior to Closing), (ii) all Remedy Amounts (or, to the extent applicable in lieu thereof, Averaged Remedy Amounts) which would adjust the Transaction Items as of Closing (excluding any Remedy Amounts attributable to Environmental Defects cured by EXCO prior to Closing) and (iii) the Allocated Values of all of the Assets excluded pursuant to Article 3, Article 4 or Section 7.4 shall not, in the aggregate, exceed $70,000,000;

(g) EXCO Parent if (i) all of the conditions to Closing set forth in Section 9.2 have been satisfied or waived as of such date of termination (or, with respect to conditions capable of being satisfied only at Closing, upon an immediate Closing, would be satisfied as of such Closing), (ii) each EXCO Party and MLP LLC is ready, willing and able to effect the Closing in accordance with the terms hereof and (iii) Investor has breached its obligation to effect the Closing and remains in breach five Business Days following written demand by EXCO Parent; or

(h) Investor if (i) all of the conditions to Closing set forth in Section 9.1 have been satisfied or waived as of such date of termination (or, with respect to conditions capable of being satisfied only at Closing, upon an immediate Closing, would be satisfied as of such Closing), (ii) Investor is ready, willing and able to effect the Closing in accordance with the terms hereof and (iii) any EXCO Party or MLP LLC has breached its obligation to effect (A) the Reorganization in accordance with the terms of this Agreement or (B) the Closing and, in either case, remains in breach five Business Days following written demand by Investor.

Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.1, Section 5.6, Section 6.6, Section 7.1(d), Section 7.3, Section 7.10(b), Section 11.1, this Section 11.2, Section 11.3, Section 11.4 and Article 14, which shall continue in full force and effect) and, without prejudice to the rights of the Parties under Section 11.3, EXCO, Vernon and, if applicable, MLP LLC shall be free immediately to enjoy all rights of ownership of the Assets that would otherwise apply and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

Section 11.3 Remedies Upon Termination.

(a) If EXCO Parent terminates this Agreement (i) under Section 11.1(e), (ii) under Section 11.1(b) in circumstances where EXCO Parent would have had the right to terminate under Section 11.1(e), or (iii) under Section 11.1(g), and, in any such case, as of the date of such termination, all of the conditions to Closing set forth in Section 9.2 have been satisfied or waived as of such date of termination (or, with respect to conditions capable of being satisfied only at Closing, upon an immediate Closing, would be satisfied as of such Closing), then, in any such event, Investor shall pay, or cause to be paid, by wire transfer of immediately available funds to an account or accounts designated by EXCO Parent, within two (2) Business Days after the date on which this Agreement is so terminated, the Termination Fee.

(b) If Investor terminates this Agreement (i) under Section 11.1(d), (ii) under Section 11.1(b) in circumstances where Investor would have had the right to terminate under Section 11.1(d), or (iii) under Section 11.1(h), and, in any such case, as of the date of such termination, all of the conditions to Closing set forth in Section 9.1 have been satisfied or waived as of such date of termination (or, with respect to conditions capable of being satisfied only at Closing, upon an immediate Closing, would be satisfied as of such Closing), then, in any such event, EXCO Parent shall pay, or cause to be paid, by wire transfer of immediately available funds to an account or accounts designated by Investor, within two (2) Business Days after the date on which this Agreement is so terminated, the Termination Fee.

(c) For the avoidance of doubt, neither EXCO Parent nor Investor shall be required to pay the Termination Fee more than once.

Section 11.4 Limitations.

(a) In any circumstance in which a Party has the right to terminate this Agreement and has the right to receive the Termination Fee pursuant to Section 11.3, such Party’s termination of this Agreement and receipt of the Termination Fee shall be the sole and exclusive remedy of such Party and its Affiliates against the other Party or Parties and their respective Affiliates for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and upon such termination and receipt of the Termination Fee, no member of the Investor Group, in the case of any payment of the Termination Fee by or on behalf of Investor, or no member of the EXCO Group, in the case of any payment of the Termination Fee by or on behalf of EXCO Parent, shall have any further liability or obligation, including consequential, indirect or punitive damages, relating to or arising out of any breach of this Agreement (including any willful and material breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Prior to Closing, the maximum aggregate monetary liability of either Investor, on the one hand, or EXCO, on the other hand, for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the Termination Fee, and in no event shall any Party or Representative or Affiliate thereof seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount.

(b) Upon termination of this Agreement, except as expressly set forth above in Section 11.3 and Section 11.4(a), neither Investor Group nor EXCO Group shall have any further liability or obligation relating to or arising out of this Agreement (including any willful and material breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, except as expressly set forth above in Section 11.3 and Section 11.4(a), neither Investor Group nor EXCO Group shall seek to recover any money damages (including consequential, indirect, lost profits or punitive damages) or obtain any equitable relief from EXCO Group or Investor Group, as the case may be.

(c) No Investor Group member, except Investor and HGI (but only to the extent expressly set forth herein or in any Related Agreements, to the extent set forth therein, and in the Guarantee), shall have any liability for any obligation or liability of the Parties pursuant to this Agreement or for any claim for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

(d) No EXCO Group member, except EXCO Parent and EOC (but only to the extent set forth herein or in any Related Agreements to the extent set forth therein), shall have any liability for any obligation or liability of the Parties to this Agreement or for any claim for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

(e) Each Party acknowledges and agrees that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated hereby, and that without these agreements the Parties would not have entered into this Agreement. Accordingly, if any Party fails promptly to pay the Termination Fee when due pursuant to this Section 11.4 (the “Owing Party”), and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the Owing Party for the Termination Fee, the Owing Party will pay to such other Party, from the date such payment was required to be made, interest at the Default Rate on the Termination Fee. The Parties acknowledge that the Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate the respective Parties in the circumstances in which the Termination Fee is payable for their respective efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE 12

ASSUMPTION; INDEMNIFICATION

Section 12.1 Assumption. Without limiting the Partnership Entities rights to indemnity under Section 12.2 and the remedy for Title Defects in Article 3 and Environmental Defects in Article 4, from and after the Closing, MLP LLC shall and Investor and EXCO Parent (through EXCO Holding) shall cause the Partnership Approval to cause MLP LLC to assume and fulfill, perform, pay and discharge all of the Assumed Obligations.

Section 12.2 Indemnification.

(a) From and after Closing, MLP LLC shall indemnify, defend and hold harmless the EXCO Group from and against all Damages incurred or suffered by such Persons caused by, arising out of or resulting from the Assumed Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA that constitute Assumed Obligations) to the extent such Assumed Obligations relate to periods of time prior to Closing, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE EXCO GROUP but excepting those Damages for which EXCO is required, in accordance with the terms of this Article 12 (including provisions requiring the timely delivery of a Claim Notice prior to expiration of an applicable provision of this Agreement), to indemnify the Partnership Group under Section 12.2(b).

(b) From and after Closing, EXCO Parent shall indemnify, defend and hold harmless Investor and its Affiliates and the Partnership Group from and against all Damages incurred or, suffered by such Persons:

(i) caused by, arising out of or resulting from EXCO’s failure to comply with EXCO’s covenants or agreements contained in this Agreement (excluding Section 7.6) or any failure of any EXCO Fundamental Representation to be true and correct;

(ii) caused by, arising out of or resulting from any failure of any representation or warranty made (A) by EXCO contained in Article 5 to be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date) or (B) in the Closing Certificate delivered by EXCO to be true and correct, in each case other than any EXCO Fundamental Representation or covenants under Section 7.6 to be complied with;

(iii) caused by, arising out of or resulting from any Excluded Liability; and

(iv) caused by, arising out of or resulting from any Pre-Effective Time Liability other than any of those liabilities described in subsection (d) of the definition of Assumed Obligations,

EVEN IF SUCH DAMAGES, OTHER THAN DAMAGES RELATING TO ANY EXCLUDED ASSET RETAINED LIABILITY, ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF INVESTOR OR ANY MEMBER OF THE PARTNERSHIP GROUP; provided that the foregoing obligations of EXCO Parent with respect to Damages suffered by Investor shall not be duplicative of Damages recovered by any member of the Partnership Group.

(c) From and after Closing, Investor shall indemnify, defend and hold harmless EXCO and its Affiliates and the Partnership Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i) caused by, arising out of or resulting from Investor’s failure to comply with Investor’s covenants or agreements contained in this Agreement or any failure of any Investor Fundamental Representation to be true and correct (excluding Section 7.6); or

(ii) caused by, arising out of or resulting from any breach of any representation or warranty made (A) by Investor contained in Article 6 to be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date) or (B) in the Closing Certificate delivered by Investor, in each case other than any Investor Fundamental Representation to be true and correct or covenants under Section 7.6 to be complied with;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE EXCO GROUP OR THE

PARTNERSHIP GROUP; provided that the foregoing obligations of Investor with respect to Damages suffered by EXCO Parent shall not be duplicative of Damages recovered by any member of the Partnership Group.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND EXCEPT WITH RESPECT TO (I) FRAUD AND (II) THE PARTIES’ REMEDIES UNDER THE RELATED AGREEMENTS (OTHER THAN THE CLOSING CERTIFICATES), SECTION 7.1(D), SECTION 12.2 AND SECTION 13.1 CONTAIN THE PARTIES’ EXCLUSIVE REMEDIES AGAINST EACH OTHER WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARTIES CONTAINED HEREIN AND IN THE CLOSING CERTIFICATES AND WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE OWNERSHIP AND OPERATION OF THE ASSETS. EXCEPT FOR THE REMEDIES CONTAINED UNDER THE RELATED AGREEMENTS (OTHER THAN THE CLOSING CERTIFICATES) IN SECTION 7.1(D), SECTION 12.2 AND SECTION 13.1, EACH OF THE EXCO PARTIES AND THE INVESTOR (EACH ON THEIR OWN BEHALF AND ON BEHALF OF THE PARTNERSHIP GROUP) RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER PARTIES AND THEIR AFFILIATES AND ALL SUCH PARTIES’ REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (I) THIS AGREEMENT, (II) EXCO’S OR VERNON’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (III) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN ANY EXCO PARTY AND ANY PERSONS WHO ARE AFFILIATES OF SUCH EXCO PARTY, AND RIGHTS UNDER INSURANCE MAINTAINED BY ANY EXCO PARTY OR ANY PERSON WHO IS AN AFFILIATE OF ANY EXCO PARTY, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(e) Any claim for indemnity under this Section 12.2 by any Third Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the EXCO Group, the Investor Group or the Partnership Group) other than the Parties shall have any rights against any EXCO Party, MLP LLC or Investor under the terms of this Section 12.2 except as may be exercised on its behalf by MLP LLC, Investor or EXCO, as applicable, pursuant to this Section 12.2. Each Party may elect to exercise or not to exercise indemnification rights under this Section 12.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 12.2.

Section 12.3 Indemnification Actions. All claims for indemnification under Section 12.2 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 12.

(b) To make a claim for indemnification under Section 12.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 12.3, including, to the extent known to such Person, the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 12.3 shall not relieve the Indemnifying Person of its obligations under Section 12.2 except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not, with respect to the Indemnifying Person’s rights or claims with respect to Third Parties, prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim; provided, that the Indemnifying Person shall not be entitled to control the defense of any Third Person Claim if (i) the Indemnified Person has been advised by counsel that an actual conflict of interest exists between the Indemnifying Person and the Indemnified Person in connection with the defense of such Third Person Claim, (ii) the Third Person Claim, individually or in the aggregate with any other claim, involves potential Damages that exceed the amount of the indemnification available under this Article 12, (iii) the Third Person Claim seeks injunctive relief or is part of a criminal proceeding or (iv) the Third Person Claim would reasonably be expected to have a material adverse effect on the Indemnified Person’s business or relates to its customers, suppliers, vendors or other service providers; provided, however, in the event that the Indemnifying Person is not entitled to assume exclusive control of the defense, then the Indemnifying Person shall not be bound by any determination resulting from any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed). If the Indemnifying Person elects to control the defense of a Third Person Claim in accordance with this Section 12.3(d), the Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If the Indemnifying Person elects to control the defense of a Third Person Claim in accordance with this Section 12.3(d), (x) if requested by the Indemnifying Person, the Indemnified Person agrees to reasonably cooperate (without incurring any out-of-pocket expenses or other material expense) in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person) and (y) the Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 12.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) provides for remedies other than the payment of money damages that are fully indemnified pursuant to this Article 12 or (iii) includes any admission of liability on the part of any Indemnified Person.

(e) If the Indemnifying Person does not elect to, or is not entitled pursuant to Section 12.3(d) to, control the defense of a Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder, subject to the other provisions of this Section 12.3), with counsel of the Indemnified Person’s choosing. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person at a time when the Indemnifying Person either controls, or is entitled to control, the defense of the applicable Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to such settlement.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.

Section 12.4 Limitation on Actions.

(a) The representations and warranties of the Parties in Article 5 and Article 6, the corresponding representations and warranties given in the Closing Certificates and the indemnities in Section 12.2 for a breach of such representations or warranties, shall survive the Closing until the later of 12 months following the Closing or the completion of the audit of the financial statements for the fiscal year of the Partnership ending September 30, 2013 (the “Expiration Date”), except that (i) the EXCO Fundamental Representations and the Investor Fundamental Representations (and, in each case, the indemnities for the breach of such representations, warranties and acknowledgements in Section 12.2) shall survive indefinitely, and (ii) the representations and warranties in Section 5.8 (and the indemnities in Section 13.1 for the breach of such representations and warranties) shall survive Closing until the expiration of the applicable statute of limitations (including any applicable extensions). The covenants and agreements of the Parties in Section 7.4 (and the indemnities in Section 12.2 for a breach of such covenants and agreements) shall survive the Closing for a period of two years. Subject to Section 12.4(b), the remainder of this Agreement (including the disclaimers in Section 14.14) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the provisions of Article 13, which shall survive Closing until the expiration of the applicable statute of limitations (including any applicable extensions). Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 12.2(b)(i), Section 12.2(b)(ii), Section 12.2(c)(i) and Section 12.2(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 12.2(b)(iv) shall survive the Closing for a period of two years, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 12.2(a) and Section 12.2(b)(iii) shall continue without time limit.

(c) EXCO Parent shall not have any liability for indemnification under Section 12.2(b)(ii) or Section 12.2(b)(iv) or in connection with the breach of any such Section (other than a failure to comply with the final resolution of a claim pursuant to such Section as determined by a final, non-appealable judgment or a settlement agreement) (x) with respect any individual claim (or series of related claims) until the aggregate amount of Damages with respect to such claim (or series of claims) exceeds $75,000 (after which point all such Damages shall, subject to the other limitations of this Section 12.4, be subject to indemnification hereunder) and (y) until and unless the aggregate amount of Damages for which Claim Notices are delivered with respect to Section 12.2(b)(ii) or Section 12.2(b)(iv) exceeds $14,000,000 and then, in the case of this clause (y), only to the extent such Damages exceed such amount.

(d) EXCO Parent shall not have any liability for any indemnification under Section 12.2(b)(ii) or Section 12.2(b)(iv) or in connection with the breach of any such Section (other than a failure to comply with the final resolution of a claim pursuant to such Section as determined by a final, non-appealable judgment or a settlement agreement) for Damages in excess of $70,000,000.

(e) Investor shall not have any liability for indemnification under Section 12.2(c)(ii) or in connection with the breach of such Section (other than a failure to comply with the final resolution of a claim pursuant to such Section as determined by a final, non-appealable judgment or a settlement agreement), (x) with respect any individual claim (or series of related claims) until the aggregate amount of Damages with respect to such claim (or series of claims) exceeds $75,000 (after which point all such Damages shall, subject to the other limitations of this Section 12.4, be subject to indemnification hereunder) and (y) until and unless the aggregate amount of Damages for which Claim Notices are delivered with respect to Section 12.2(c)(ii) exceeds $14,000,000 and then, in the case of this clause (y), only to the extent such Damages exceed such amount.

(f) Investor shall not have any liability for any indemnification under Section 12.2(c)(ii) or in connection with the breach of such Section (other than a failure to comply with the final resolution of a claim pursuant to such Section as determined by a final, non-appealable judgment or a settlement agreement) for Damages in excess of $70,000,000.

(g) For purposes of determining whether there has been a breach of any of Party’s representations and warranties for which another Person is entitled to indemnification under Section 12.2 and the Damages resulting therefrom, any dollar, materiality or Material Adverse Effect qualifiers in such representations or warranties (except for EXCO’s representations and warranties under Section 5.11(a)) shall be disregarded.

(h) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates), and each Indemnified Person shall use commercially reasonable efforts to claim such insurance coverage with respect to such Damages.

(i) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing. No Indemnified Person shall be entitled to indemnification pursuant to this Article 12 to the extent that such Indemnified Person has been compensated with respect to the applicable Damages by an adjustment pursuant to Section 2.2(a) or Section 2.2(b) or Section 2.3.

(j) Notwithstanding anything herein to the contrary, in the case of any claim for indemnification where Damages have been suffered both by (i) a member of the EXCO Group or Investor or its Affiliates, on the one hand, and (ii) a member of the Partnership Group, on the other hand, to the extent the Indemnified Party can be made whole by the satisfaction of the indemnification claim of a member of the Partnership Group, the indemnification claim of such member of the Partnership Group shall be satisfied first.

ARTICLE 13

TAX MATTERS

Section 13.1 Tax Indemnity.

(a) Notwithstanding any other provisions of this Agreement and without duplication, EXCO agrees to indemnify and hold harmless the Partnership Group from and against all Damages incurred, suffered by or asserted against such Persons (i) for any Taxes attributable to the Partnership Entities or the ownership of the Assets with respect to any Tax year or portion thereof ending on or before the day immediately prior to the Effective Time (including any Taxes allocable pursuant to Section 13.3), (ii) for any Taxes imposed on the Partnership Entities as a result of any breach of warranty or misrepresentation by EXCO under Section 5.8, (iii) caused by, arising out of or resulting from EXCO’s breach of EXCO’s covenants or agreements contained in this Article 13, (iv) for any Taxes imposed on the Partnership Entities arising out of the Reorganization and for which the Partnership Entities are not liable pursuant to under Section 13.1(b) and (v) for any Taxes of any EXCO Party (other than any Taxes for which EXCO is indemnified pursuant to Section 13.1(b)).

(b) Notwithstanding any other provisions of this Agreement and without duplication, the Partnership agrees to indemnify and hold harmless EXCO from and against all Damages incurred, suffered by or asserted against such Persons (i) for any Taxes attributable to the Partnership, MLP LLC or the ownership of the Assets with respect to any Tax year or portion thereof beginning on or after the Effective Time (including any Taxes allocable pursuant to Section 13.3), (ii) caused by, arising out of or resulting from the Partnership’s breach of the Partnership or MLP LLC’s covenants or agreements contained in Article 13, and (iii) any Taxes imposed on the Partnership and MLP LLC pursuant to Section 14.3.

(c) This Article 13 contains the exclusive provisions as to all Tax indemnification claims; provided, however (a) the representations, warranties, covenants, indemnities, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing until the periods described in Section 12.4(a), and (b), any claim for Tax indemnification shall be made in accordance with the procedures set forth in Section 12.3. In the event of a conflict between the provisions of this Article 13 and any other provisions of this Agreement, the provisions of this Article 13 shall control.

Section 13.2 Tax Returns. EXCO shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to MLP LLC and the Assets that are required to be filed on or before the Closing Date, and, subject to Section 2.4, Section 8.3 and Section 14.3, EXCO shall remit the Taxes reflected on such Tax Returns as due and owing. The Partnership shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to MLP LLC and the Assets that are required to be filed after the Closing Date, and the Partnership shall pay the Taxes reflected on such Tax Returns as due and owing.

Section 13.3 Property Taxes, Production Taxes and Sales/Use Taxes. Any liability for Property Taxes, Production Taxes and Sales/Use Taxes, as the case may be, for any Tax period beginning before and ending after the Effective Time (the “Current Tax Period”) shall be apportioned between EXCO, on the one hand, and the Partnership and MLP LLC, on the other hand, as follows:

(a) EXCO shall be liable for a proportionate share of the actual amount of such Property Taxes for the Current Tax Period determined by multiplying such amount by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and the Partnership and MLP LLC shall be liable for a proportionate share of the actual amount of such Property Taxes for the Current Tax Period determined by multiplying such amount by a fraction, the numerator of which is the number of days (including the Closing Date) in the Current Tax Period on and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period.

(b) In the case of Production Taxes for the Current Tax Period, EXCO shall be liable for a portion of such Taxes allocated based on the number of units or value of production actually produced and sold, as applicable, before the Effective Time and the Partnership and MLP LLC shall be liable for a portion of such Taxes allocated based on the number of units or value of production actually produced and sold, as applicable, at or after the Effective Time.

(c) In the case of any Sales/Use Taxes for the Current Tax Period, EXCO shall be liable for its share of any such Sales/Use Taxes imposed on the owner of the Assets as a result of any transaction occurring before the Effective Time. The Partnership and MLP LLC shall be liable for their share of any such Sales/Use Taxes imposed on the owner of the Assets as a result of any transaction occurring on or after the Effective Time.

(d) If EXCO or MLP LLC makes any payment of Property Taxes, Production Taxes or Sales/Use Taxes for which the other Party is liable pursuant to this Section 13.3, then to the extent that the Cash Consideration has not been adjusted pursuant to Section 2.1(a) or payments made pursuant to Section 8.3 to account for such payment, the applicable Party shall reimburse the other Party promptly but in no event later than ten days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

Section 13.4 Tax Refunds and Recoupments. Notwithstanding anything to the contrary (including Section 8.3), to the extent that the Partnership or MLP LLC receives any Tax refund or credit with respect to any Taxes for which EXCO is liable pursuant to this Agreement, or any recoupment of Taxes for any Tax periods or portions thereof ending on or before the Effective Time paid by EXCO or its Affiliates on behalf of other Working Interest owners, royalty interest owners, overriding royalty interest owners and other interests owners in such Production Assets that have not been recouped by EXCO before the Closing Date, the Partnership or MLP LLC shall promptly but in no event later than ten days after receipt of such refund, credit or recoupment, as applicable, pay such amount (net of any expenses incurred by the Partnership or Partnership Subsidiaries in obtaining such Tax Refund) to EXCO to the extent the Cash Contribution has not been increased pursuant to Section 2.1(a) on account thereof.

Section 13.5 Tax Cooperation. Each of EXCO, Investor, and the Partnership agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by any such Party, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

Section 13.6 Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 13, Article 12, Section 8.3 or Article 14 shall be treated for all Tax purposes as an adjustment to the Cash Contribution unless otherwise required by Law.

Section 13.7 Tax Treatment of the Transactions. The Parties intend and expect that the transactions contemplated by this Agreement, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership in which EXCO and Investor are treated as partners. Accordingly, for Tax Purposes: (a) EXCO will be treated as contributing to the Partnership at Closing all of its interests in the Assets in exchange for an interest in the Partnership; (b) Investor will be treated as contributing to the Partnership at Closing the Cash Contribution (as adjusted) in exchange for an interest in the Partnership; and (c) EXCO will be treated as receiving a distribution from the Partnership at Closing: (i) first out of the proceeds of the Credit Agreement as a debt-finance transfer within the meaning of Treasury Regulations Section 1.707-5(b)(1) to the extent of EXCO’s allocable share of the indebtedness incurred under the Credit Agreement under Treasury Regulations Sections 1.707-5(a)(2), 1.707-5(b)(2) and 1.752-3(a)(3); (ii) to the extent the amount distributed to EXCO exceeds EXCO’s allocable share of the indebtedness incurred under the Credit Agreement as described in clause (i), as a reimbursement of EXCO’s preformation expenditures with respect to the Assets within the meaning of Treasury Regulations Section 1.707-4(d), to the extent applicable; and (iii) to the extent the amount distributed exceeds the amounts described in clauses (i) and (ii), in a transaction subject to treatment under Section 707(a)-(2)(B) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of its interests in the Assets to the Partnership to the extent that Treasury Regulations Sections 1.707-4(d) and 1.707-5(b)(1) are inapplicable. The Parties shall file all Tax Returns in a manner consistent with this intended Tax treatment.

Section 13.8 Allocations for Tax Purposes. EXCO and Investor agree that to the extent the amount distributed by the Partnership to EXCO is treated for federal tax purposes as consideration for a sale of EXCO’s interests in the Assets pursuant to Section 707(a)(2)(B) of the Code (collectively, the “Allocable Amount”), such amount shall be allocated among the Assets treated as sold to the Partnership for federal and state income tax purposes. The initial draft of such allocations shall be prepared by EXCO and shall be provided to Investor as soon as practicable following the determination of the Cash Contribution pursuant to Section 2.1(a). EXCO and Investor shall then cooperate to prepare a final schedule (the “Allocation Schedule”) of the allocation of Allocable Amount among such Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. EXCO and Investor shall work in good faith to resolve any disputes relating to the Allocation Schedule. If EXCO and Investor are unable to resolve any dispute regarding the Allocation Schedule within thirty days, such dispute shall be resolved by a nationally recognized accounting firm acceptable to EXCO and Investor, the costs of which shall be borne equally by EXCO and Investor. EXCO and Investor shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation Schedule. Neither EXCO nor Investor shall take any Tax position inconsistent with such Allocation Schedule, and neither EXCO nor Investor shall agree to any proposed adjustment to the Allocation Schedule by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent EXCO or Investor from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation Schedule, and neither EXCO nor Investor shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation Schedule.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 14.2 Notice. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and will be deemed to be received (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile if received during regular business hours on a Business Day, or if at a later time the next Business Day, in each case to the intended recipient as set forth below. All notices, requests and consents shall be sent as follows:

If to EXCO:

EXCO Resources, Inc.

12377 Merit Drive

Dallas, Texas 75251

Attention: Doug Miller

Facsimile: 214-706-3409

With a copy to:

EXCO Resources, Inc.

12377 Merit Drive

Dallas, Texas 75251

Attention: Steve Smith

Facsimile: 214-706-3409

If to Investor:

HGI Energy Holdings, LLC

450 Park Ave., 27th Floor

New York, New York 10022

Attention: Philip A. Falcone

Omar Asali

Legal Department

Facsimile: 212-906-8559

With a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: David C. Buck

Cheryl S. Phillips

Facsimile: 713-220-4285

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Steven J. Williams

Facsimile: 212-757-3990

Any Party may change its address for notice by notice to the other Party in the manner set forth above.

Section 14.3 Tax, Recording Fees, Similar Taxes & Fees. Investor and EXCO Parent (through EXCO Holding) shall cause the Partnership Approval to cause MLP LLC to bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, the Parties will cause the Partnership Approval to cause MLP LLC to timely furnish to EXCO such certificate or evidence. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 14.4 Governing Law; Jurisdiction.

(a) WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

(b) EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY

AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 14.5 Intentionally Omitted.

Section 14.6 Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in or any delay in timely exercising any rights arising from any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.7 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason), and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 14.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder, the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof, including the Harbinger / EXCO Joint Investment Summary of Principal Terms and Conditions dated September 20, 2012.

Section 14.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 14.10 No Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective affiliated Indemnified Persons (including the Partnership Entities) hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its affiliated Indemnified Persons (but shall not be obligated to do so).

Section 14.11 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 14.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES OR LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE (EXCEPT TO THE EXTENT PAYABLE TO THIRD PARTIES) OR EXEMPLARY DAMAGES, IN EACH CASE IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED ABOVE IN THIS SENTENCE, EACH OF THE PARTIES, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AND THE PARTNERSHIP GROUP, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE (EXCEPT TO THE EXTENT PAYABLE TO THIRD PARTIES) OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.13 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 14.14 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5, THE CLOSING CERTIFICATE TO BE DELIVERED BY EXCO, THE PRODUCTION ASSETS ASSIGNMENTS, AND THE RELATED AGREEMENTS (I) NONE OF EXCO PARENT, EOC OR MLP LLC OR ANY AFFILIATE OF EXCO PARENT MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) MLP LLC AND EACH EXCO PARTY (ON ITS OWN BEHALF AND BEHALF OF ITS AFFILIATES) EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO INVESTOR OR THE PARTNERSHIP ENTITIES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO INVESTOR OR ANY MEMBER OF THE PARTNERSHIP GROUP BY ANY MEMBER OF THE EXCO GROUP).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5, THE CLOSING CERTIFICATE TO BE DELIVERED BY EXCO OR THE PRODUCTION ASSETS ASSIGNMENTS, WITHOUT LIMITING THE GENERALITY OF SECTION 14.14(A), MLP LLC AND EACH EXCO PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO INVESTOR OR ANY MEMBER OF THE PARTNERSHIP GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR

PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT MLP LLC SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT, AS OF CLOSING, INVESTOR (ON ITS OWN BEHALF AND ON BEHALF OF THE PARTNERSHIP HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS INVESTOR DEEMS APPROPRIATE.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 5.18, NEITHER MLP LLC NOR ANY EXCO PARTY HAS MADE (AND EACH SUCH PARTY HEREBY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT FOR THE REMEDIES SET FORTH IN ARTICLE 4, AND UNDER SECTION 12.2 FOR A BREACH OF THE REPRESENTATIONS SET FORTH IN SECTION 5.18 THE PARTNERSHIP ENTITIES SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(d) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5, IN THE CLOSING CERTIFICATE TO BE DELIVERED BY EXCO OR IN THE PRODUCTION ASSETS ASSIGNMENTS TO BE DELIVERED BY EXCO TO MLP LLC HEREUNDER, INVESTOR ACKNOWLEDGES (ON ITS BEHALF AND ON BEHALF OF THE PARTNERSHIP ENTITIES) THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY EXCO AS TO THE ASSETS OR PROSPECTS THEREOF AND INVESTOR HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY EXCO.

Section 14.15 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.16 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

INVESTOR:

HGI ENERGY HOLDINGS, LLC

By:	/s/ Omar Asali
Name:	Omar Asali
Title:	President

EXCO PARENT:

EXCO RESOURCES, INC.

By:	/s/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chief Executive Officer

EOC:

EXCO OPERATING COMPANY, LP

By its general partner, EXCO Partners OLP GP, LLC

By:	/s/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chief Executive Officer

MLP LLC:

EXCO/HGI JV ASSETS, LLC:

By:	/s/ Douglas H. Miller
Name:	Douglas H. Miller
Title:	Chief Executive Officer

[Signature Page to Unit Purchase and Contribution Agreement]

ANNEX A:

Adjustment Schedule

I.	Target Position.

a.	Investor will make the Target Cash Contribution ($372,500,000) in exchange for the Target Investor Units (37,250,000 Common Units);

b.	EXCO Holding will contribute MLP LLC (holding the Assets) in exchange for the Target Distribution Amount ($597,500,000) and the Target EXCO Units (12,750,000 Common Units);

c.	the Partnership will draw the Target Initial Draw Amount ($225,000,000) under the Credit Agreement;

d.	EXCO Holding will contribute the Target EXCO Contributed Units (500,000 Common Units) to the General Partner, all of which shall be automatically converted into a like number of Notional General Partner Units and IDRs, in exchange for the Target EXCO GP LLC Units (500,000 GP LLC Units); and

e.	Investor will contribute the Target Investor Contributed Units (500,000 Common Units) to the General Partner, all of which shall be automatically converted into a like number of Notional General Partner Units and IDRs, in exchange for the Target Investor GP LLC Units (500,000 GP LLC Units).

f.	EXCO Parent will cause EXCO Holding to take any action required of EXCO Holding in this Annex A. EXCO Parent will cause EXCO Holding to cause, and Investor will cause, any required Partnership Approval to cause the General Partner and/or the Partnership to take any action required of the General Partner and/or the Partnership in this Annex A.

II.	Agreed Title Defect Amounts, Agreed Remedy Amounts and Allocated Values of Assets Excluded for Title Defects, Environmental Defects, Casualty Losses or Under Section 7.4.

a.	Prior to Closing, if pursuant to Article 3, Article 4 or Section 7.4, an adjustment is to be made to the Transaction Items based upon (x) an agreed upon Title Defect Amount or Remedy Amount or (y) the Allocated Value of an Asset to be excluded pursuant to Article 3, Article 4 or Section 7.4, other than an asset excluded pursuant to Section 3.6(b), Section 3.6(e) or Section 3.7(b) that is subject to potential post-Closing contribution to the Partnership pursuant to Section 3.6(c), Section 3.6(e) or Section 3.7(b) (such amount pursuant to clause (x) or (y), as applicable, the “Agreed Reduction Amount”), then:

i.	(i) the Target Cash Contribution will be reduced by 51.4% of such Agreed Reduction Amount and (ii) the Target Investor Units will be reduced by the quotient of (A) the amount of the reduction in clause (i) divided by (B) $10;

Annex A - 1

ii.	the Target Initial Draw Amount will be reduced by 31.0% of such Agreed Reduction Amount;

iii.	(i) the Target Distribution Amount will be reduced by 82.4% of the Agreed Reduction Amount and (ii) the Target EXCO Units will be reduced by the quotient of (A) the product of (x) such Agreed Reduction Amount multiplied by (y) 17.6% divided by (B) $10;

iv.	each of (i) the Target EXCO Contributed Units and (ii) the Target Investor Contributed Units will be reduced by the product of (A) the sum of the reduction of Common Units pursuant to II.a.i and II.a.iii multiplied by (B) 1%, and immediately following the contribution thereof to the General Partner, all of such contributed Common Units will be automatically converted into an equal number of Notional General Partner Units and the IDRs, and the Target EXCO GP LLC Units and the Target Investor GP LLC Units will be reduced by the same amount as the reduction in the aggregate number of such contributed Common Units.

III.	Assets Excluded for Specified Consent Requirements, Preferential Purchase Rights or MUIs.

a.	Prior to Closing, if pursuant to Section 3.6(b), Section 3.6(e), or Section 3.7(b), an adjustment is to be made to the Transaction Items based upon the Allocated Value of an Asset to be excluded on account of a Specified Consent Requirement, Preferential Purchase Right or an MUI, which asset is subject to later contribution to the Partnership pursuant to Section 3.6(c), Section 3.6(e) or Section 3.7(b) (such Allocated Value, the “Reduction Amount”), then:

i.	(i) the Target Cash Contribution will be reduced by 51.4% of such Reduction Amount and (ii) the Target Investor Units will be reduced by the quotient of (A) the amount of the reduction in clause (i) divided by (B) $10;

ii.	the Target Initial Draw Amount will not be reduced;

iii.	(i) the Target Distribution Amount will be reduced by 82.4% of such Reduction Amount and (ii) the Target EXCO Units will be reduced by the quotient of (A) the product of (x) the Reduction Amount multiplied by (y) 17.6% divided by (B) $10;

iv.	each of (i) the Target EXCO Contributed Units and (ii) the Target Investor Contributed Units will be reduced by the product of (A) the sum of the reduction of Common Units pursuant to III.a.i and III.a.iii multiplied by (B) 1%, and immediately following the contribution thereof to the General Partner, all of such contributed Common Units will be automatically converted into an equal number of Notional General Partner Units and the IDRs, and the Target EXCO GP LLC Units and the Target Investor GP LLC Units will be reduced by the same amount as the reduction in the aggregate number of such contributed Common Units.

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b.	Following Closing, if an Asset that was excluded from the transactions because of a Specified Consent Requirement, a Preferential Right to Purchase or an MUI, in each case applicable thereto, is thereafter contributed to MLP LLC pursuant to Section 3.6(c), Section 3.6(e), or Section 3.7(b) (as applicable), then:

i.	(i) Investor will contribute to the Partnership 51.4% of the Reduction Amount attributable to such Asset and (ii) the Partnership will issue to Investor Common Units in an amount equal to (A) the amount of the capital contribution in clause (i) divided by (B) $10;

ii.	(i) 82.4% of such Reduction Amount will be distributed by the Partnership to EXCO Holding and (ii) the Partnership will issue to EXCO Holding Common Units in an amount equal to the quotient of (A) the product of (x) such Reduction Amount multiplied by (y) 17.6% divided by (B) $10;

iii.	each of Investor and EXCO Holding will cause such actions to be taken as are necessary to maintain the General Partner’s continued 2% General Partner Interest and to maintain each of EXCO Holding’s and Investor’s equal ownership of GP LLC Units.

c.	Following the Final Statement Date, if an Asset that was excluded from the transactions because of a Specified Consent Requirement, a Preferential Right to Purchase or an MUI remains excluded in accordance with the Agreement, then:

i.	the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of the Reduction Amount attributable to such Asset.

IV.	Disputed Remedy Amounts.

a.	Prior to Closing, if, pursuant to Section 4.2(a) or Section 4.2(c)(i), an adjustment is to be made to the Transaction Items based upon an amount equaling the average of the Parties’ Remedy Amounts with respect to any Environmental Defect (such average, the “Averaged Remedy Amount”), then:

i.	(i) the Target Cash Contribution will be reduced by 51.4% of such Averaged Remedy Amount and (ii) the Target Investor Units will be reduced by the quotient of (A) the amount of the reduction in clause (i) divided by (B) $10;

ii.	the Target Initial Draw Amount will not be reduced;

iii.	(i) the Target Distribution Amount will be reduced by 82.4% of such Averaged Remedy Amount and (ii) the Target EXCO Units will be reduced by the quotient of (A) the product of (x) such Averaged Remedy Amount multiplied by (y) 17.6% divided by (B) $10;

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iv.	each of (i) the Target EXCO Contributed Units and (ii) the Target Investor Contributed Units will be reduced by the product of (A) the sum of the reduction of Common Units pursuant to IV.a.i and IV.a.iii multiplied by (B) 1%, and immediately following the contribution thereof to the General Partner, all of such contributed Common Units will be automatically converted into an equal number of Notional General Partner Units and the IDRs, and the Target EXCO GP LLC Units and the Target Investor GP LLC Units will be reduced by the same amount as the reduction in the aggregate number of such contributed Common Units.

b.	Following Closing, if a Remedy Amount with respect to an Environmental Defect is finally determined to be greater than the Averaged Remedy Amount with respect thereto (such difference, the “Excess Remedy Amount”), then:

i.	(i) EXCO Holding will contribute to the Partnership cash in the amount of 82.4% of such Excess Remedy Amount and (ii) the Partnership will cancel Common Units held by EXCO Holding in an amount equal to the quotient of (A) product of (x) such Excess Remedy Amount multiplied by (y) 17.6% divided by (B) $10;

ii.	the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of such Excess Remedy Amount;

iii.	(i) the Partnership will distribute cash to Investor equal to 51.4% of such Excess Remedy Amount and (ii) the Partnership will cancel Common Units held by Investor in an amount equal to the quotient of (A) the amount of the distribution in clause (i) divided by (B) $10;

iv.	each of Investor and EXCO Holding will cause such actions to be taken as are necessary to maintain the General Partner’s continued 2% General Partner Interest and to maintain each of EXCO Holding’s and Investor’s equal ownership of GP LLC Units.

c.	Following Closing, if the actual Remedy Amount with respect to an Environmental Defect is finally determined to be less than the Averaged Remedy Amount with respect thereto (such difference, the “Shortfall Remedy Amount”), then:

i.	(i) Investor will contribute to the Partnership cash in the amount of 51.4% of such Shortfall Remedy Amount and (ii) the Partnership will issue to Investor Common Units in an amount equal to (A) the product of (x) such Shortfall Remedy Amount multiplied by (y) 51.4% divided by (B) $10;

ii.	(i) an amount equal to 82.4% of such Shortfall Remedy Amount will be distributed by the Partnership to EXCO Holding and (ii) the Partnership will issue to EXCO Holding Common Units in an amount equal to the quotient of (A) the product of (x) such Shortfall Remedy Amount multiplied by (y) 17.6% divided by (B) $10;

iii.	the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of such actual Remedy Amount;

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iv.	each of Investor and EXCO Holding will cause such actions to be taken as are necessary to maintain the General Partner’s continued 2% General Partner Interest and to maintain each of EXCO Holding’s and Investor’s equal ownership of GP LLC Units.

d.	Following Closing, if the actual Remedy Amount with respect to an Environmental Defect is finally determined to be equal to Averaged Remedy Amount, then the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of such actual Remedy Amount.

V.	Escrowed Title Defect Amounts.

a.	Prior to Closing, if, pursuant to Section 3.2(b), an amount based upon a Reference Title Defect Amount is to be placed into the Title Defect Escrow Account, then:

i.	(i) the Target Cash Contribution will be reduced by 51.4% of the Reference Title Defect Amount relating thereto and (ii) the Target Investor Units will be reduced by the quotient of (A) the amount of the reduction in clause (i) divided by (B) $10;

ii.	the Target Initial Draw Amount will not be reduced;

iii.	Investor will fund 51.4% of such Reference Title Defect Amount into the Title Defect Escrow Account and the Partnership will fund 31.0% of the Reference Title Defect Amount into the Title Defect Escrow Account (such amount, the “Escrow Amount”);

iv.	(i) the Target Distribution Amount will be reduced by 82.4% of such Reference Title Defect Amount and (ii) the Target EXCO Units will be reduced by the quotient of (A) the product of (x) such Escrow Amount multiplied by (y) 17.6% divided by (B) $10; and

v.	each of (i) the Target EXCO Contributed Units and (ii) the Target Investor Contributed Units will be reduced by the product of (A) the sum of the reduction of Common Units pursuant to V.a.i and V.a.iii multiplied by (B) 1%, and immediately following the contribution thereof to the General Partner, all of such contributed Common Units will be automatically converted into an equal number of Notional General Partner Units and the IDRs, and the Target EXCO GP LLC Units and the Target Investor GP LLC Units will be reduced by the same amount as the reduction in the aggregate number of such contributed Common Units.

b.	Following Closing, if any Title Defect for which an Escrow Amount attributable to a Reference Title Defect Amount was placed into the Title Defect Escrow Account is finally determined to be cured, then:

i.	(i) 51.4% of such Reference Title Defect Amount will be paid from the Title Defect Escrow Account to the Partnership on behalf of Investor and (ii) the Partnership will issue to Investor Common Units in an amount equal to the quotient of (A) the amount delivered in clause (i) divided by (B) $10;

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ii.	31.0% of such Reference Title Defect Amount will be paid from the Title Defect Escrow Account to the Partnership;

iii.	(i) 82.4% of such Reference Title Defect Amount will be distributed by the Partnership to EXCO Holding and (ii) the Partnership will issue to EXCO Holding Common Units in an amount equal to the quotient of (A) the product of (x) such Reference Title Defect Amount multiplied by (y) 17.6% divided by (B) $10;

iv.	each of Investor and EXCO Holding will cause such actions to be taken as are necessary to maintain the General Partner’s continued 2% General Partner Interest and to maintain each of EXCO Holding’s and Investor’s equal ownership of GP LLC Units.

c.	Following Closing, if the actual Title Defect Amount for which an Escrow Amount was placed into the Title Defect Escrow Account (the “Actual Amount”) is finally determined to be less than the Reference Title Defect Amount with respect thereto (the amount of such difference, the “Excess Reference Title Defect Amount”), then:

i.	51.4% of such Actual Amount will be paid out of the Title Defect Escrow Account to Investor;

ii.	31.0% of such Actual Amount will be paid out of the Title Defect Escrow Account to the Partnership, and the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of such Actual Amount;

iii.	(i) 51.4% of such Excess Reference Title Defect Amount will be paid from the Title Defect Escrow Account to the Partnership on behalf of Investor and (ii) the Partnership will issue to Investor Common Units in an amount equal to the quotient of (A) the amount delivered in clause (i) divided by (B) $10;

iv.	31.0% of such Excess Reference Title Defect Amount will be paid from the Title Defect Escrow Account to the Partnership;

v.	(i) 82.4% of such Excess Reference Title Defect Amount will be distributed by the Partnership to EXCO Holding and (ii) the Partnership will issue to EXCO Holding Common Units in an amount equal to the quotient of (A) the product of (x) such Excess Reference Title Defect Amount multiplied by (y) 17.6% divided by (B) $10;

vi.	each of Investor and EXCO Holding will cause such actions to be taken as are necessary to maintain the General Partner’s continued 2% General Partner Interest and to maintain each of EXCO Holding’s and Investor’s equal ownership of GP LLC Units.

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d.	Following Closing, for any Title Defect Amount for which an Escrow Amount was placed into the Title Defect Escrow Account, if the Actual Amount is finally determined to be greater than the Reference Title Defect Amount with respect thereto (the amount of such difference, the “Shortfall Reference Title Defect Amount”), then:

i.	51.4% of such Reference Title Defect Amount will be paid from the Title Defect Escrow Account to Investor;

ii.	31.0% of such Reference Title Defect Amount will be paid from the Title Defect Escrow Account to the Partnership and the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of such Reference Title Defect Amount;

iii.	(i) EXCO Holding will contribute to the Partnership cash in the amount of 82.4% of such Shortfall Reference Title Defect Amount and (ii) the Partnership will cancel Common Units held by EXCO Holding in an amount equal to the quotient of (A) product of (x) such Shortfall Reference Title Defect Amount multiplied by (y) 17.6% divided by (B) $10;

iv.	(i) the Partnership will distribute cash to Investor equal to 51.4% of such Shortfall Reference Title Defect Amount and (ii) the Partnership will cancel Common Units held by Investor in an amount equal to the quotient of (A) the amount of the distribution in clause (i) divided by (B) $10;

v.	the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of the Shortfall Reference Title Defect Amount; and

vi.	each of Investor and EXCO Holding will cause such actions to be taken as are necessary to maintain the General Partner’s continued 2% General Partner Interest and to maintain each of EXCO Holding’s and Investor’s equal ownership of GP LLC Units.

e.	Following Closing, if the actual Title Defect Amount for which an Escrow Amount was placed into the Title Defect Escrow Account is finally determined to be equal to the Reference Title Defect Amount with respect thereto, then:

i.	51.4% of such Escrow Amount will be paid out of the Title Defect Escrow Account to Investor; and

ii.	31.0% of such Escrow Amount will be paid out of the Title Defect Escrow Account to the Partnership, and the Partnership will repay the debt outstanding under the Credit Agreement by an amount equal to 31.0% of such Escrow Amount.

VI.	Excess Debt. To the extent that, pursuant to Section III.a.ii or Section IV.a.ii above in this Annex A, the Target Initial Draw Amount is not reduced with respect to a Reduction Amount or an Averaged Remedy Amount, any funds drawn on the credit facility as a result of such provisions shall, unless otherwise expressly determined by the General Partner, be held in a segregated account by the Partnership and not distributed other than as provided in this Annex A.

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VII.	Intent. In the event that there is a transaction resulting from the transactions contemplated by Article 3 or Article 4 that is not addressed by this Annex A, the parties shall cooperate in good faith to take such actions as shall maintain the percentage ownership of the Partnership and the General Partner, the debt under the Credit Facility and the flows of cash to and from the parties, in each case consistent with the intent of this Annex A.

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